As filed with the Securities and Exchange Commission on December 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Odysight.ai Inc.

(Exact name of registrant as specified in its charter)

Nevada	7370	47-4257143
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 7A, Industrial Park, P.O. Box 3030

Omer, Israel 8496500

Tel: +972 73 370-4690

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

State Agent and Transfer Syndicate, Inc.

112 North Curry St.

Carson City, Nevada 89703

Tel: (775) 882-1013

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3 636 6000	Aviram Hazak, Adv Ron Ben-Menachem, Adv. Joshua Ravitz, Adv. Herzog, Fox & Neeman Law Offices Herzog Tower 6 Yitzhak Sadeh St. Tel Aviv 6777506 Tel: +972 3 692 2020	Richard A. Friedman, Esq. Stephen A. Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Tel.: (212) 653-8700

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 12, 2024

Odysight.ai Inc.

Shares of Common Stock

We are offering, on an underwritten, firm commitment basis,              shares of our common stock, par value $0.001 per share, at an assumed public offering price of $               per share of common stock (based on the last reported sales price for the common stock as quoted on the OTCQB on          , 2024 of $               ).

Our common stock is currently traded on the over-the-counter market and quoted on the OTCQB under the symbol “ODYS”. We have applied to list our common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol “ODYS”. No assurance can be given that: our application will be approved or that the trading prices of our common stock on the OTCQB will be indicative of the prices of our common stock if our common stock were traded on Nasdaq. We will not proceed with this offering in the event the common stock is not approved for listing on Nasdaq.

The offering price of our common stock will be determined between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions and overall assessment of our business, and may be at a discount to the current market price. Therefore, the recent market price used throughout this prospectus may not be indicative of the actual public offering price for our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriter’s discounts and commissions (1) (2)	$	$
Proceeds to us, before expenses	$	$

(1)	Represents underwriting discounts equal to 7% per share of common stock, which is the underwriting discounts we have agreed to pay to the underwriters.
(2)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to                    additional shares of common stock to cover over-allotments, if any, at the public offering price per share of common stock, less the underwriting discounts payable by us.

The underwriters expect to deliver the shares of common stock on or about              , 2024.

The Benchmark Company

The date of this prospectus is                , 2024.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Odysight.ai,” “the Company,” and “our Company” refer to Odysight.ai Inc. and all of our subsidiaries, including our wholly-owned subsidiaries, Odysight.ai Ltd. and D. VIEW Ltd., private companies organized under the laws of the State of Israel.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone else to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Additional Information.”

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

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PRESENTATION OF FINANCIAL INFORMATION

Our financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We present our consolidated financial statements in U.S. dollars. Our fiscal year ends on December 31 of each year. Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “U.S. dollar,” “USD” or “$” refer to United States dollars, the lawful currency of the United States of America, and the terms “Euro” or “€” refer to the Euro, the lawful currency of the European Union member states. For the purposes of the presentation of financial data, all conversions from NIS or Euro to U.S. dollars were made at the then current exchange rate. The U.S. dollar amounts presented in this prospectus should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research, as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data and similar sources. While we believe our internal company research as to such matters is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

TRADEMARKS

We own or have rights to trademarks or trade names that we use in connection with the operation of our businesses, our corporate names, logos and website names. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the shares of common stock that may be sold from time to time, and our consolidated financial statements and the notes to them, all of which appear elsewhere in this prospectus.

Overview

We are a pioneer in the development, production and marketing of an innovative visualization and artificial intelligence, or AI, solution that deploys small cameras to monitor critical safety components in hard-to-reach locations and harsh environments, across various Predictive Maintenance, or PdM, and Condition Based Monitoring, or CBM, use cases.

The Odysight TruVision solution streams visual information to our processing unit, an in-platform, high-performance AI/machine learning computer, allowing maintenance and operations teams, on the ground and during flight operations, visibility into areas that are inaccessible under normal operating conditions or where conditions are not suitable for continuous real-time monitoring. The rich and informative data, continuously collected and analyzed by our solution on our secured cloud, provides customers with real-time failure / anomaly detection, events and data recordings, interfacing with platform mission systems and providing real-time alerts and streaming video or images, all while training our algorithms for ongoing improved accuracy and prediction capabilities. Our customers benefit from increased safety, a reduction in downtime and lower maintenance costs for their monitored platforms, using the prediction capabilities of our solution to efficiently plan maintenance work on monitored components.

Our solution aims to enhance safety and minimizes downtime by enabling real-time visual analysis of any failure occurrences. Additionally, we leverage advanced big data analytics to offer predictive insights throughout the entire system lifecycle. This includes efficient spare parts management and intelligent performance predictions, ensuring optimal system reliability and efficiency.

The Odysight TruVision solution is successfully used by the U.S. National Aeronautics and Space Administration, or NASA, as we seek to reshape the aerospace, Industry 4.0, or I4.0, transportation and energy markets with a vison-based technology leveraging AI and machine learning to deliver innovative solutions that transform maintenance practices.

The Odysight TruVision solution is already deployed in the aviation and medical sectors. Our customers include the Israeli Air Force, the Israeli Ministry of Defense, France-based Safran Aircraft Engines, a global international defense contractor, a leading Fortune 500 medical company as well as NASA, who came back to us for a repeat order. Our current revenue stream and backlog derives from the medical and aerospace sectors, as reflected in our 2024 financial results. We have recently secured several contracts for our PdM and CBM systems with major government clients and defense and aviation companies.

Market Opportunity

We believe our innovative visualization and AI platform is relevant to multi-industry verticals, such as aerospace, transportation, energy and others. We help our clients achieve increased safety and operational availability in a cost effective manner, and believe there are significant market opportunities available for our product offerings.

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Based on industry reports and our estimates, the global predictive maintenance market was approximately $8 billion in 2024 and is projected to grow to approximately $34 billion by 2030. In the aerospace market alone, which consists of commercial aviation, military rotorcraft, fixed wing aircraft and UAVs, we believe that our total addressable market, or TAM, is currently more than $10 billion. We based our TAM calculations on data from third-party industry and governmental sources regarding the total number of units that could utilize the Odysight TruVision solution and on our estimates of an average selling price and extent of our future market penetration.

Our Competitive Strengths

We believe the following strengths have been instrumental to our success. We intend to continue to build on these strengths to position us for future growth and drive our profitability:

Predictive maintenance algorithmics using AI and machine learning. Our vision-based platforms use AI and machine learning engines, video analytics and algorithms. Our AI platforms enable our customers to detect anomalies and anticipate maintenance trends in real-time, improving planning and forecasting.

Vision-based specialized sensors. The Odysight TruVision solution utilizes high end device sensor technology coupled with software-defined products. With this combination, we develop new solutions for industry-specific requirements, constantly expanding our product offerings.

Compelling value proposition. We designed the Odysight TruVision solution to provide improved operating efficiency and safety, minimize maintenance costs, reduce downtime and extend operational life. Due to these advantages, we believe that our vision-based sensor solutions are appealing to customers seeking the benefits of condition based monitoring and predictive maintenance solutions in hard-to-reach locations and harsh environments.

Potential long-term growth due to recurring subscription-based model. Currently, our revenues are derived mostly from sales of the Odysight TruVision solution. As we expand the installed base of our solutions, we expect subscriptions for the continued support of our technology to become the foundation of our recurring revenue for sustainable growth over time.

Unique research and development capabilities and a robust intellectual property portfolio. We have invested in establishing strong research and development capabilities, including integrating hardware, software and algorithms to create an exceptional solution in a single optimized system. Our deep knowledge and core intellectual property is protected by a broad patent portfolio, including 16 issued patents, six of which are in the U.S., and 37 pending patent applications, 12 of which are in the U.S. (including provisional patent applications), as of December 5, 2024. We believe our intellectual property and know-how present a significant barrier to entry for our competitors.

Experienced management team. We are led by a highly experienced management team with a successful track record in predictive maintenance, condition-based monitoring, aerospace, software, algorithms, video analytics, optics and system engineering. Our team, under the leadership of our CEO Yehu Ofer, who has decades of industry experience, has effectively managed dynamic growth phases in organizations and commercialized products in various markets. Our senior management team brings a wealth of industry expertise, with decades of experience in leading both public and private companies. Additionally, our board of directors consists of exceptional leaders with a proven track record of building and managing businesses.

Our Growth Strategy

We believe we are well-positioned as a pioneer of PdM and CBM vision-based sensor technology. Our significant growth opportunities include growth in the aerospace and medical verticals where we have achieved sales to blue chip clientele, as well as expansion into new verticals.

Acquire New Customers. We believe there is significant potential to attract new customers in the aerospace vertical, where we already have leading clients. Our products, which meet aerospace standards, combined with our management expertise, knowledge, and professional relationships, provide a strong foundation to engage with prospective clients. We plan to continue focusing on efficient growth by expanding our sales and marketing efforts to secure new customers.

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Execute On Our Product Roadmap We continue to place a priority on innovation and product development to be competitive in our target markets over time to win new and expanded business opportunities. We believe the performance of the Odysight TruVision solution, in conjunction with the flexibility of our software, will allow us to continue providing new solutions to our customers and further develop the use cases for our systems across various vertical markets.

Extend Our Technology Leadership. We believe our ability to enable our customers to optimize their maintenance and leverage applied-AI solutions will contribute to our continued success. To support these efforts, we intend to make substantial investments in research and development, including in the areas of applied machine learning and AI technologies, to expand and strengthen our offerings and develop next generation products.

Position Ourselves as Leading PdM and CBM Solution Provider in Aerospace and Expand to New Verticals. We continue to sign new commercial agreements in the aerospace vertical and believe our solution is highly relevant and a value add in many aerospace platforms. In addition, we are working to to develop new vertical opportunities, including transportation, energy and other industries.

Partner with Global Market Leading Corporations to Leverage their Commercial Position. We aim to leverage the global market position of leading corporations that we partner with to maximize our reach and impact. By partnering with these industry leaders, we believe that we will expand our market presence, strengthen brand credibility, accelerate growth, and optimize resources through their established networks, extensive distribution channels, and operational capabilities.

Listing on Nasdaq

Our common stock is currently quoted on the OTCQB. In connection with this offering, we have applied to list our common stock on Nasdaq under the symbol “ODYS”. If our listing application is approved, we expect to list our common stock on Nasdaq upon consummation of the offering, at which point our common stock will cease to be quoted on the OTCQB. No assurance can be given that our listing application will be approved. Prior to effectiveness, we will need to take the necessary steps to meet Nasdaq listing requirements, which include, among other things, a stock price threshold. If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering. There can be no assurance that our common stock will be listed on Nasdaq.

Summary Risk Factors

Investing in our securities involves substantial risk. The risks described under the heading “Risk Factors” immediately following this summary may cause us to not realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges include the following:

●	We have a limited operating history and may not be able to successfully operate our business or execute our business plan.

●	We have a history of losses and anticipate that we will continue to incur significant losses for the foreseeable future.

●	We may require substantial additional funding, which may not be available to us on acceptable terms, or at all.

●	Our sales cycles are long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to predict: (i) when, if at all, we will obtain new customers, and (ii) when we will generate revenue from those customers.

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●	Our future growth and success is highly dependent upon large-scale adoption of the Odysight TruVision solution in the markets in which we compete.

●

We may not be successful in commercializing our products and technology if we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with business targets and third parties to perform these services.

●	Our customers include government entities and highly regulated organizations. The sales cycle for these clients can be lengthy and complex, and often requires addressing various challenges.

●

We may become less competitive and our business may be harmed if we are unable to ensure that the Odysight TruVision solution interoperates with a variety of hardware and software platforms that are developed by others, including our partners.

●

We may not be able to produce, market, service and sell the Odysight TruVision solution successfully if we fail to scale our business operations or otherwise manage our future growth effectively as we attempt to grow our company.

●	We incorporate artificial intelligence, or AI, into some of our products. This technology is new and developing and may present compliance, reputational or other risks.

●	Failure to make competitive technological advances will put us at a disadvantage and may lead to negative operational and financial outcomes.

●	We currently have four customers that account for a substantial portion of our revenues, and our business would be harmed if we to lose these customers.

●	Our commercial success depends upon the degree of market acceptance by prospective markets and industries.

●	Our reliance on third-party suppliers for most of the components of our products could harm our ability to meet demand for our products in a timely and cost-effective manner.

●	We may not be able to manage our strategic partners effectively.

●

We face competition from other providers of sensing solutions. If we cannot successfully compete with new or existing technologies or future developed products, our marketing and sales will suffer, and we may never be profitable.

●	Our inability to retain key members of our senior management could impair our future success.

●	Our business could be adversely affected if we fail to maintain product quality and product performance at an acceptable cost.

●	Our business and operations may suffer in the event of computer system failures, cyberattacks or deficiencies in our cybersecurity.
●	We may not be able to obtain all possible patents or other intellectual property rights necessary to protect our proprietary technology and business.

●	We may not be successful in enforcing our intellectual property rights against third parties.

●	The market price of our shares of common stock may be volatile or may decline steeply or suddenly regardless of our operating performance.

●	Certain recent public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company, and we may experience similar volatility.

●	If the ownership of our common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

●

We may be considered a “controlled company” within the meaning of Nasdaq rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

●	Future resales of common stock may cause the market price of our common stock to drop significantly, even if our business is doing well.

●	Investors in this offering will experience immediate and substantial dilution in net tangible book value following this offering.

●	There can be no assurances that our common stock, once listed on Nasdaq, will not be subject to delisting if we do not continue to maintain the listing requirements of Nasdaq.

●	Our headquarters and other significant operations are located in Israel and therefore, our business, results of operation and financial condition may be adversely affected by political, economic and military instability in Israel.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

Our Corporate Information

We were incorporated under the laws of the State of Nevada on March 22, 2013 under the name Intellisense Solutions Inc. We changed our name to ScoutCam Inc. on December 31, 2019 and, on June 5, 2023, we changed our name to Odysight.ai Inc. We acquired our wholly-owned subsidiary, Odysight.ai Ltd. (formerly known as ScoutCam Ltd.), on December 30, 2019. We formed a second wholly-owned subsidiary, D. VIEW Ltd., on February 28, 2024 to act as a local agent for the defense market in Israel. Both subsidiaries are private companies organized under the laws of the State of Israel.

Our principal executive offices are located at Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. Our telephone number is +972 73 370-4690. Our website address is https://www.odysight.ai/. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus.

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SUMMARY OF THE OFFERING

Common stock offered by us:	shares.

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock to cover over-allotments, if any, at the price to the public, less the underwriting discounts and commissions to cover over-allotments, if any.

Common stock outstanding after the offering	shares.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $              million, or approximately $              million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $ per share (based on the last reported sales price for the common stock as quoted on the OTCQB on                , 2024 of $                  ), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for expanded research and development, increased sales and marketing, working capital and other general corporate purposes. See “Use of Proceeds” for additional information.

Proposed Nasdaq Trading Symbol and Listing	We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ODYS”. No assurance can be given that our application will be approved or that the trading prices of our common stock on the OTCQB will be indicative of the prices of our common stock if our common stock were traded on Nasdaq. We will not proceed with this offering in the event the common stock is not approved for listing on Nasdaq.

Risk Factors	See “Risk Factors” beginning on page 8 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Lock-up Agreements

We have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, or dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock during the 3-month period following the closing of this offering.

Our executive officers, directors and certain shareholders beneficially owning more than 5% of our common stock prior to the offering, have agreed during the six-month period following the closing of this offering to substantially similar lock-up provisions, subject to certain exceptions. Please refer to the sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

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The number of shares of common stock that will be issued and outstanding immediately after this offering as shown above assumes that all of the shares of common stock offered hereby are sold and is based on 12,607,516 shares of common stock outstanding as of September 30, 2024, and excludes the following:

●	3,192,234 shares of common stock issuable upon exercise of outstanding stock options under our 2020 Share Incentive Plan, or the 2020 Plan, and our 2024 Share Incentive Plan, or 2024 Plan, as of September 30, 2024, with a weighted-average exercise price of $3.77 per share;

●	20,420 shares of common stock issuable upon the vesting of restricted stock units under our 2020 Plan;

●	414,984 shares of common stock reserved for future issuance under the 2024 Plan as of September 30, 2024; and

●	5,763,273 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2024, with a weighted-average exercise price of $7.58 per share.

Unless otherwise indicated, all information in this prospectus assumes:

●	no exercise of the outstanding warrants and options or vesting of restricted stock units described above; and

●	no exercise by the underwriters of their over-allotment option.

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SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2023 and 2022 from our audited financial statements included elsewhere in this prospectus. We have also derived the summary consolidated statement of operations data for the nine months ended September 30, 2024 and 2023 and the balance sheet data as of September 30, 2024 from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		(unaudited) Nine Months Ended September 30,
(in USD, except share data)	2023	2022	2024	2023
Statements of Operations Data:
Revenues	3,033	665	2,660	1,087
Cost of revenues	2,524	1,631	1,964	1,648
Gross profit (loss)	509	(966)	696	(561)
Research and development expenses	5,602	4,197	4,705	4,107
Sales and marketing expenses	1,109	699	806	877
General and administrative expenses	4,431	3,577	3,929	3,225
Operating loss	(10,633)	(9,439)	(8,744)	(8,770)
Other income	200	30	-	10
Financing income (expenses), net	988	(59)	533	656
Net loss	(9,445)	(9,468)	(8,211)	(8,104)
Basic and diluted loss per share	(0.98)	(1.33)	(0.74)	(0.86)
Weighted average number of shares outstanding used in computing basic and diluted loss per share	9,668	7,122	11,054	9,395

	(unaudited) As of September 30, 2024
(in USD)	Actual	As Adjusted (1)
Balance Sheet Data:
Cash and cash equivalents	20,906
Total assets	26,173
Total liabilities	5,259
Total shareholders’ equity	20,914

(1)	As Adjusted data gives additional effect to the sale of shares of common stock in this offering at an assumed public offering price of $ per share (based on the last reported sales price for the common stock as quoted on the OTCQB on , 2024 of $ ), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, as if the sale had occurred on September 30, 2024.

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RISK FACTORS

Investing in our shares of common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, in addition to the other information included elsewhere in this prospectus, including the consolidated financial statements and the related notes, before purchasing our shares of common stock. If any of the following risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our shares of common stock would likely decline and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to Our Business and Financial Condition

We have had a limited operating history and may not be able to successfully operate our business or execute our business plan.

Although we were incorporated in 2013, we have only been pursuing our current business that is focused on the PdM and CBM markets only since 2021. Given our limited operating history, it is hard to evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses, and difficulties associated with early-stage enterprises. Such risks include, but are not limited to, the following:

●	the absence of a lengthy operating history in our current business;

●	potential for ongoing operating losses;

●	our ability to anticipate and adapt to a developing market(s);

●	acceptance of our products in the markets we are targeting;

●	introducing innovation to industries that are slow to adopt change;

●	development risks and implementation of new software and algorithm for AI and cloud utilization;

●	insufficient capital to fully realize our operating plan;

●	a competitive environment;

●	the ability to identify, attract, and retain qualified personnel; and

●	operating in an environment that is highly regulated by a number of agencies.

Because we are subject to these risks, evaluating our business may be difficult, our business strategy may be unsuccessful and we may be unable to address such risks in a cost-effective manner, if at all. We have not earned a profit in any full fiscal year since our inception, and we cannot be certain as to when or if we will achieve or maintain profitability. If we are unable to successfully address these risks our business could be harmed.

We have a history of losses and anticipate that we will continue to incur significant losses for the foreseeable future.

We have incurred net losses nearly every year since our inception and every year since 2021, when we began pursuing our current business that is focused on the PdM and CBM markets. We have incurred an accumulated deficit of approximately $42.4 million as of September 30, 2024. For the years ended December 31, 2023 and 2022, we had net losses of $9.4 million and $9.5 million, respectively, and for the nine months ended September 30, 2024 and 2023, we had net losses of $8.2 million and $8.1 million, respectively.

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We have devoted substantially all of our financial resources to the Odysight TruVision solution. We have financed our operations primarily through the issuance of equity securities. We do not expect to be profitable for the foreseeable future as we invest in our business, build capacity and ramp up operations, and we cannot assure you that we will ever achieve or be able to maintain profitability in the future. Failure to become profitable would materially and adversely affect the value of your investment. The amount of our future net losses will depend, in part, on the rate of penetration in the markets we are targeting, the rate of our future expenditures and our continued ability to obtain funding through the issuance of our securities, strategic collaborations or grants. We anticipate that our expenses will increase substantially if and as we:

●	continue the development of our products for a wider portfolio of products;

●	establish a sales, marketing, distribution and technical support infrastructure to support the ramp up of our operations;

●	seek to maintain, protect and expand our intellectual property portfolio;

●	seek to attract and retain skilled personnel; and

●	create additional infrastructure to support our operations as a public company and our product development.

We may need to raise additional capital before we can expect to become profitable from sales of the Odysight TruVision solution. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

Based on our current business plan, we believe our current cash and cash equivalents and anticipated cash flow from operations, will be sufficient to meet our anticipated cash requirements over at least the next 12 months from the date of this prospectus. Even after completion of this offering, we may need to raise additional capital before we can expect to become profitable from sales of the Odysight TruVision solution and may raise additional capital to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares of common stock to decline.

The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of our products or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially adversely affect our business, financial condition and results of operations.

It is difficult to forecast our future performance, which may cause our financial results to fluctuate unpredictably.

We only began generating revenues from the Odysight TruVision solution in the predictive maintenance and condition-based monitoring markets in 2023. While in 2023 we had one major customer which accounted for approximately 98% of our revenues, for the first nine months of 2024, we had four customers which accounted for approximately 98% our revenues. Because we do not yet have an established commercial operating history, and because the market for our products may rapidly evolve, it is hard for us to predict our future performance. Therefore, it may be difficult to evaluate our business and prospects. We have not yet demonstrated an ability to profitably commercialize our products. Consequently, any predictions about our future performance may not be accurate, and you may not be able to fully assess our ability to commercialize our products and any future products.

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Our sales cycles are long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to predict when, if at all, we will obtain new customers and when we will generate revenue from those customers.

In the vision-based sensor markets which we are targeting, the decision to adopt our products generally requires the approval of multiple technical and business decision makers, including security, compliance, procurement, operations and IT. In addition, before a customer will commit to deploy our products at scale, they require extensive education about our products, multiple testing opportunities and engagement in protracted pricing negotiations. As a result, it is difficult to predict when we will obtain new customers and begin generating revenue from these customers.

In addition, the size of potential customers may lead to extended sales cycles. For instance, we invest resources into sales to large organizations that typically undertake a significant evaluation and negotiation process due to their size, organizational structure and approval requirements. Large organizations typically demand additional features, support services and pricing concessions during the negotiation process or require additional security management or control features. As part of our sales cycle, we may incur significant expenses before executing a definitive agreement with a prospective customer and before we are able to generate any revenue from such agreement. We have no assurance that the substantial time and money spent on our sales efforts will generate significant revenue. If conditions in the marketplace generally or with a specific prospective customer change negatively, it is possible that no definitive agreement will be executed, and we will be unable to recover any of these expenses. If we are not successful in targeting, supporting and streamlining our sales processes and if revenue expected to be generated from a prospective customer is not realized in the time period expected or not realized at all, our ability to grow our business, and our operating results and financial condition, may be adversely affected. If our sales cycles lengthen, our future revenue could be lower than expected, which would have an adverse impact on our operating results and could cause our stock price to decline.

Our future growth and success is highly dependent upon large-scale adoption of the Odysight TruVision solution in the markets we compete.

While we are establishing ourselves as a leading vision-based sensor technology company, our future growth depends upon large-scale adoption of the Odysight TruVision solution. Although we anticipate continued market penetration for the Odysight TruVision solution, there is no guarantee of such future demand, or that our products will remain competitive. If our technology and products or any future product that we may develop does not achieve an adequate level of acceptance, or does not garner significant commercial appeal, we may not generate significant revenue and may not become profitable. The degree of market acceptance will depend on a number of factors, including:

●	the cost, safety, efficacy/performance, perceived value and convenience of our technology and any current or future product that we may develop;

●	the ability of third parties to enter into relationships with us;

●	the effectiveness of our sales and marketing efforts;

●	the strength of marketing and distribution support for, and timing of market introduction of, competing technology and products;

●	government regulations and economic incentives;

●	our ability to scale up our operations to meet anticipated demand; and

●	publicity concerning our technology or products or competing technology and products.

Our efforts to penetrate industries and educate the marketplace regarding the benefits of our vision-based sensory technology, and reasons to seek the commissioning of products based on our technology, may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by conventional sensing technologies, and these resources may not available to us.

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If we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with business targets and third parties to perform these services, we may not be successful in commercializing our products and technology.

Given that we are a business-to-business, or B2B, and business-to-government, or B2G, company, our business is reliant on our ability to successfully attract potential business targets. Furthermore, we have a limited sales and marketing infrastructure and have limited experience in the sale, marketing or distribution of our technologies beyond the B2B and B2G model. To achieve commercial success for our technologies or any future developed product, we will need to establish a sales and marketing infrastructure or to out-license such future products.

In the future, we may consider building a focused sales and marketing infrastructure to market any developed products and potentially other products in the United States or elsewhere in the world. There are risks involved with establishing our own sales, marketing, and distribution capabilities. For example, recruiting and training a sales force could be expensive and time consuming and could delay any product launch. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize any future products on our own include:

●	we have not recruited adequate numbers of effective sales and marketing personnel;

●	the challenge of sales personnel to obtain access to potential customers;

●	the lack of complementary products to be offered by sales personnel or lack of product-market fit, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities for the markets we are targeting or enter into successful arrangements with third parties to perform these services, we will not be successful in commercializing our technologies or any future products we may develop, and our revenues and profitability may be materially adversely affected.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

We sell to governmental agency customers, as well as to customers in highly regulated industries such as defense. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government demand and payment for our products and services may be impacted by public sector budgetary cycles and funding reductions or delays, which may adversely affect public sector demand for our products and services. Government contracting requirements may change and restrict our ability to sell into the government sector. Government demand and payment for the Odysight TruVision solution is affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products.

Further, governmental and highly regulated entities may demand contract terms that differ from our standard arrangements and may be less favorable than terms agreed to with other customers. Government entities and highly regulated organizations typically have longer implementation cycles, sometimes require acceptance provisions that can lead to a delay in revenue recognition, can have more complex IT and data environments and may expect greater payment flexibility from vendors.

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Contracts with governmental entities may also include preferential pricing terms, such as “most favored customer” pricing. In the event that we are successful in being awarded a government contract, the award may be subject to appeals, disputes or litigation, including but not limited to bid protests by unsuccessful bidders.

As a government contractor or subcontractor, we must comply with laws, regulations and contractual provisions relating to the formation, administration and performance of government contracts, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations or contractual provisions, we may be subject to non-ordinary course audits and internal investigations, which may prove costly to our business, divert management time or limit our ability to continue selling our products and services to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements could lead to claims for damages from our partners, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption or limitation in our ability to do business with a government would adversely impact, and could have a material adverse effect on, our business, results of operations, financial condition, public perception and growth prospects.

Governmental and highly regulated entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to contract with other government customers as well as our reputation, business, financial condition and results of operations. All these factors can add further risk to business conducted with these customers. If sales expected from a government entity or highly regulated organization for a particular period are not realized in that period or at all, our business, financial condition, results of operations and growth prospects could be materially and adversely affected.

If we are unable to ensure that the Odysight TruVision solution interoperates with a variety of hardware and software platforms that are developed by others, including our partners, we may become less competitive and our business may be harmed.

The Odysight TruVision solution must integrate with a variety of hardware and software platforms, and we need to continuously modify and enhance the Odysight TruVision solution to adapt to changes in hardware and software technologies. Third-party services and products are constantly evolving, and we may not be able to modify Odysight TruVision solution to assure their compatibility with that of other third parties as they continue to develop or emerge in the future, or we may not be able to make such modifications in a timely and cost-effective manner. In addition, some of our competitors may be able to disrupt the operations or compatibility of the Odysight TruVision solution with their products or services, or exert strong business influence on our ability to, and terms on which we, operate the Odysight TruVision solution. Should any of our competitors modify their products or standards in a manner that degrades the functionality of the Odysight TruVision solution or gives preferential treatment to our competitors or competitive products, whether to enhance their competitive position or for any other reason, the interoperability of the Odysight TruVision solution with these products could decrease and our business, results of operations and financial condition would be harmed. If we are not permitted or able to integrate with these and other third-party applications in the future, our business, results of operations and financial condition would be harmed.

If we fail to scale our business operations or otherwise manage our future growth effectively as we attempt to grow our company, we may not be able to produce, market, service and sell the Odysight TruVision solution successfully.

We intend to expand our operations significantly, which will require hiring, retaining and training new personnel, controlling expenses, expanding existing production facilities and establishing new facilities, and implementing administrative infrastructure, systems and processes. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Failure to expand operational and financial systems in a timely or efficient manner may result in operating inefficiencies, which could increase costs and expenses to a greater extent than we anticipate and may also prevent us from successfully executing our business plan. We may not be able to offset the costs of operation expansion by leveraging the economies of scale from our growth in negotiations with our suppliers and contract manufacturers. Additionally, if we increase our operating expenses in anticipation of the growth of our business and this growth falls short of our expectations, our financial results will be materially adversely impacted.

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If our business grows, we will have to manage additional product design projects, materials procurement processes and sales and marketing efforts for an increasing number of products, as well as expand the number and scope of our relationships with suppliers, distributors and end customers. If we fail to manage these additional responsibilities and relationships successfully, we may incur significant costs, which may materially adversely impact our operating results. Additionally, in our efforts to be first to market with new products with innovative functionality and features, we may devote research and development resources to products and product features for which a market does not develop quickly, or at all. If we are not able to predict market trends accurately, we may not benefit from such research and development activities, and our results of operations may suffer.

As our future development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial and legal personnel. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to manage these growth activities. In particular, a period of significant growth in the number of personnel could place a strain upon our management systems and resources. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, failure to deliver or timely deliver our products to customers, loss of employees and reduced productivity among remaining employees. In addition, our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional new products.

Our future will depend in part on the ability of our officers and other key employees to implement and improve financial and management controls, reporting systems and procedures on a timely basis and to expand, train, motivate and manage our workforce. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy.

Furthermore, we have no experience to date in high-volume manufacturing of our products and we cannot assure that we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market the Odysight TruVision solution as our operations expand. Any failure to effectively manage our growth could materially and adversely affect our business, prospects, financial condition, results of operations and cash flows.

We incorporate artificial intelligence, or AI, and machine learning, or ML, into some of our products. This technology is new and developing and may present both compliance and reputational risks.

We rely on AI and machine learning in the operation of some our vision-based sensing products. The AI models that we use are trained using various data sets. If our AI models are incorrectly designed or implemented or do not receive pictures or visual data, they may produce inaccurate or unreliable results, negatively impacting the performance and reliability of the Odysight TruVision solution. The effectiveness of our AI models depends on the quality and completeness of the data used for training. If the data is incomplete, inadequate, or biased, it could lead to suboptimal model performance, impairing the functionality of the Odysight TruVision solution. Any malfunction or unexpected behavior in our AI-driven systems could disrupt our operations, leading to increased downtime and higher maintenance costs for our customers, and potential loss of revenue. Additionally, failures in the performance of our AI models could damage our reputation, erode customer trust, and result in loss of business and negative publicity.

Failure to make competitive technological advances will put us at a disadvantage and may lead to a negative operational and financial outcome.

Continuing technological changes in the market for the Odysight TruVision solution could make our products less competitive or obsolete, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and enhancements to our existing product and service offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which it offers products. Delays in introducing the Odysight TruVision solution and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause existing and potential customers to purchase our competitors’ products. If we are unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, our products may no longer be as marketable as compared to competitors and we could lose a substantial portion of our market share in those products, resulting in a potential decline in our revenue and greater operating losses.

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In addition, research and development activities are inherently uncertain, and as such, we might encounter practical difficulties in commercializing our research and development results, which could result in excessive research and development expenses or delays. If we are unable to keep up with technological developments in the industry and anticipate market trends, or if new technologies render our technologies or solutions obsolete, customers may no longer be attracted to our products. As a result, our business, results of operations and financial condition would be materially and adversely affected.

We have four customers that accounts for a substantial portion of our revenues, and our business would be harmed were we to lose these customers.

We only began generating revenues from the Odysight TruVision solution in the predictive maintenance and condition-based monitoring markets in 2023. While in 2023 we had one major customer which accounted for approximately 98% of our revenues, for the first nine months of 2024, we had four customers which accounted for approximately 98% our revenues, through which we expect to generate most of our forecasted revenue in the near term. If we lose any of these customers or we receive lower than expected purchase orders, our revenues would decline significantly, and our business would be harmed.

Our reliance on third-party suppliers for most of the components of our products could harm our ability to meet demand for our products in a timely and cost-effective manner.

We rely on our third-party suppliers to obtain an adequate supply of quality components on a timely basis with favorable terms to manufacture our products. Some of those components that we sell are provided to us by a limited number of suppliers. We will be subject to disruptions in our operations if our sole or limited supply contract manufacturers decrease or stop production of components or do not produce components and products of sufficient quantity or quality. Alternative sources for our components will not always be available.

Most of the components and parts we use in our manufacturing operations are available from more than one source. However, we obtain certain components from single source suppliers. For example, the number of suppliers engaged in the provision of miniature video sensors which are suitable for our complementary metal-oxide semiconductor, or CMOS, technology that we utilize mainly in the medical domain is very limited. As we do not have a direct general contract in place with these suppliers, there is no contractual commitment on the part of such suppliers for any set quantity of such sensors. In the event of an extended failure of a supplier in this area, it is possible that we could experience an interruption in supply until we established new sources or, in some cases, implemented alternative processes and any inability or delay in finding a suitable replacement supplier could negatively affect our business, financial condition, results of operations and reputation.

We are also subject to other risks inherent in the manufacturing of our products and their supply chain, including industrial accidents, natural disasters (including as a result of climate change), environmental events, strikes and other labor disputes, capacity constraints, disruptions in material or packaging supplies, global shortages, disruptions in supply chain or information technology, loss or impairment of key manufacturing sites or suppliers, product quality control and safety issues, increase in commodity prices and energy costs, licensing requirements and other regulatory issues, as well as other external factors over which we have no control. If such an event were to occur, it could have an adverse effect on our business, financial condition and results of operations.

In addition, if we cannot supply current products or future potentially developed products due to a lack of components or are unable to utilize other components in a timely manner, our business will be significantly harmed. If inventory shortages occur, they could be expected to have a material adverse effect on our future revenues and ability to effectively project future sales and operating results.

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We may not be able to manage our strategic partners effectively.

We have entered into, and we may continue to enter into, strategic alliances with third parties to gain access to new and innovative technologies and markets. These parties are often large, established companies. Negotiating and performing under these arrangements involves significant time and expense, and we may not have sufficient resources to devote to our strategic alliances, particularly those with companies that have significantly greater financial and other resources than we do. The anticipated benefits of these arrangements may never materialize and performing under these arrangements may adversely affect our results of operations.

Failure to manage our current partners effectively or enter into new strategic alliances may affect our success in executing our business plan and may adversely affect our business, financial condition, and results of operation. We may not realize the anticipated benefits of any or all partnerships or may not realize them in the time frame expected.

We face competition from providers of sensing solutions. If we cannot successfully compete with new or existing technologies or future developed products, our marketing and sales will suffer, and we may never be profitable.

Competition among providers of sensing solutions is characterized by extensive research and development efforts and rapid technological progress. There are currently several companies that develop and provide monitoring solutions for PdM and CBM. These monitoring solutions can be the sensor itself, data collection and storage, AI processing or a combination of these capabilities. The PdM and CBM solutions are usually based on traditional sensing solutions such as vibration, temperature and acoustic sensors. Based on our research and discussions with customers, we believe these traditional sensing methods are limited in their ability to provide an in-depth view of the condition of the monitored components and usually alert on the occurrence of an anomaly when component failure has already occurred, which is too late in some cases. From an AI perspective, there are several vendors providing off-the-shelf AI capabilities which then require customization per market, use case and/or data source. We believe that our more holistic approach and reliance on image-based solutions creates richer and more informative data, leveraged by AI and machine learning algorithms, enabling our customers to more effectively deploy predictive maintenance programs.

We compete primarily on the basis of product range, product features, industry certifications, reliability, brand, reputation and service and support. We believe we have a competitive advantage as the sole company we are aware of that is developing and marketing vision-based sensing which target PdM and CBM applications, providing comprehensive solutions as well as superior products for vision systems across a broad range of markets, applications and geographies. However, we expect our competitors to continue to develop and introduce new products and to enhance their existing products, which could cause a decline in demand for our products. Our competitors may also improve their manufacturing processes or expand their manufacturing capacity, which could make it more difficult or expensive for us to compete successfully. In addition, our competitors could enter into exclusive arrangements with our existing or potential customers or suppliers, which could limit our ability, or make it significantly more expensive, to produce our products or to generate sales.

Some of our competitors may have greater financial, technical and marketing resources than we do and may be able to devote greater resources to promoting and selling their products. Unlike many of our competitors who specialize in a single or limited number of product lines, we have a portfolio of product lines and must allocate resources across these businesses. As a result, we may invest less in certain areas of our business than our competitors invest in competing businesses, and our competitors may therefore have greater financial, technical and marketing resources available to them with respect to these businesses.

Some of our competitors may also incur fewer expenses than we do in creating, marketing and selling certain products and may face fewer risks in introducing new products to the market. This circumstance results from the nature of our business model, which is based on providing innovative and high-quality vision-based sensing products and therefore may require that we spend a proportionately greater amount on research and development than some of our competitors. If our pricing and other factors are not sufficiently competitive, or if there is an adverse reaction to our product decisions, we may lose market share in certain areas, which could adversely affect our business, financial condition and results of operations.

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Our insurance coverage may be inadequate to protect against the potential hazards incident to our business.

We maintain property, product liability, cybersecurity, casualty and directors and officers’ liability insurance coverage, but such insurance may not provide adequate coverage against potential claims, including losses resulting from interruptions in our production capability, product liability claims relating to the products we manufacture or claims relating to safety incidents. Consistent with market conditions in the insurance industry, premiums and deductibles for some of our insurance policies have been increasing and may, in the future, increase substantially. In some instances, some types of insurance may become available only for reduced amounts of coverage, if at all. In addition, our insurers could deny coverage for claims. If we were to incur a significant liability for which we were not fully insured or that our insurers disputed, our business, financial condition or results of operations could be materially adversely affected.

Our inability to retain key members of our senior management could impair our future success.

Our future success depends substantially on the continued services of our executive officers and certain other key employees, including, but not limited to, Yehu Ofer, our Chief Executive Officer, Einav Brenner, our Chief Financial Officer, Eli Israeli, our Chief Technology Officer and Jacob Avinu, our Senior VP of Product Portfolio. If one or more of our executive officers were unable or unwilling to continue in their present position, we might not be able to replace them easily or at all. In addition, if any of our executive officers joins a competitor or forms a competing company, we may lose experience, know-how, key professionals and staff members as well as business partners. Some of these executive officers could develop vision-based sensor technologies that could compete with and take customers and market share away from us. Should we lose the services of any member of our senior management team or key personnel, replacing such personnel could involve a prolonged search, diverting management time and attention, and we may not be able to locate and hire a qualified replacement. We do not carry key-man insurance to mitigate the financial effect of losing the services of any member of our management team.

We rely on highly skilled personnel, and if we are unable to attract, retain or motivate qualified personnel, we may not be able to operate our business effectively.

Our success depends in large part on continued employment of senior management and key personnel who can effectively operate our business, as well as our ability to attract and retain skilled employees. Competition for highly skilled management, technical, research and development and other employees is intense, and we may not be able to attract or retain highly qualified personnel in the future. Our long-term incentive programs may not be attractive enough or perform sufficiently to attract or retain qualified personnel.

If a significant portion of our employees leave us, we might fail to effectively manage a transition to new personnel, or if we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial condition and results of operations could be adversely affected.

Our success also depends on our having highly trained financial, technical, R&D, sales and marketing personnel. We will need to continue to hire additional personnel as our business grows. A shortage in the number of people with these skills or our failure to attract them to our Company could impede our ability to increase revenues from our existing technology and services, ensure full compliance with international and federal regulations, or launch new product offerings and would have an adverse effect on our business and financial results.

Further, the volatility of our stock price may make our equity compensation less attractive to current and potential employees.

The estimates and forecasts of market opportunity and market growth included in this prospectus may prove to be inaccurate, and we cannot assure you our business will grow at similar rates, or at all, or that we will be able to address, fully or at all, the markets we believe represent our market opportunity.

The estimates and forecasts of market size and opportunity and of market growth included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus of the size of the markets that we may be able to address and the growth in these markets are subject to many assumptions and may prove to be inaccurate. Further, we may not be able to address fully the markets that we believe we can address, and we cannot be sure that these markets will grow at historical rates or the rates we expect for the future. Even if we are able to address the markets that we believe represent our market opportunity and even if these markets experience the growth we expect, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the estimates and forecasts of market size and opportunity and of market growth included in this prospectus may not be indicative of our future growth.

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Our business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine.

The global economy has been negatively impacted by the military conflict between Russia and Ukraine. Furthermore, governments in the United States, United Kingdom, European Union and Australia, among others, have each imposed export controls on certain products and/or financial and economic sanctions relating to Russia, including on certain industry sectors and parties in Russia. Although we have no operations in Russia or Ukraine, we believe some shortages in materials, increased costs for raw material and other supply chain issues are at least partially attributable to the negative impact of the Russia-Ukraine military conflict on the global economy. Further escalation of geopolitical tensions related to the military conflict, including increased trade barriers or restrictions on global trade, could result in, among other things, cyberattacks, additional supply disruptions, lower consumer demand and changes to foreign exchange rates and financial markets, any of which may adversely affect our business and supply chain. In addition, the effects of the ongoing conflict could heighten many of our known risks described herein under “Risk Factors.”

International operations will expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

In the future, we expect to derive a substantial percentage of our sales from international markets. Accordingly, we expect face significant operational risks from doing business internationally, including:

●	fluctuations in foreign currency exchange rates;

●	potentially longer sales and payment cycles;

●	potentially greater difficulties in collecting accounts receivable;

●	potentially adverse tax consequences;

●	reduced protection of intellectual property rights in certain countries, particularly in Asia and South America;

●	difficulties in staffing and managing foreign operations, including cultural differences between countries and language barriers;

●	laws and business practices favoring local competition;

●	costs and difficulties of customizing products for foreign countries;

●	compliance with a wide variety of complex foreign laws, treaties and regulations;

●	a worldwide health crisis, such as the COVID-19 pandemic, which may cause us, third-party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

●	tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets; and

●	being subject to the laws, regulations and the court systems of many jurisdictions.

Further, international trade conflicts could have negative consequences on the demand for our products and services outside Israel. Other risks of doing business internationally include political and economic instability in the countries of our customers and suppliers, changes in diplomatic and trade relationships and increasing instances of terrorism worldwide. Some of these risks may be affected by Israel’s overall economic, political and military situation. See “Our headquarters and other significant operations are located in Israel and, therefore, our results may be adversely affected by political, economic and military instability in Israel” for further information.

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Our failure to manage the market and operational risks associated with our international operations effectively could limit the future growth of our business and materially adversely affect our results of operations.

Adverse conditions in the aerospace, industrial (I4.0), transportation, energy and medical markets or the global economy more generally could have adverse effects on our results of operations.

While we make strategic planning decisions based on the assumption that the aerospace, industrial (I4.0), transportation, energy and medical markets that we are targeting will grow, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the aerospace, industrial (I4.0), transportation, energy and medical markets and the global economy generally. Aerospace and transportation in particular are highly cyclical markets and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements and political volatility, especially in energy-producing countries and growth markets. In addition, our production and sales are affected by our customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors. Any significant adverse change in any of these factors may result in a reduction in sales of the Odysight TruVision solution and could have a material adverse effect on our business, results of operations and financial condition.

General macro-economic conditions, such as a rise in interest rates, inflation in the cost of goods and services including labor, a recession or an economic slowdown in the United States or internationally, including as a result of continuing uncertainty from any resurgence of the COVID-19 or other pandemic outbreaks, the ongoing Russia-Ukraine military conflict or conflicts in the Middle East, could adversely affect demand for the Odysight TruVision solution and make it difficult to accurately forecast and plan our future business activities.

Global markets have been experiencing volatility and disruption due to interest rate and inflation increases as well as the continued escalation of geopolitical tensions. Although our business has not yet been materially negatively impacted by such inflationary pressures, we cannot be certain that neither we nor our customers will be materially impacted by continued inflationary pressures. We may find that we need to give higher than normal raises to employees or start new employees at higher wage and/or benefit rates, while not be able to price the higher costs through to customers.

Risks Related to Regulation

Our business could be adversely affected if we fail to maintain product quality and product performance at an acceptable cost or if we incur significant losses, increased costs or harm to our reputation or brand as a result of product liability claims or product recalls.

In order to maintain and increase our net sales and reach and sustain profitable operations, we must produce high-quality products on a large-scale basis at acceptable manufacturing costs and yields. If we are unable to maintain the quality and performance of the Odysight TruVision solution at acceptable costs, our brand, the market acceptance of our products and our results of operations would suffer. As we regularly modify our product lines and introduce changes to our manufacturing processes or incorporate new raw materials, we may encounter unanticipated issues with product quality or production delays. Regulatory, safety or reliability developments, many of which may be outside of our control, could also cause delays or otherwise impair commercial adoption of our products, which would adversely affect our growth. While we engage in product testing in an effort to identify and address any product quality issues before we introduce products to market, unanticipated product quality or performance issues may be identified only after a product has been introduced and sold.

In addition, we face the risk of exposure to product liability or other claims, including class action lawsuits, in the event our products are, or are alleged to be, defective or have resulted in harm to persons or to property. We may in the future incur significant liabilities if product liability lawsuits against us are successful. We may also have to recall and/or replace defective products, which could also result in adverse publicity and loss of sales, and would result in us incurring costs connected with the recall, which could be material. Any losses not covered by insurance could have a material adverse effect on our business, financial condition and results of operations. Real or perceived quality issues, including those arising in connection with product liability lawsuits, warranty claims or recalls, could also result in adverse publicity, which could harm our brand and reputation and cause our sales to decline rapidly. In addition, any such issues may be seized on by competitors in efforts to increase their market share.

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We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various countries concerning the manufacturing, use, distribution and sale of our vision-based sensor products. Some of our customers also require that we comply with other unique requirements relating to these matters.

We develop, manufacture and sell a vision-based sensor solution that contains electronic components, and such components may contain materials that are subject to government regulation in both the locations where we develop, manufacture and assemble our products, as well as the locations where we sell our products. Among other things, certain applicable laws and regulations require or may in the future require the submission of annual reports to certain governmental agencies certifying that such products comply with applicable performance standards, the maintenance of manufacturing, testing and distribution records, and the reporting of certain product defects to such regulatory agency or consumers. If our products fail to comply with applicable regulations, we and/or our products could be subjected to a variety of enforcement actions or sanctions, such as product recalls, repairs or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures or civil penalties. The occurrence of any of the foregoing could harm our business, results of operations and financial condition.

Since we plan to operate on a global basis, we will be required to continually monitor applicable laws and regulations and engage in an ongoing compliance process to ensure that we and our suppliers are in compliance with existing laws and regulations, even as they change over time. If there is an unanticipated or onerous new law or regulation that significantly impacts our use of various components or requires more expensive components, such law or regulation could materially adversely affect our business, results of operations and financial condition.

In addition, some of our customers may require that we comply with unique requirements specific to their operations. For example, there exist U.S. Federal Aviation Administration and International Civil Aviation Organization requirements for certain airplane models to be subject to CE certification, a regulatory standard that verifies certain products are safe for sale and use in much of Europe, These and other requirements are applicable for the Odysight TruVision solution in various jurisdictions across the globe.

In our engagements with customers operating in the biomedical sector, we comply with the medical device standards in the corresponding territory, such as the FDA or International Organization for Standardization, or ISO, among others. Compliance with these regulations is achieved through our QA department and the support we receive from highly experienced quality assurance and regulatory affairs consultants. In addition, we are audited annually by MEDCERT GmbH, a German Notified Body.

Our business may be adversely affected by changes in aerospace and transportation safety regulations or concerns that drive further regulation of the aerospace and transportation safety market.

Government safety regulations are an important factor for our business. Historically, these regulations have imposed ever-more stringent safety regulations for the aerospace and transportation industries. These safety regulations often require, or customers demand, more safety features for relevant products being sold in such industries.

While we believe increasing aerospace and transportation safety standards will present a market opportunity for our vision-based sensor products, government safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding industry recalls and safety risks, accidents involving our products, domestic and foreign political developments or considerations and litigation relating to our products and our competitors’ products. Changes in government regulations, as well as changes or evolution in court doctrines in interpreting those regulations, especially in the aerospace and transportation industries, could adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations or to court interpretations of those regulations, our business may be materially and adversely affected.

U.S. and international regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive and aeronautic industry. As the mechanical components that carry our products go into production, we may become subject to stringent requirements, including a duty to report, subject to strict timing requirements, safety defects with our products. Such rules and regulations may impose potentially significant civil penalties for violations including the failure to comply with such reporting actions. If we cannot rapidly address any safety concerns or defects with our products, our business, results of operations and financial condition may be adversely affected.

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We may be prohibited from selling the Odysight TruVision to certain countries if we are unable to obtain Israeli authorization regarding the export of our products, or if current or future export laws limit or otherwise restrict our business.

As we expand our operations internationally, we may be prohibited from selling the Odysight TruVision solution to certain countries if we are unable to obtain certain governmental authorizations required to comply with Israeli laws regulating the export of our products from Israel. The export regulations and the governing policies applicable to our business are subject to change. In some cases, explicit authorization from the Israeli may be needed to export our products. We cannot provide assurance that such export authorizations will be available in the future for the Odysight TruVision solution. If and when our operations expand into other markets, we may have to comply with other governments’ regulations regarding the export of our products. Non-compliance with applicable export regulations could potentially expose us to fines, penalties and sanctions. If we cannot obtain required government approvals under applicable regulations, we may not be able to sell our solution in certain international jurisdictions, which could adversely affect our financial condition and results of operations.

If we fail to comply with anti-bribery, anti-corruption and anti-money laundering laws, we could be subject to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 5737-1977 and the Israeli Prohibition on Money Laundering Law, 5760-2000, collectively, the Israeli Anti-Corruption Laws, and other anticorruption, anti-bribery and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any advantage. The FCPA, the Israeli Anti-Corruption Laws and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents. In addition, we leverage third parties to sell our products and conduct our business abroad. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot provide complete assurance that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible. Our potential exposure for violating these laws increases as our international presence expands and we increase sales and operations in foreign jurisdictions. Any violation of the FCPA, the Israeli Anti-Corruption Laws or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a decline in the market price of our common stock or overall adverse consequences to our reputation and business, all of which may have an adverse effect on our results of operations and financial condition.

Increasing scrutiny of, and evolving expectations for, sustainability and environmental, social, and governance, or ESG, initiatives could increase our costs or otherwise adversely impact our business.

Public companies are facing increasing scrutiny related to ESG practices and disclosures from certain investors, capital providers, shareholder advocacy groups, other market participants and other stakeholder groups. With this increased focus, public reporting regarding ESG practices is becoming more broadly expected. Such increased scrutiny may result in increased costs, enhanced compliance or disclosure obligations or other adverse impacts on our business, financial condition or results of operations. If our ESG practices and reporting do not meet investor or other stakeholder expectations, which continue to evolve, we may be subject to investor or regulator engagement regarding such matters. In addition, new sustainability rules and regulations have been adopted and may continue to be introduced in various states and other jurisdictions. For example, in March 2024 the Securities and Exchange Commission, or the SEC, adopted rules that require companies to provide expanded climate-related disclosures in their periodic reporting. The SEC’s climate disclosure rules, if they withstand litigation challenges, would require us to incur significant additional costs to comply and would impose increased oversight obligations on our management and board of directors. Our failure to comply with any applicable rules or regulations in this area could lead to penalties and adversely impact our reputation, access to capital and employee retention. Such ESG matters may also impact our third-party contract manufacturers and other third parties on which we rely, which may augment or cause additional adverse impacts on our business, financial condition or results of operations.

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Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect our business, financial condition and prospects.

The global data protection landscape is rapidly evolving, and we are or may become subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, use, disclosure, retention and security of personal data. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards or perception of their requirements may have on our business. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulation, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations, fines and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, financial condition and prospects.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, the State of Israel has implemented data protection laws and regulations, including the Israeli Protection of Privacy Law of 1981. Although we work to comply with applicable laws, regulations and standards, our contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which we must comply. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation and adversely affect our business, financial condition and prospects.

We and our third-party vendors face cybersecurity risks and may incur increasing costs in an effort to mitigate those risks, and if we fail to prevent data security breaches, there may be damage to our reputation, material financial penalties and legal liability, which would materially adversely affect our business, results of operations and financial condition.

We rely on systems and websites, including some that are managed by third parties, that allow for the storage and transmission of proprietary or confidential information regarding our customers, employees and others, including personal information. We face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of our systems and confidential information, including malicious code embedded in open-source software, or misconfigurations, “bugs” or other vulnerabilities in commercial software that is integrated into our (or our suppliers’ or service providers’) IT systems, products or services. The risk of a data security breach or a disruption has generally increased in number, intensity and sophistication over time. Techniques used to compromise or sabotage systems change frequently, may originate from less regulated and remote areas of the world and be difficult to detect, and generally are not recognized until launched against a target. As a result, we may be vulnerable to, and unable to anticipate or detect, data security breaches and data loss. In addition, data security breaches can also occur as a result of a breach by us or our employees or by persons with whom we have commercial relationships that result in the unauthorized release of personal or confidential information.

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We have implemented various controls, systems and processes intended to secure our systems and the information on such systems. However, we cannot guarantee that these measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. For example, these security measures could be compromised as a result of a security breach by an unauthorized person, employee error, malfeasance, faulty password management or other irregularity and result in persons obtaining unauthorized access to our systems. Even if the vulnerabilities that may lead to the foregoing are identified, we may be unable to adequately investigate or remediate due to attackers using tools and techniques that are designed to circumvent controls, avoid detection and remove or obfuscate forensic evidence. A breach or circumvention of our systems or the systems of third parties, including by ransomware, social engineering, phishing or other attacks, could result in disruptions to our business operations; unauthorized access to (or the loss of company access to) competitively sensitive, confidential, personal or other critical data or systems; loss of customers; financial losses; regulatory investigations, enforcement actions and fines; and misuse or corruption of critical data, personal data and proprietary information, any of which could be material.

In addition to our own databases, we use third-party service providers to store, process and transmit confidential, personal or sensitive information on our behalf. A data security breach could occur in the future either at their location or within their systems that could affect our personal or confidential information. Similar security risks exist with respect to our third-party vendors that we rely on for aspects of our IT support services, pickup and delivery services, and administrative functions, including the systems owned, operated or controlled by other unaffiliated operators to the extent we rely on such other systems to deliver services to our customers. Our ability to monitor our third-party service providers’ data security is limited. As a result, we are subject to the risk that cyber-attacks on, or other security incidents affecting, our third-party service providers may adversely affect our business, even if an attack or breach does not directly impact our systems. It is also possible that security breaches sustained by, or other security incidents affecting, our competitors could result in negative publicity for our entire industry that indirectly harms our reputation and diminishes demand for our products and services. Practices regarding the collection, use, storage, transmission and security of personal information have recently come under increased public scrutiny. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations could cause our customers to lose trust in us and our services. Any perception that the confidentiality or privacy of information is unsafe or vulnerable when using our services could damage our reputation and substantially harm our business, financial condition and results of operations.

The secure processing, storage, maintenance and transmission of critical customer and business information are vital to our operations and our business strategy. Although we devote resources to protecting such information and take what we believe to be reasonable measures, including a formal and dedicated IT department and limiting the amount of any data we store, to protect sensitive information from compromises such as unauthorized access, disclosure or modification or lack of availability, our information technology and infrastructure may still be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions.

Risks Related to Intellectual Property

If we are unable to obtain, maintain and protect effective intellectual property rights for our products, we may not be able to compete effectively in our markets.

Historically, we have relied on patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies and products. Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to our proprietary technologies and products.

We have sought to protect our proprietary position by filing patent applications in Israel, the United States and in other countries with respect to our novel technologies and products, which are important to our business. Patent prosecution is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

Our patent portfolio consists of an aggregate of 16 patents and 37 pending patent applications, as described in “Business — Intellectual Property.” We cannot offer any assurances about which, if any, patent applications will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any new products that we may develop.

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Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, provide exclusivity for our new products or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our products, we may not be able to compete effectively, and our business and results of operations would be harmed.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products, and we might be required to litigate or obtain licenses from third parties in order to develop or market our products. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third-party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize our products unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that, if they result in issued patents, could be alleged to be infringed by our new products. If such an infringement claim should be brought against us and be successful, we may be required to pay substantial damages, be forced to abandon our new products or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. Patent applications in the United States and in many other countries are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or solution technologies could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our solution technologies, our new products or the use of our new products. Third-party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe the third-party’s intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, and our business could suffer as a result.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in scientific literature often lag behind actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. Since March 15, 2013, the United States has moved to a first to file system. Changes to the way patent applications will be prosecuted could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

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We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third-party to enforce a patent covering one of our products, the defendant could counterclaim that the patent covering our products is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office, or USPTO, or made a misleading statement, during prosecution. The validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised due to disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our shares of common stock.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may become involved in inventorship disputes arising from conflicting obligations of consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States or the laws of the State of Israel.

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A substantial part of our commercial success will depend on our ability to maintain, establish and protect our intellectual property assets, maintain trade secret protection, register copyrights and trademarks, and operate without infringing the proprietary rights of third parties. Our patent portfolio consists of an aggregate of 16 patents and 37 pending patent applications (including provisional patent applications), as described in “Business — Intellectual Property.” We cannot assure investors that any of our currently pending or future patent applications will result in issued patents and we cannot predict how long it will take for such patent applications to issue as patents. There is a further risk that the claims of each patent application, as filed, may change in scope during examination by the patent offices. Further, if and where a patent is granted, there can be no guarantee that such patent will be valid or enforceable or that the patent will be granted in other jurisdictions.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Our success depends, at least in part, on our ability to protect our core technologies and intellectual property. Failure to adequately protect our technologies and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some or all of our competitive advantage and a decrease in revenue which would adversely affect our business, prospects, financial condition and operating results. Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or the State of Israel. Further, some license provisions protecting against unauthorized use, copying, transfer and disclosure of our offerings may be unenforceable under the laws of certain jurisdictions and foreign countries. Policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States or Israel. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products in violation of our intellectual property rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. We use machine learning, artificial intelligence and automated decision making in our research and development process. These machine learning, artificial intelligence and automated decision making technologies may not be accurate and we may not be able to protect our intellectual property rights related to products or services created by or based exclusively on machine learning, artificial intelligence and automated decision making.

In addition, the Odysight TruVision solution uses machine learning, artificial intelligence, and automated decision making technologies, including artificial intelligence and machine learning algorithms licensed from a third-party in a part of its business solutions, and is making significant investments to continuously improve the use of such technologies. There are significant risks involved in developing, maintaining and deploying machine learning, artificial intelligence and automated decision making technologies and there can be no assurance that the usage of such technologies will always enhance our products or services or be cost effective and more generally beneficial to our business, including our efficiency or profitability. In particular, if these artificial intelligence or machine learning models or automated decision making technologies are incorrectly designed or implemented; trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data or on data to which we do not have sufficient rights; and/or are adversely impacted by unforeseen defects, technical challenges, cyber security threats or material performance issues, the performance of our products, services, and business, as well as our reputation and the reputations of our customers, could suffer or we could incur liability through the violation of laws or contracts to which we are a party or through other civil claims. Further, our ability to continue to develop or use such models or technologies may be dependent on access to specific third-party software and infrastructure, such as processing hardware or third-party artificial intelligence models, and we cannot control the availability or pricing of such third-party software and infrastructure. In addition, market acceptance and consumer perceptions of artificial intelligence and machine learning technologies is uncertain at this point.

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A number of aspects of intellectual property protection in the field of artificial intelligence and machine learning are currently under development, and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for artificial intelligence and machine learning systems and relevant system input and outputs. If we fail to obtain protection for the intellectual property rights concerning our automated decision making, artificial intelligence and machine learning technologies, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products.

We rely on licenses to use the intellectual property rights of third parties. If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose rights that are important to our business.

We rely, and expect to continue to rely, on certain intellectual property that is licensed from third-party licensors, including licenses to artificial intelligence and machine learning algorithms. Such licensors may be infringing upon the intellectual property rights of others or may not have sufficient rights to the licensed technology in all jurisdictions in which we may operate. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the operations, products or offerings that include or incorporate the licensed intellectual property or technology. Any such discontinuation or limitation could have a material adverse impact on our business, financial condition and results of operation

Risks Related to this Offering and Our Common Stock

The market price of our shares of common stock may be volatile or may decline steeply or suddenly regardless of our operating performance, and we may not be able to meet investor or analyst expectations. You may not be able to resell your shares at or above the price you paid and may lose all or part of your investment.

If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the price you paid. The market price of our shares may fluctuate or decline significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenues or other operating results;

●	variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

●	any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information or our failure to meet expectations based on this information;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;

●	additional shares being sold into the market by us or our stockholders, or the anticipation of such sales, including if certain of our stockholders sell shares into the market when the applicable “lock-up” period ends for such stockholders;

●	announcements by us or our competitors of significant products or features, innovations, acquisitions, strategic partnerships, joint ventures, capital commitments, divestitures or other dispositions;

●	loss of relationships with significant customers;

●	changes in operating performance and stock market valuations of companies in our industry, including our competitors;

●	loss of services from members of management or employees or difficulty in recruiting additional employees;

●	future issuances of common stock or other securities;

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●	worsening of global economic conditions and reduction in demand for our products;

●	price and volume fluctuations in the overall stock market, including as a result of general economic trends;

●	lawsuits threatened or filed against us, or events that negatively impact our reputation;

●	current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, Israel’s war or conflicts with Hamas or Hezbollah or other geopolitical events;

●	sanctions imposed by the United States and other countries in response to global conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability;

●	the impact of any resurgence of COVID-19 or any of its variants or any other pandemic on us and the national and global economies;

●	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

●	general market conditions and other events or factors, many of which are beyond our control.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect the stock prices of many companies. Often, their share prices have fluctuated in ways unrelated or disproportionate to their operating performance. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources. It could also require us to make substantial payments to satisfy judgments or to settle litigation.

An active, liquid trading market for our shares of common stock may not develop.

While our shares of common stock are quoted on the OTCQB, trading in the shares has been illiquid. Although we expect to list our shares of common stock on Nasdaq, we cannot guarantee an active public market for our shares of common stock will develop or be sustained after this offering. If an active and liquid trading market does not develop, you may have difficulty selling or may not be able to sell any of the shares that you purchase.

Sales of a substantial number of our shares of common stock in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of our shares of common stock in the public market following this offering, or the perception that these sales might occur, could depress the market price of our shares and could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. All the shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any such shares acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Furthermore, our directors, officers and certain stockholders that hold more than 5% of our shares of common stock upon the closing of this offering (assuming none of such persons purchase shares in this offering) will be subject to lock-up agreements with the underwriters of this offering that restrict their ability to transfer our shares for a period of six months from the date of this prospectus. We are unable to predict the effect that sales may have on the prevailing market price of our shares of common stock. See “Shares Eligible for Future Sale” for further information.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that our stockholders do not consider to be in their best interests.

As of December 10, 2024, our directors, executive officers, principal stockholders, and affiliated entities may be deemed to beneficially own, in the aggregate, approximately 81.9% of our outstanding voting securities. Upon completion of this offering, our directors, executive officers, principal stockholders, and affiliated entities will, in the aggregate, beneficially own approximately            % of our outstanding shares of common stock. As a result, if some or all of such parties act together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices. This concentration of ownership and resulting influence in management and / or board decision-making could also harm the price of our capital stock by, among other things, discouraging a potential acquirer from seeking to acquire shares of our capital stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of us.

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If the ownership of our common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

As of            , 2024, Moshe (Mori) Arkin, a member of our board of directors, who beneficially owns approximately            % of our common stock, holds approximately            % of our current voting power and may exercise warrants and options which could increase his voting power to %. Upon completion of this offering, Mr. Arkin will beneficially own approximately            % of our common stock, hold approximately            % of our current voting power and may exercise warrants and options which could increase his voting power to            % (assuming he does not purchase shares in this offering). As a result, Mr. Arkin will likely control any action requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders, including the investors in this offering. The interests of Mr. Arkin may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control. In addition, Mr. Arkin may seek to cause us to take courses of action that, in his judgment, could enhance his investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.

We may be considered a “controlled company” within the meaning of Nasdaq rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

As a result of the concentration of voting power described above, we may be considered a “controlled company” by Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including: the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of Nasdaq; the requirement that we have a compensation committee that is composed entirely of directors who meet the Nasdaq independence standards for compensation committee members; and the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors.

Although no decision has been made about whether or not to rely on such exemptions, if we do rely on any or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our wholly-owned subsidiary Odysight.ai Ltd., our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

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Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $          per share, based on the assumed public offering price of $            per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Management will have broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or shares of common stock, our share price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares of common stock, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Certain recent public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our common stock.

Our shares of common stock may be subject to extreme volatility that may be unrelated to the underlying performance of our business. Recently, companies with comparable anticipated public floats and public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few stockholders have on the price of our shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our shares of common stock experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our shares. In addition, investors in this offering may experience losses, which may be material, if the price of our shares declines after this offering or if such investors purchase our shares prior to any price decline.

Anti-takeover provisions contained in our articles and bylaws, as well as provisions of Nevada law, could impair a takeover attempt.

Our amended and restated articles of incorporation and bylaws currently contain provisions that, together with Nevada law, could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents presently include provisions such as providing for a “staggered” board of directors in which only one-third (1/3) of the directors can be elected in any year, and limiting the liability of, and providing indemnifications to, our directors and officers. These provisions, alone or together, could delay hostile takeovers and changes in control of our Company or changes in our management.

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As a Nevada corporation, we may also become subject to the provisions of Nevada Revised Statutes Sections 78.378 through 78.3793, which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the stockholders of the issuer corporation. The first such threshold is the acquisition of at least one-fifth, but less than one-third of the outstanding voting power of the issuer. We may become subject to the above referenced provisions if we have 200 or more stockholders of record, at least 100 of whom are residents of the State of Nevada, and do business in the State of Nevada directly or through an affiliated corporation.

Any provision of our amended and restated articles of incorporation, our bylaws or Nevada law that has the effect of delaying or deterring a change in control of our Company could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

If we fail to comply with the rules and regulations under the Sarbanes-Oxley Act, our operating results, our ability to operate our business and investors’ views of us may be harmed.

Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires public companies to conduct an annual review and evaluation of their internal controls. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common stock.

There can be no assurances that our common stock once listed on Nasdaq will not be subject to potential delisting if we do not continue to maintain the listing requirements of Nasdaq.

We have applied to list the shares of our common stock on Nasdaq under the symbol “ODYS”. An approval of our listing application by Nasdaq will be subject to, among other things, our fulfilling all of the listing requirements of Nasdaq. In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from Nasdaq) would make it more difficult for stockholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

Risks Related to our Operations in Israel

Our headquarters and other significant operations are located in Israel and, therefore, our business, financial condition and results of operation may be adversely affected by political, economic and military instability in Israel.

Our offices and management team are located in Israel. Accordingly, our business and operations may be affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and Muslim based terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which from time to time have negatively affected business conditions in Israel.

On October 7, 2023, the Hamas organization launched a series of deadly terror attacks on civilian and military targets skirting the Gaza Strip in the southern part of Israel and fired rockets on many of the communities in southern and central Israel. Following the attack, Israel’s security cabinet declared war and commenced a military campaign in Gaza against Hamas. In addition, since the commencement of these events, there have been growing hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in the region, such as various rebel militia groups in Syria and Iraq. In addition, the Houthi movement, which controls parts of Yemen, launched attacks on Israeli-controlled or owned ships in the Red Sea, resulting in widespread rerouting of cargo ships and some shipping companies ceasing shipments to Israel. Israel has carried out a number of targeted strikes on sites belonging to these terror organizations and, in October 2024, Israel began ground operations against Hezbollah in Lebanon culminating in a 60-day cease fire agreed to between Israel and Lebanon on November 27, 2024, the result of which are uncertain. In addition, Iran, on two occasions, launched direct attacks on Israel involving hundreds of drones and missiles, prompting Israeli air defenses and retaliatory strikes, and Iran has threatened to continue to attack Israel.

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The war has had significant economic, military and social consequences to Israel. However, to date the war has not had a material adverse effect on our business. While our offices are located in Omer and Ramat Gan, Israel, neither of our sites is located near Israel’s relevant borders where the main impact of the war has been felt. Nevertheless, we have experienced some minor disruptions to our routine work, including some difficulties in traveling outside of Israel and occasional rocket fire on municipalities where our offices are located, requiring our employees to take temporarily shelter for a few minutes at a time in on-site safe rooms. In addition, several of our executives and employees, including company officers such as our CEO were called up to military reserve duty. As of the date of this prospectus, our CEO is subject to military reserve duty a few days a month. In addition, with the backdrop of the ongoing conflict, some of our Israeli clients and potential clients have not prioritized conducting transactions with us, and the war may have caused some delays in their finalizing purchase orders. We do not believe that such delays have had a material impact on our business.

In the case of material escalation of current conditions or the outbreak of a greater regional conflict, it is possible that there will be additional military reserve duty call-ups, which may negatively affect our business due to a shortage of skilled labor and loss of institutional knowledge. Were such an escalation to occur, the steps we have taken to mitigate the effects of the war may not be sufficient to prevent material adverse impacts our business, financial condition and results of operations.

It is currently not possible to predict the duration or severity of the ongoing war or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among other possible negative effects.

In addition, some countries around the world restrict doing business with Israel and Israeli companies, and additional countries may do so if hostilities in Israel or political instability in the region continue or increase. In addition, there have been increased efforts by countries, activists and organizations to cause companies and consumers to boycott Israeli goods and services. For example, Israeli defense companies were initially banned from participating in two prestigious industry conferences in France during 2024; however, both bans were later overturned by French courts and did not impact our participation in such conferences. In addition, in January 2024 the International Court of Justice, or ICJ, issued an interim ruling in a case filed by South Africa against Israel alleging genocide amid and in connection with the war in Gaza, and ordered Israel to take measures to prevent genocidal acts, prevent and punish incitement to genocide, and take steps to provide basic services and humanitarian aid to civilians in Gaza, among others. On November 21, 2024, the International Criminal Court, or ICC, issued arrest warrants for Israeli Prime Minister Benjamin Netanyahu and former Israeli Minister of Defense Yoav Gallant based on allegations of war crimes including using starvation as a method of warfare, murder and other inhumane acts. Companies and businesses may terminate, and may have already terminated, certain commercial relationships with Israeli companies following the ICJ and ICC decisions. The foregoing efforts by countries, activists and organizations, particularly if they become more widespread, as well as rulings by the ICJ, ICC and other international tribunals, may materially and adversely impact our business and supply chains.

In the event that our facilities are damaged or our ongoing operations are disrupted as a result of hostile actions, our ability to deliver or provide products and services in a timely manner to meet our contractual obligations to customers and vendors could be materially and adversely affected. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business and could make it more difficult for us to raise capital. Our insurance policies do not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

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Finally, political conditions within Israel may affect our operations. Israel held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. In response to such initiative, many individuals, organizations and institutions, both within and outside of Israel, voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel, increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets and other changes in macroeconomic conditions. To date, the proposed changes to Israel’s judicial system have been substantially put on hold. If such changes are again pursued by the government and approved by the parliament, this may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if necessary.

It may be difficult for investors in the United States to enforce any judgments obtained against us or some of our directors or officers.

It may be difficult to acquire jurisdiction and enforce liabilities against any of our officers and directors who are based in Israel. It may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Moreover, we have been advised that Israel does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Israel would permit effective enforcement of criminal penalties of the federal securities laws. Even if an Israeli court agrees to hear a claim, it may determine that the Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the Israeli law. Consequently, you may be unable to pursue remedies under U.S. federal and state securities laws against us or any of our non-U.S. directors or officers.

Exchange rate fluctuations between foreign currencies and the U.S. Dollar may negatively affect our earnings.

Our reporting and functional currency is the U.S. dollar. Our revenues are currently primarily payable in U.S. dollars and we expect our future revenues to be denominated primarily in U.S. dollars. However, some of our expenses are in New Israeli Shekels (NIS) and as a result, we are exposed to the currency fluctuation risks relating to the recording of our expenses in U.S. dollars. We may, in the future, decide to enter into currency hedging transactions. These measures, however, may not adequately protect us from material adverse effects.

Exchange rate movements have impacted and may continue to impact our consolidated revenues and operating results. It is particularly difficult to forecast exchange rate movements and unanticipated currency fluctuations have affected and could continue to affect our financial results and cause our results to differ from investor expectations or our own guidance in any future periods. Volatility in exchange rates and global financial markets is expected to continue due to the ongoing global political and economic uncertainty.

Certain technology developed and used by us received Israeli government grants for certain research and development activities. The terms of those grants require us to satisfy specified conditions in addition to repayment of the grants upon certain events.

The research and development efforts that contributed to certain technology used by us was financed in part through grants from the Israel Innovation Authority, or IIA, to Xylo Technologies Ltd. (formerly Medigus Ltd.), an Israeli company traded on Nasdaq, or Medigus, which was subsequently transferred to Odysight.ai Ltd., our wholly-owned subsidiary. The terms of such grants require us to comply with the requirements of the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, or the Innovation Law. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Innovation Law restrict the transfer outside of Israel of such know-how, and the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals, which would prevent such transfers and therefore limit the flexibility of our business operations outside of Israel. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

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The transfer of IIA-supported technology or know-how or manufacturing or manufacturing rights related to aspects of such technologies outside of Israel may involve the payment of significant penalties and other amounts, depending upon the value of the transferred technology or know-how, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our stockholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the “Patent Law”, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the “Committee”, a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for his inventions. Recent case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration (but rather uses the criteria specified in the Patent Law). Although we generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could adversely affect our business, results of operation and financial condition.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	our ability to scale up upon our operations, including market acceptance of our vision-based sensor products;

●	the amount and timing of future sales;

●	our ability to meet technical and quality specifications;

●	our ability to accurately estimate the future supply and demand for the Odysight TruVision solution and changes to various factors in our supply chain;

●	the market for adoption of vision-based sensor technologies;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and need for additional financing;

●	our dependence on third parties;

●	our financial performance;

●	the growth of regulatory requirements and incentives;

●	risks related to product liability claims or product recalls;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	our plans to continue to invest in research and develop technology for new products;

●	our plans to potentially acquire complementary businesses;

●	the impact of any resurgence of COVID-19 or any of its variants or any other pandemic on our business and on the business of our customers;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war in Israel; and

●	the increased expenses associated with being a listed public company on Nasdaq.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations including, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find Additional Information.” We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

Based upon an assumed public offering price of $             per share (based on the last reported sales price for the common stock as quoted on the OTCQB on             , 2024 of $             ), we estimate that we will receive net proceeds from this offering, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, of approximately $             million. If the underwriters exercise their option to purchase up to an additional             shares of common stock in full, we estimate that the net proceeds to us from this offering will be approximately $ million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each $0.10 increase (decrease) in the assumed public offering price of $             per share would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by $             million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares of common stock we are offering. An increase (decrease) of 100,000 in the number of shares of common stock we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by $             million, assuming the assumed public offering price stays the same.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. However, the nature, amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management has and will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

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DIVIDEND POLICY

We have not historically declared dividends on our common stock, and we do not currently intend to pay dividends on our common stock. The declaration, amount, and payment of any future dividends on shares of our common stock, if any, will be at the sole discretion of our board of directors, out of funds legally available for dividends. As a Nevada corporation, we are not permitted to pay dividends if, after giving effect to such payment, we would not be able to pay our liabilities as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving.

Our ability to pay dividends to our stockholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our common stock, and other factors deemed relevant by our board of directors.

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CAPITALIZATION

Set forth below is our cash and cash equivalents and capitalization as of September 30, 2024:

●	on an actual basis; and

●	on an adjusted basis to reflect the issuance and sale of the shares by us in this offering at the assumed public offering price of $ per share (based on the last reported sales price for the common stock as quoted on the OTCQB on , 2024 of $ ), after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

You should read the information in the below table together with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus. The as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of September 30, 2024 (unaudited)
(U.S. dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents	$20,906	$

Shareholders’ equity:
Common stock par value $0.001 par value per share; authorized 300,000,000; issued and outstanding 12,607,516 shares (actual) and shares (as adjusted)	13
Additional paid in capital	63,319
Accumulated deficit	(42,418)
Total shareholders’ equity	20,914
Total capitalization	26,173

A $0.10 increase or decrease in the assumed public offering price of $          per share would increase or decrease our as adjusted cash and cash equivalents, additional paid-in capital and total shareholders’ equity and total capitalization by approximately $             million assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization by $             million, assuming no change in the assumed public offering price per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

 The above table is based on 12,607,516 shares outstanding as of September 30, 2024 and excludes the following:

●	3,192,234 shares of common stock issuable upon exercise of outstanding stock options under our 2020 Plan, and our 2024 Plan, as of September 30, 2024, with a weighted-average exercise price of $3.77 per share;

●	20,420 shares of common stock issuable upon the vesting of restricted stock units under our 2020 Plan;

●	414,984 shares of common stock reserved for future issuance under the 2024 Plan as of September 30, 2024; and

●	5,763,273 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2024, with a weighted-average exercise price of $7.58 per share.

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DILUTION

If you invest in our common stock in this offering, you will experience immediate and substantial dilution in the as adjusted net tangible book value of your shares of common stock. Dilution in as adjusted net tangible book value represents the difference between the assumed price to the public per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our historical net tangible book value (deficit) as of September 30, 2024 was $20.9 million, or $1.66 per share of common stock based upon 12,607,516 shares of common stock outstanding on such date. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share of common stock is our historical net tangible book value divided by the number of outstanding shares of common stock as of September 30, 2024.

Immediately after this offering, our adjusted net tangible book value (deficit) of our common stock will be $          or $          per share. Adjusted net tangible book value (deficit) per share represents adjusted net tangible book value divided by the total number of shares outstanding after giving effect to the sale of the shares in this offering at the assumed public offering price of $          per share (based on the last reported sales price for the common stock as quoted on the OTCQB on             , 2024 of $               ) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This represents an immediate increase in as adjusted net tangible book value of $            per share to existing stockholders and an immediate dilution of $          per share to investors purchasing shares of common stock in this offering at the assumed public offering price.

The following table illustrates this dilution:

Assumed public offering price per share	$
Net tangible book value per common stock as of September 30, 2024		$1.66
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share, after this offering	$
Dilution per share to new investors in this offering	$

A $0.10 increase (decrease) in the assumed public offering price of $            per share of common stock, would increase (decrease) the as adjusted net tangible book value per share by $            , and increase (decrease) dilution to new investors by $              per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. An increase (decrease) of 100,000 in the number of shares of common stock we are offering would increase (decrease) the dilution per share of common stock to new investors by $              , after deducting after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the assumed public offering price stays the same. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering and other terms of this offering determined at pricing.

If the underwriters exercise in full their overallotment option to purchase additional common stock in this offering, the as adjusted net tangible book value after the offering would be $              per share, the increase in net tangible book value to existing stockholders would be $           per share and the dilution to new investors would be $          per share, in each case assuming a public offering price of $              per share.

The above table is based on 12,607,516 shares outstanding as of September 30, 2024 and excludes the following:

●	3,192,234 shares of common stock issuable upon exercise of outstanding stock options under our 2020 Plan, and our 2024 Plan, as of September 30, 2024, with a weighted-average exercise price of $3.77 per share;

●	20,420 shares of common stock issuable upon the vesting of restricted stock units under our 2020 Plan;

●	414,984 shares of common stock reserved for future issuance under the 2024 Plan as of September 30, 2024; and

●	5,763,273 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2024, with a weighted-average exercise price of $7.58 per share.

To the extent that outstanding options or warrants are exercised, new options or warrants are issued or we issue additional shares of common stock in the future, there will be further dilution to new investors. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties and assumptions associated with these statements. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We were incorporated under the laws of the State of Nevada on March 22, 2013, under the name Intellisense Solutions Inc.

On December 30, 2019, we acquired all of the issued and outstanding share capital of ScoutCam Ltd. and, on December 31, 2029, changed our name to ScoutCam Inc. Following this acquisition, we integrated and fully adopted the acquired miniaturized imaging business into us as our primary business activity. On June 5, 2023, we changed our name to Odysight.ai Inc.

We are a pioneer in the development, production and marketing of an innovative visualization and artificial intelligence, or AI, solution that deploys small cameras to monitor critical safety components in hard-to-reach locations and harsh environments, across various Predictive Maintenance, or PdM, and Condition Based Monitoring, or CBM, use cases.

The Odysight TruVision solution streams visual information to our processing unit, an in-platform, high-performance AI/machine learning computer, allowing maintenance and operations teams, on the ground and during flight operations, visibility into areas that are inaccessible under normal operating conditions or where conditions are not suitable for continuous real-time monitoring. The rich and informative data, continuously collected and analyzed by our solution on our secured cloud, provides customers with real-time failure / anomaly detection, events and data recordings, interfacing with platform mission systems and providing real-time alerts and streaming video or images, all while training our algorithms for ongoing improved accuracy and prediction capabilities. Our customers benefit from increased safety, a reduction in downtime and lower maintenance costs for their monitored platforms, using the prediction capabilities of our solution to efficiently plan maintenance work on monitored components.

Our solution aims to enhance safety and minimizes downtime by enabling real-time visual analysis of any failure occurrences. Additionally, we leverage advanced big data analytics to offer predictive insights throughout the entire system lifecycle. This includes efficient spare parts management and intelligent performance predictions, ensuring optimal system reliability and efficiency.

The Odysight TruVision solution is successfully used by NASA as we seek to reshape the aerospace, Industry 4.0, transportation and energy markets with a vison-based technology leveraging AI and machine learning to deliver innovative solutions that transform maintenance practices. As used in this prospectus, Industry 4.0 refers to the integration of advanced technologies into manufacturing and industrial processes to create smart, interconnected systems for improved efficiency and productivity.

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The Odysight TruVision solution is already deployed in the aviation and medical sectors. Our customers include the Israeli Air Force, the Israeli Ministry of Defense, France-based Safran Aircraft Engines, a global international defense contractor, a leading Fortune 500 medical company as well as NASA, who came back to us for a repeat order. Our current revenue stream and backlog derives from the medical and aerospace sectors, as reflected in our 2024 financial results. We have recently secured several contracts for our PdM and CBM systems with major government clients and defense and aviation companies.

Impact of the Ongoing War in Israel on Our Business

On October 7, 2023, the Hamas terrorist organization launched a series of deadly terror attacks on civilian and military targets skirting the Gaza Strip in the southern part of Israel and fired rockets on many of the communities in southern and central Israel. Following the attack, Israel’s security cabinet declared war and commenced a military campaign in Gaza against Hamas. Since the outbreak of the war, the Hezbollah terrorist organization has regularly fired rockets into northern Israel and, in October 2024, Israel invaded southern Lebanon in response to these attacks. On November 27, 2024, Israel and Lebanon agreed to a 60-day cessation of hostilities, during which Hezbollah fighters are expected to retreat from border areas while Israeli ground forces withdraw from Lebanese territory. During the course of the war, other terrorist organizations have fired rockets into Israel from western Iraq and the Houthis terrorist organization operating out of Yemen has fired various projectiles and drones against commercial shipping vessels in the Gulf of Aden and Red Sea. In April and October 2024, the Islamic Republic of Iran targeted various sites in Israel with waves of drones, cruise missiles and ballistic missiles. Israel responded on both occasions with air defenses and retaliatory strikes against Iran.

The war has had significant economic, military and social consequences to Israel. To date the war has not had a material adverse effect on our business. While we have offices in Omer and Ramat Gan, Israel, neither of our sites is located near Israel’s relevant borders where the main impact of the war has been felt. Nevertheless, we have experienced some minor disruptions to our routine work, including some difficulties in traveling outside of Israel and occasional rocket fire on the municipalities where our offices are located, requiring our employees to take temporarily shelter for a few minutes at a time in on-site safe rooms. In addition, several of our executives and employees, including company officers such as our CEO, were called up to military reserve duty. As of the date of this prospectus, our CEO is subject to military reserve duty a few days a month. We have taken various measures to mitigate the effects of the war, including adopting work-from-home measures, increased employee overtime and third-party outsourcing where needed, and reviewing our business continuity plan. In addition, with the backdrop of the ongoing conflict, some of our Israeli clients and potential clients have not prioritized conducting transactions with us, and the war may have caused some delays in their finalizing purchase orders. We do not believe that such delays have had a material impact on our business. The war has also increased negative sentiments regarding Israel and Israeli companies in the international community. For example, Israeli defense companies were initially banned from participating in two prestigious industry conferences in France during 2024; however, both bans were later overturned by French courts and did not impact our participation in such conferences.

Conversely, as a result of the intensive flight hours flown by all Israeli Air Force platforms as a result of the war and an enhanced Israel Ministry of Defense budget, we have experienced a growing interest in our technology from Israeli government agencies and R&D programs, which may lead to more rapid assimilation of our technology into relevant platforms than we had anticipated prior to the commencement of the war, positively affecting on our business activity. See also “Risk Factors – Our headquarters and other significant operations are located in Israel and, therefore, our results may be adversely affected by political, economic and military instability in Israel.”

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

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While our significant accounting policies are more fully described in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Development Services Revenue and Contract Liabilities

We determine at contract inception whether development services are distinct from the performance obligation to manufacture the product under development. Revenues from development services that we determine as not distinct from our performance obligation to manufacture the product under development are deferred until commencement of manufacturing and are recognized over the manufacturing term. As a result, during the development phase we have deferred all service revenues billed by us to a Fortune 500 multinational healthcare corporation and the respective service costs. Since the inception of the production phase of the project, these deferred revenues and costs are recognized over the expected term of production under the contract. With the commencement of development and customization contracts, in which the performance obligation is satisfied over time, we measure the progress of the activities using the input method, based on the effort expended relative to the estimated total effort to satisfy the performance obligation.

Stock-Based Compensation

We apply the fair value recognition provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, for stock-based awards granted to employees, directors and other providers for their services. Determining the amount of stock-based compensation to be recorded requires us to develop estimates of the fair value of stock options as of their grant date. We estimate the fair value of each stock option grant using the Black-Scholes option-pricing model. Calculating the fair value of stock-based awards requires that we make subjective assumptions.

Pursuant to ASC 718, we measure stock-based awards granted to employees, members of the board of directors and other providers at fair value on the date of grant and recognize the corresponding stock-based compensation expense of those awards on a straight-line basis over the requisite service period.

The Black-Scholes option-pricing model requires a number of assumptions, of which the most significant are the stock price volatility and the expected option term. Our expected dividend rate is zero since we do not currently pay cash dividends and do not anticipate doing so in the foreseeable future. Each of the above factors requires us to use judgment and make estimates in determining the percentages and time periods used for the calculation. If we were to use different percentages or time periods, the fair value of option awards could be materially different. We recognize stock-based compensation cost for option awards on an accelerated basis over the employee’s requisite service period, and forfeitures are accounted for as they occur.

Volatility is derived from the historical volatility of publicly traded set of peer companies. The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have not paid dividends and does not anticipate paying dividends in the foreseeable future. Accordingly, no dividend yield was assumed for purposes of estimating the fair value of our stock-based compensation. The weighted average expected life of options was estimated individually in respect of each grant.

Comparison of the nine months ended September 30, 2024 and 2023

Overview

Our primary business activity in prior quarters was enlarging our focus on R&D activities in the domain of PdM and CBM including in sectors such as aerospace, maritime energy and other heavy machinery, engines and complicated mechanics which require ongoing monitoring and predictive maintenance applications. The main effect of this activity was to enable us to accelerate its growth and support an increased workload and solution development requirements from customers.

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The following table summarizes our results of operations for the nine months ended September 30, 2024 and 2023, together with the changes in those items as a percentage:

	Nine months ended September 30,
	2024	2023	% Change
Revenues	2,660,000	1,087,000	145%
Cost of Revenues	1,964,000	1,648,000	19%
Gross Profit (Loss)	696,000	(561,000)
Research and development expenses	4,705,000	4,107,000	15%
Sales and marketing expense	806,000	877,000	(8)%
General and administrative expenses	3,929,000	3,225,000	22%
Operating Loss

Revenues

For the nine months ended September 30, 2024, we generated revenues of $2,660,000, an increase of $1,573,000, or 145%, compared to $1,087,000 for the nine months ended September 30, 2023.

The increase in revenues was primarily attributable to an increase in revenues from a Fortune 500 multinational healthcare corporation, as well as recognition of revenues from Industry 4.0.

The increase in revenues from a Fortune 500 multinational healthcare corporation (see Note 6 to our interim financial statements) was mainly due to:

●	an increase in the number of units sold and supplied to the customer during the nine months ended September 30, 2024, and
●	formalization of negotiations with the customer, following which the sale price per unit increased significantly compared to the previous sale price.

A substantial portion of our current revenue is derived from a limited number of customers.

Cost of Revenues

Cost of revenue is primarily comprised of cost of personnel and certain allocated expenses related to facilities, logistics and quality control.

Cost of revenues for the nine months ended September 30, 2024 was $1,964,000, an increase of $316,000, or 19%, compared to $1,648,000 for the nine months ended September 30, 2023.

The increase in cost of revenues was primarily due to an increase in revenues.

Gross Profit (Loss)

Gross profit for the nine months ended September 30, 2024 was $696,000. Gross loss for the nine months ended September 30, 2023 was $561,000.

The change was due to both an increase in revenues and an increase in cost of revenues, as described above.

The transition from a gross loss to a gross profit was principally attributable to:

●	formalization of negotiations with the Fortune 500 multinational healthcare corporation, following which the unit price experienced a substantial increase compared to its previous level; and
●	an increase in the number of units sold and supplied to the customer during the nine months ended September 30, 2024.

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Research and Development Expenses

Research and development efforts are focused on new product development, as well as developing and enhancing functionality for our existing products. These expenses primarily consist of employee-related expenses, including salaries, benefits, and stock-based compensation expense for personnel engaged in research and development functions, consulting, and professional fees related to research and development activities, prototype materials, facility costs, and other allocated expenses, including costs related to rent and maintenance of our facilities, utilities, depreciation, and other supplies. We expense research and development costs as incurred.

Research and development expenses for the nine months ended September 30, 2024 were $4,705,000, an increase of $598,000, or 15%, compared to $4,107,000 for the nine months ended September 30, 2023.

The increase in research and development expenses was mainly due to an increase in payroll and related expenses for new employee recruitment but also attributable in part to:

●	an increase in stock-based compensation due to new options grants;
●	procuring materials and employment of subcontractors for Industry 4.0 projects; and
●	development of new products.

We expect that our research and development expenses will increase as we continue to develop and improve our products and services in the I4.0 domain.

Sales and Marketing Expenses

Sales and marketing expenses primarily consist of payroll and related expenses, consulting services, promotional materials, exhibitions, demonstration equipment, and certain allocated facility infrastructure costs.

Sales and marketing expenses for the nine months ended September 30, 2024 were $806,000, a decrease of $71,000, or 8%, compared to $877,000 for the nine months ended September 30, 2023.

The decrease in sales and marketing expenses was mainly due to one-time expenses incurred during the nine months ended September 30, 2023 which did not reoccur during the nine months ended September 30, 2024. During the nine months ended September 30, 2023, we incurred significant expenses related to rebranding activities. These activities included costs associated, inter alia, with altering our name, design of a new logo, and the creation of new promotional materials.

We expect that our sales and marketing expenses will increase as we expand our commercial activity in the I4.0 domain.

General and Administrative Expenses

General and administrative expenses primarily consist of payroll and other related costs, including stock-based compensation. General and administrative expenses also include direct and allocated cost, such as facility-related costs, professional fees, legal, patent, investors and public relations, accounting, auditing, tax services, and insurance costs.

General and administrative expenses for the nine months ended September 30, 2024, were $3,929,000, an increase of $704,000, or 22%, compared to $3,225,000 for the nine months ended September 30, 2023.

The increase in general and administrative expenses was primarily due to:

●	an increase in professional services expenses due to the hiring of a financial consultant, IR consultant, HR consultant, and the appointment of new directors;

●	an increase in payroll and related expenses due to cash compensation bonuses paid to existing employees, including the CEO, CFO, and Senior VP of Product Portfolio; and

●	an increase in stock-based compensation due to new options grants.

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Operating loss

We incurred an operating loss of $8,744,000 for the nine months ended September 30, 2024, a decrease of $26,000, or 0.3%, compared to operating loss of $8,770,000 for the nine months ended September 30, 2023.

The decrease in operating loss was primarily due to an increase in gross profit and a decrease in sales and marketing expenses, partially offset by increase in expenses related to research and development and general and administrative expenses, each as described above.

Operating Activities

Our primary uses of cash from operating activities have been for payroll expenses, research and development costs, manufacturing costs, marketing and promotional expenses, professional services costs, and costs related to our facilities. We expect that cash flows related to our operating activities will continue to increase as our business and our working capital requirements grow.

During the nine months ended September 30, 2024, cash used in operating activities was $5.5 million, consisting of net loss of $8.2 million, partially offset by a favorable net change in operating assets and liabilities of $1 million and a non-cash benefit of $1.7 million. Our non-cash benefit consisted primarily of non-cash charges for stock-based compensation. The net change in our operating assets and liabilities primarily reflects cash inflows from changes in accounts receivable and accrued compensation expenses, partially offset by outflows from changes in current and non-current other assets and contract liabilities.

During the nine months ended September 30, 2023, cash used in operating activities was $7.3 million, consisting of a net loss of $8.1 million, an unfavorable net change in operating assets and liabilities of $0.5 million, partially offset by a non-cash benefit of $1.3 million. Our non-cash benefit consisted primarily of non-cash charges for stock-based compensation.

Investing Activities

For the nine months ended September 30, 2024, net cash flows provided by investing activities was $8 million, consisting mainly of withdrawal of short-term deposits.

For the nine months ended September 30, 2023, net cash flows used in investing activities was $0.6 million, consisting mainly of investment, net on short-term deposits.

Financing Activities

During the nine months ended September 30, 2024, cash provided by financing activities was $9.9 million, consisting of cash proceeds from issuance of shares, net of issuance costs.

During the nine months ended September 30, 2023, cash provided by financing activities was $13.9 million, consisting of cash proceeds from issuance of shares and warrants, net of issuance costs.

Comparison of the Year Ended December 31, 2023 and the Year Ended December 31, 2022

Overview

Our primary business activities during 2023 were:

●	Production and supply of product to a Fortune 500 multinational healthcare corporation; and

●	Enlarging our focus on R&D activities in the domain of I4.0 (including PdM and CBM in sectors such as aerospace, maritime energy and other heavy machinery, engines and complicated mechanics which have a need for monitoring and predictive maintenance applications). The main effect of this activity was an increase in the number of employees to enable us to manage the anticipated increased workload and solution development activity.

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The following table summarizes our results of operations for the years ended December 31, 2023 and 2022, together with the changes in those items as a percentage:

	2023	2022	% Change
Revenues	3,033,000	665,000	356%
Cost of Revenues	2,524,000	1,631,000	55%
Gross Profit (Loss)	509,000	(966,000)	153%
Research and development expenses	5,602,000	4,197,000	33%
Sales and marketing expense	1,109,000	699,000	59%
General and administrative expenses	4,431,000	3,577,000	24%
Operating Loss	(10,633,000)	(9,439,000)	13%

Revenues

As a result of the nature of our target market and the current stage of our development, a substantial portion of our revenue comes from a limited number of customers.

For the year ended December 31, 2023, we generated revenues of $3,033,000, an increase of $2,368,000, or 356%, from 2022 revenues.

The increase in revenues was primarily due to increase in revenues from a Fortune 500 company (see “Customer A” in note 10 to our annual financial statements) due to:

-	an increase in the number of products sold and supplied to the customer during 2023, and

-	formalization of negotiations with the customer, according to which the price per unit increased significantly compared to the previous price.

Cost of Revenues

Cost of revenues for the year ended December 31, 2023, were $2,524,000 an increase of $893,000, or 55%, compared to cost of revenues of $1,631,000 for the year ended December 31, 2022. The increase was primarily due to an increase in the number of products sold and supplied to the Fortune 500 company, partially offset by an improvement in the production process which resulted in a reduced scrap rate.

Gross Profit (Loss)

Gross profit for the year ended December 31, 2023 was $509,000, an increase of $1,475,00, or 153%, compared to a gross loss of $966,000 for the year ended December 31, 2022. The increase was primarily due to an increase in revenues, partially offset by an increase in cost of revenues as described above.

The transition from a gross loss to a gross profit is attributable to the formalization of negotiations with the healthcare customer. Under this framework, the unit price experienced a substantial increase compared to its previous rate. We also benefited from an increase in the number of products sold and supplied to the customer during 2023.

Research and Development Expenses

Research and development efforts are focused on new product development and on developing additional functionality for our new and existing products. These expenses primarily consist of employee-related expenses, including salaries, benefits, and stock-based compensation expense for personnel engaged in research and development functions, consulting, and professional fees related to research and development activities, prototype materials, facility costs, and other allocated expenses, which include expenses for rent and maintenance of our facility, utilities, depreciation, and other supplies. We expense research and development costs as incurred.

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Research and development expenses for the year ended December 31, 2023 were $5,602,000, an increase of $1,405,000, or 33%, compared to $4,197,000 for the year ended December 31, 2022. The increase was primarily due to an increase in payroll expenses due to additional employee recruitment, as result of enlarging our focus on R&D activities in the domain of I4.0.

We expect that our research and development expenses will increase as we continue to develop our products and services and recruit additional research and development employees due to increased focus on R&D activities in the domain of I4.0.

Sales and Marketing Expenses

Sales and marketing expenses primarily consist of payroll expenses, consulting services, promotional materials, exhibitions, demonstration equipment, and certain allocated facility infrastructure costs.

Sales and marketing expenses for the year ended December 31, 2023 were $1,109,000, an increase of $410,000, or 59%, compared to $699,000 for the year ended December 31, 2022.

The increase was primarily due to recent rebranding activities, including expenses related to the changing the name of the Company from “ScoutCam Inc.” to “Odysight.ai Inc.”, which included among other expenses designing a new logo and promotional materials. In addition, we incurred expenses by participating in the Paris Air Show in June 2023, the world’s premier and largest event dedicated to the aviation and space industry.

We expect that our selling and marketing expenses will increase as we expand our selling and marketing efforts in the I4.0 domain.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries and other related costs, including stock-based compensation, for personnel in executive, finance, and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, patent, consulting, investor, public relations, accounting, auditing, tax services, and insurance costs.

General and administrative expenses for the year ended December 31, 2023 were $4,431,000, an increase of $854,000, or 24%, compared to $3,577,000 for the year ended December 31, 2022.

The increase was primarily due to:

- an increase in payroll expenses, due to additional employee recruitment;

- an increase in patent related expenses due to maintenance, defense, and commercialization efforts involving existing patents;

- an increase in professional services expenses due to the hiring of a financial consultant, IR consultant, HR consultant and the appointment of new directors;

- an increase in rent and maintenance, due to our new offices in Ramat Gan; and

- In 2022, we benefited from the cancellation of a provision of $129,000 related to additional taxes due following entrance into an agreement with the Israel Tax Authority (the “ITA”). In September 2021, we accrued approximately NIS 740,000 ($229,000) for additional taxes due following a VAT audit by the ITA for the years 2019-2021. In July 2022, we reached an agreement with the ITA, according to which the amount due in additional taxes was reduced to approximately NIS 340,000 ($100,000).

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Operating loss

We incurred an operating loss of $10,633,000 for the year ended December 31, 2023, an increase of $1,194,000, or 13%, compared to operating loss of $9,439,000 for the year ended December 31, 2022. The increase in operating loss was due to increases in research and development expenses, general and administrative expenses and sales and marketing expense, each as described above.

Liquidity and Capital Resources

Overview

As of September 30, 2024, we had cash, cash equivalents and restricted cash of $21 million compared to cash and cash equivalents and short-term deposits of $17 million as of December 31, 2023. In addition, as of September 30, 2024, we incurred an accumulated deficit of approximately $42.4 million, as compared to $34.2 million as of December 31, 2023.

During July 2024, we closed a private placement in which we issued 2,144,583 shares of our common stock for a purchase price of $4.80 per share to new and existing investors resulting in gross proceeds of $10.3 million.

Our primary sources of liquidity to date have been from fund-raising and warrant exercises.

Additional Cash Requirements

We plan to continue to invest in long-term growth, and therefore we expect that our expenses will grow. We currently believe that our existing cash and cash equivalents and short-term deposits will allow us to fund our operating plan through at least the next 12 months from the date of this prospectus. We expect our expenses will increase in connection with our ongoing activities, particularly as we continue the research and development and the scale up process of our I4.0 solutions. We expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution. Furthermore, we will continue to incur additional costs associated with operating as a public company. Accordingly, even after completion of this offering, we expect that we will need to raise additional capital before we become profitable from sales of the Odysight TruVision solution and may do so to expand our business, pursue strategic investments, take advantage of financing opportunities or for other reasons. We may raise these funds through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our common stock. There is no assurance that we will be able to maintain operations at a level sufficient for investors to obtain a return on their investment in our common stock, or that we will be able to raise sufficient capital required to implement our business plan on acceptable terms, if at all. Even if we are successful in raising sufficient capital to implement our business plan, we will, most likely, continue to be unprofitable for the foreseeable future. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce, or eliminate our research and development programs or future commercialization efforts.

Cash Flows

Our primary uses of cash from operating activities have been for headcount-related expenditures, research and development costs, manufacturing costs, marketing and promotional expenses, professional services cost, and costs related to our facilities. Our cash flows from operating activities will continue to be affected due to the expected increase in spending on our business and to meet our working capital requirements.

Comparison of the Nine Months Ended September 30, 2024 and 2023

The following table sets forth the significant sources and uses of cash for the periods set forth below (in dollars):

	Nine months ended September 30,
	2024	2023
Cash used in Operating Activity	(5,522,000)	(7,338,000)
Cash provided by (used in) Investing Activity	7,962,000	(594,000)
Cash provided by Financing Activity	9,850,000	13,835,000

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Operating Activities

Our primary uses of cash from operating activities have been for payroll expenses, research and development costs, manufacturing costs, marketing and promotional expenses, professional services costs, and costs related to our facilities. We expect that cash flows related to our operating activities will continue to increase as our business and our working capital requirements grow.

During the nine months ended September 30, 2024, cash used in operating activities was $5.5 million, consisting of net loss of $8.2 million, partially offset by a favorable net change in operating assets and liabilities of $1 million and a non-cash benefit of $1.7 million. Our non-cash benefit consisted primarily of non-cash charges for stock-based compensation. The net change in our operating assets and liabilities primarily reflects cash inflows from changes in accounts receivable and accrued compensation expenses, partially offset by outflows from changes in current and non-current other assets and contract liabilities.

During the nine months ended September 30, 2023, cash used in operating activities was $7.3 million, consisting of a net loss of $8.1 million, an unfavorable net change in operating assets and liabilities of $0.5 million, partially offset by a non-cash benefit of $1.3 million. Our non-cash benefit consisted primarily of non-cash charges for stock-based compensation.

Investing Activities

For the nine months ended September 30, 2024, net cash flows provided by investing activities was $8 million, consisting mainly of withdrawal of short-term deposits.

For the nine months ended September 30, 2023, net cash flows used in investing activities was $0.6 million, consisting mainly of investment, net on short-term deposits.

Financing Activities

During the nine months ended September 30, 2024, cash provided by financing activities was $9.9 million, consisting of cash proceeds from issuance of shares, net of issuance costs.

During the nine months ended September 30, 2023, cash provided by financing activities was $13.9 million, consisting of cash proceeds from issuance of shares and warrants, net of issuance costs.

Contractual Obligations and Commitments

During the nine months ended September 30, 2024, there were no material changes to our contractual obligations and commitments since the year ended December 31, 2023.

Comparison of the Year Ended December 31, 2023 and the Year Ended December 31, 2022

The following table sets forth the significant sources and uses of cash for the years ended December 31, 2023 and December 31, 2022 (in dollars):

	2023	2022
Cash used in Operating Activities	(10,009,000)	(6,095,000)
Cash provided by (used in) Investing Activities	(5,113,000)	7,882,000
Cash provided by Financing Activities	13,809,000	-

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Operating Activities

During the year ended December 31, 2023, cash used in operating activities was $10 million, consisting of net loss of $9.4 million, partially offset by a non-cash benefit of $1.8 million and an unfavorable net change in operating assets and liabilities of $2.4 million. Our non-cash benefit consisted primarily of non-cash charges of $1.7 million for stock-based compensation. The unfavorable net change in our operating assets and liabilities was primarily due to an increase in accounts receivable of $1.3 million and decrease in contract liabilities of $1.3 million.

During the year ended December 31, 2022, cash used in operating activities was $6.1 million, consisting of net loss of $9.5 million, partially offset by a non-cash benefit of $2.1 million and a favorable net change in operating assets and liabilities of $1.3 million. Our non-cash benefit consisted primarily of non-cash charges of $1.6 million for stock-based compensation. The net change in our operating assets and liabilities primarily reflects cash inflows from changes in contract liability of $1.2 million.

Investing Activities

During the year ended December 31, 2023, cash used in investing activities was $5.1 million, consisting mainly of investment of short-term deposits, net.

During the year ended December 31, 2022, cash provided by investing activities was $7.9 million, consisting mainly of withdrawal of short-term deposits, net.

Financing Activities

During the year ended December 31, 2023, cash provided by financing activities was $13.8 million, consisting of cash proceeds from issuance of shares and warrants in a private placement.

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BUSINESS

Our Mission

We aim to become the industry standard for real time, visual based, health monitoring using AI/ML data analytics.

Our Company

We are a pioneer in the development, production and marketing of an innovative visualization AI solution that deploys small cameras to monitor critical safety components in hard-to-reach locations and harsh environments, across various PdM, and CBM use cases.

The Odysight TruVision solution streams visual information to our processing unit, an in-platform, high-performance AI/machine learning computer, allowing maintenance and operations teams, on the ground and during flight operations, visibility into areas that are inaccessible under normal operating conditions or where conditions are not suitable for continuous real-time monitoring. The rich and informative data, continuously collected and analyzed by our solution on our secured cloud, provides customers with real-time failure / anomaly detection, events and data recordings, interfacing with platform mission systems and providing real-time alerts and streaming video or images, all while training our algorithms for ongoing improved accuracy and prediction capabilities. Our customers benefit from increased safety, a reduction in downtime and lower maintenance costs for their monitored platforms, using the prediction capabilities of our solution to efficiently plan maintenance work on monitored components.

Our solution enhances safety and minimizes downtime by enabling real-time visual analysis of any failure occurrences. Additionally, we leverage advanced big data analytics to offer predictive insights throughout the entire system lifecycle. This includes efficient spare parts management and intelligent performance predictions, ensuring optimal system reliability and efficiency.

The Odysight TruVision solution is successfully used by NASA, as we seek to reshape the aerospace, Industry 4.0, transportation and energy markets with a vison-based technology leveraging AI and machine learning to deliver innovative solutions that transform maintenance practices. As used in this prospectus, Industry 4.0 refers to the integration of advanced technologies into manufacturing and industrial processes to create smart, interconnected systems for improved efficiency and productivity.

The Odysight TruVision solution is already deployed in the aviation and medical sectors. Our customers include the Israeli Air Force, the Israeli Ministry of Defense, France-based Safran Aircraft Engines, a global international defense contractor, a leading Fortune 500 medical company as well as NASA, who came back to us for a repeat order. Our current revenue stream and backlog derives from the medical and aerospace sectors, as reflected in our 2024 financial results. We have recently secured several contracts for our PdM and CBM systems with major government clients and defense and aviation companies.

Our vision-based sensor technology

Initially used in medical devices, our video-based sensor solution (comprising image acquisition, data collection and storage and image processing, including PdM and CBM) have contributed significantly to visual aids for medical teams in an FDA-cleared minimally invasive surgical device. Over time, our technology has proven essential in industries such as aerospace, where visual assessments are crucial for maintaining performance rates, maintenance, and safety standards for various mechanical systems.

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We specialize in predictive maintenance and condition-based monitoring, utilizing advanced AI-driven sensor visualization solutions, using video analytics and algorithms. Human perception relies significantly on visual sensing, and our technology enables our clients to accurately observe phenomena that were previously only approximated or conjectured.

Our core technologies include:

●	Vision-Based Sensor Technology: This innovative approach uses micro cameras and specialized AI models to monitor and analyze system health in real-time, even in hard-to-reach and harsh environments.
●	AI and Machine Learning: We employ sophisticated AI algorithms to predict potential hazards, optimize maintenance schedules and enhance operational efficiency.
●	High-Resolution Visualization: Our solution provides detailed visual data, enabling accurate detection and monitoring of issues such as liquid leaks and bearing malfunctions.
●	Cloud-Based Analytics: The collected data is continuously analyzed on a secure cloud platform, offering customers both raw data and processed insights for improved decision-making.

Our vision-based sensing technology provides solutions across diverse PdM and CBM markets, and in harsh conditions as demonstrated in a variety of environments, including outer space during NASA’s Robotic Refueling Mission, or RRM3, the Israeli Air Force, the Israeli Ministry of Defense, a global international defense contractor and a leading Fortune 500 medical company.

AH-64 “Apache” Use Case

In 2016, a Boeing AH-64 Apache helicopter crashed when a hidden and rarely inspected safety nut became undone, causing the rotor blades to dis-attach in-flight and caused a Class A (major) accident with casualties. We developed a solution that uses vision-based sensors and trained AI algorithms to monitor and measure the size and number of threads in a bolt in real-time and automatically warn of out-of-synch events, preventing such critical future events.

Our solution was further developed to monitor other safety critical components on the aircraft and today the solution is deployed on the AH-64 Apache, SH-60 Seahawk helicopter and other operational platforms in Israel and global.

Odysight TruVision System Architecture

Our specialized software collects, processes, detects, and records real time information from multiple sensors. The data is available in real-time through a user application or via our technician ground tool. Our modular integrated solution is comprised of a processing unit and multiple vision-based sensors that are integrated into hard-to-reach areas and monitoring safety critical components in real time. The solution is designed as an open architecture that supports both a full solution by the Odysight TruVision or integration with existing systems.

Our Business Model and Value Proposition

Our unique video-based sensors, embedded software and AI algorithms are currently being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Our value proposition is based on providing actual condition of a platform in real-time, offering significant value through enhanced safety, efficiency and cost savings. Our big data analytics provide predictive insights regarding an entire system life cycle, spare parts management and smart prediction of system performance. The operational, financial and quality benefits of using the Odysight TruVision solution include the following:

Enhanced Safety. The Odysight TruVision solution enhances worker safety without sacrificing productivity and while minimizing planned and unexpected downtime. This is made possible by early detection of potential failures, which can prevent accidents and help to ensure the aircraft operates within safe parameters. In addition, our technology can endure extreme environments and has wireless capability, features that allow maintenance teams to conduct monitoring and visual inspection remotely, with such continuous monitoring and real-time analysis on the ground and in-flight operations reducing the risk of unexpected malfunctions. Our smarter approach collects data by placing multiple cameras on or near the moving parts of machines, allowing workers to conduct remote monitoring to assess the condition of a component or machine without having to touch the mechanical parts themselves, eliminating potential hazards of being exposed to those parts, including extreme environmental conditions, rotating equipment and accidents while climbing ladders, among others.

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Increased Efficiency and Mission Capability. On average, organizations are estimated to lower their machine failure rates by 70 percent using a predictive maintenance program. Conducting condition-based monitoring using technologies that can gather and distribute sensor data enables maintenance teams to obtain real-time data on the health of a mechanical system, providing automated and precise detection of issues that minimizes the time needed for manual and human visual inspections and increases the mission capability of the platform. This provides enough forewarning to apply the appropriate maintenance tasks that will prevent failure. For example, our vision-based sensor reduces or replaces a significant part of the visual inspections required by maintenance teams in the aviation or transportation industries (i.e., checks for completeness, checks for existence, checks for proper installation, etc.), allowing technicians that oversee rotating and other equipment to conduct real-time monitoring of bearing malfunctions and deformations while the machine is in operation. Our technology can detect minuscule deformations that will eventually leave the bearings vulnerable to surface fatigue. AI algorithms can then forecast the time of failure. This not only helps ensure that the bearings are replaced, when necessary, but also prevents collateral damage to nearby components, machines or systems that would occur should the bearings fail.

Cost Savings. Predictive maintenance is estimated to cut maintenance costs by 5 to 10 percent. This is savings on costs related to inventory management, the personnel needed to install replacement components and more. Under conventional maintenance programs, in cases of emergencies and unexpected machine breakdown, these costs can multiply. With the foresight predictive maintenance provides into the health of a machine, organizations can reduce the frequency of unexpected machine breakdowns and optimized maintenance schedules, extending the lifespan of aircraft components and lowering replacement costs. Using predictive maintenance in lieu of other maintenance approaches that rely on rigid maintenance scheduling also means that costs are saved on servicing and replacing machine components that are still in good working order.

Improved Accuracy and Reliability. As physical assets, machines are vulnerable to deterioration. Our vision-based system and analysis ensures consistent and objective detection of issues, reducing human error and enhancing the reliability of maintenance predictions and interventions. The data analytics we provide offer maintenance teams with insights that help machines perform optimally as long as possible. The analysis of machine data from our vision-based sensing solution and analytics will highlight the situations in which components fail or breakdown frequently. Maintenance teams can use this information to minimize breakdowns.

Reduced Downtime. Unexpected downtime is expensive, and can be one of the largest money drains in Industry 4.0 organizations. For example, the unplanned downtime of machines is estimated to costs industrial manufacturers $50 billion annually. the Odysight TruVision solution has been designed to eliminate unplanned downtime and allows maintenance teams to keep necessary, planned downtime to a minimum and at a more convenient, less disruptive schedule. This is a stark difference from other maintenance approaches, such as preventive maintenance, that can increase downtime by implementing either insufficient or excessive maintenance.

Advanced Training and Support. Real-time and historical visual information serve as powerful training tools for technicians, improving their skills and preparedness. Visual remote access capabilities allow for expert support and collaboration, even across different locations.

Our current business model is to identify customers interested in adding real-time visualization and analytics to their existing (or new) products, or who are considering the development of new products with miniature visualization sensors and failure detection capabilities. This model includes the initial sale of hardware combined with an upsell to a software subscription service. This strategy allows for immediate revenue generation from system sales, and also creates a steady stream of recurring revenue from multi-year software subscriptions.

We have commercial agreements and purchase orders for hundreds of airborne systems of various original equipment manufacturers, or OEMs, in aerospace and have completed successful demonstration projects for various industrial users. We are in the process of developing additional applications for our vision-based sensing portfolio, which are anticipated to provide significant benefits to our customers.

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Market Opportunity

We believe the Odysight TruVision solution has potential application across diverse industry verticals as it is a core technology. As the benefits of vision-based sensor technology become more widely accepted, we believe there are significant market opportunities available for our product offerings.

Based on industry reports and our estimates, the global predictive maintenance market was approximately $8 billion in 2024 is projected to grow to approximately $34 billion by 2030. In the aerospace market alone, which constitutes commercial aviation, military rotorcraft, fixed wing aircraft and UAVs, we believe that our TAM is currently more than $10 billion. We based our TAM calculations on data from third-party industry and governmental sources regarding the total number of units that could utilize our vision-based sensor technology and on our estimates of an average selling price and extent of our market penetration.

Sales and Marketing

We are focused on the aerospace vertical while we target Industry 4.0, transportation and energy markets where there is a growing need for our vision-based sensor technology.

Currently our main marketing efforts are focused on the Israeli and U.S. markets, with some efforts invested in pursuing opportunities in European and other top tier markets.

We are implementing a comprehensive sales and marketing approach that encourages widespread adoption of our products. Our aim is to sell the Odysight TruVision solution by targeting the Israeli home market, utilizing global platforms available in the U.S. and internationally. This involves addressing operators, OEMs, maintenance and repair organizations, and forming strategic partnerships with entities holding strong market positions that can benefit from our solution, providing them immediate value and a technological edge, thereby accelerating our sales and global expansion. Our direct interaction with OEMs, enables us to work with them from the design phase, providing for seamless integration of our solutions into their products. Our sales cycles vary from a few months to a few years, depending on the type and scale of engagement. Once a system is deployed, it may be utilized for several years.

To engage new customers, we employ various sales and marketing strategies. We employ several professional experienced sales managers in relevant fields of expertise, in addition to a team of consultants who analyze global trends and designated geographical territories to assist us in targeting potential customers.

Our marketing efforts include, but are not limited to, the following:

●	engaging third-party companies and local consultants as territorial representatives in key markets to target leading companies in relevant industries;

●	initiating business engagements based on leads received through our marketing efforts or through active interaction with key industry influencers,

●	conducting proof of concept demonstrations in order to evaluate the feasibility of integration of the Odysight TruVision solution for monitoring their systems and to demonstrate the significant value proposition of our technology to customers;

●	networking through personal contacts in the aerospace, defense, transportation, maritime, energy and medical industries; and

●	participating in major aerospace, defense, vision technology and other exhibitions as well as Industry 4.0 specific events.

Currently, we have four major customers that are expected to generate a substantial portion of our forecasted revenue in the near term.

In June 2022 we announced that we completed the verification and validation stage of our endoscopic camera solution with our Fortune 500 client, in January 2023 we announced the receipt of a $1.45 million order from this client, and in October 2023 we announced a solidified purchase order with this client and that formal commitments under the purchase order amount to a total of $3.3 million for fiscal year 2024.

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In February 2023, we announced the completion of a major development stage in equipping Elbit Systems Ltd.’s leading defense UAS aerial platforms with our real time video monitoring system. Through the program, our unique video-based sensors, embedded software, machine vision and algorithms support a variety of predictive maintenance and condition-based monitoring use cases for unmanned aerial vehicles. Since our technology features a modular open system architecture, it enables seamless integration with advanced unmanned aerial platforms.

In July 2023, we announced a collaboration with the Israel Aerospace Industries, or IAI, through which the IAI will utilize our advanced vision-based sensing and video analytics technology in a vision-based “health monitoring system” for UH-60 (Blackhawk) helicopters. By harnessing our multiple highly resilient video-based sensors, embedded software, video analytics and AI algorithms specifically designed for the UH-60 helicopter, this solution will provide real-time insights into the health of UH-60 helicopters, improving safety measures, minimizing downtime, optimizing spare parts management and enabling the implementation of predictive maintenance strategies.

In December 2023, we announced a strategic partnership to develop advanced applications for aerospace and industrial markets worldwide with SIPAL S.P.A., a leading company in Italy in the engineering sector. The goal of the collaboration is a next generation maintenance solution that will allow maintenance crews the ability to obtain and review real time visual inspection of an aircraft’s internal systems without the need to remove a single panel or a hatch.

In February 2024, we announced the receipt of a purchase order for our PdM system for an Israel Air Force Boeing AH-64 Apache attack helicopter prototype. The partnership marks a significant milestone, integrating our autonomous, vision-based monitoring and predictive maintenance technology into a leading attack helicopter. There are approximately 2,700 Boeing AH-64 Apache attack helicopters deployed worldwide.

In March 2024, we announced the receipt of a purchase order exceeding $1 million from a major international defense contractor for our vision-based sensor and AI analytics solution. The system will be installed in upgraded Lockheed Martin (Sikorsky) SH-60 Seahawk Maritime Rotary Wing Aircraft of the Israel Air Force. More than 4,000 UH-60 Black Hawk aircraft, and its variants such as the SH-60 Seahawk, are in service worldwide today.

In May 2024, we announced the receipt of a purchase order from Tel Aviv University for the Israeli Ministry of Defense for a bespoke system based on our proprietary vision-based sensors. In addition, in the same month, we announced the receipt of a purchase order from France-based Safran Aircraft Engines.

In September 2024, we announced a purchase order exceeding $10 million with a leading international defense contractor for the integration of our vision-based sensor technology into a new UAV configuration as well as an existing UAV line. In the same month, we announced the receipt of a new repeat purchase order from NASA to support its high-speed aeronautical flight testing on aerospace vehicles.

Our purchase orders and collaborations generate revenue over a period ranging from a few months to several years. The variability in project durations and the potential for delays or changes in client needs further complicate our ability to forecast revenue with precision. As a result, there is an inherent uncertainty in predicting the exact timing and amount of revenue that will be generated from these activities.

In addition to our business development efforts that are mainly based on currently existing or future customer needs, we aim to identify new market opportunities. These efforts include systematic analysis of various industrial and medical fields and procedures to identify where visualization solutions, including image analysis, might add value. When a potential opportunity is identified, we seek to protect our rights by establishing relevant intellectual property safeguards and developing prototypes for the required application.

Manufacturing and Supply

We rely on both in-house manufacturing together with outsourced manufacturing for a portion of the assembly of our vision-based sensor products. We manufacture the miniature cameras used in our vision-based sensor solution at our Omer location, while the manufacture of the processing units and handheld devices is outsourced to third parties. The camera is then assembled in our facilities into a finished system that is calibrated and tested by us for quality control.

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Most of the components and parts we use in our manufacturing operations are available from more than one source. However, we obtain certain components from single source suppliers. For example, the number of suppliers engaged in the provision of miniature video sensors which are suitable for our CMOS technology mainly in the medical domain is very limited. As we do not have a direct general contract in place with these suppliers, there is no contractual commitment on the part of such suppliers for any set quantity of such sensors. In the event of an extended failure of a supplier or suppliers in this area, it is possible that we could experience an interruption in supply until we established new sources or, in some cases, implemented alternative processes. Any inability or delay in finding a suitable replacement supplier or suppliers could negatively affect our business, financial condition, results of operations and reputation.

Our facility in Omer holds the following certifications: ISO9001, AS9100, ISO13485, ISO14001(ongoing), IPC-A-610, and IPC-7711/7721.

Research and Development

Our research and development activities are conducted internally by a team of 31 research and development staff based in Israel. Our development strategy is to identify features and products for the hardware and software that enhance and improve the performance of our solutions for our customers. The focus of our R&D team is to provide technological innovation and associated intellectual property that expands the value proposition of our vision-based sensor solutions.

Our research and development efforts focus on two main areas:

●	Multi-Camera Solutions: We are advancing our multi-camera technology, which utilizes advanced vision-based sensing and AI/ML processing focusing on sensing, computing and prediction.
●	Industrial Cloud-Based Products: We leverage our existing cloud environment to develop proof of concept and innovative industrial solutions.

Competition

Competition among providers of sensing solutions is characterized by extensive research efforts and rapid technological progress. There are currently several companies that develop and provide monitoring solutions for PdM and CBM. These monitoring solutions include the sensor itself, data collection and storage, AI processing, or a combination of these capabilities. CBM and PdM solutions are usually based on traditional sensing solutions such as vibration, temperature and acoustic sensors. Based on our research and discussions with customers, we believe these traditional sensing methods are limited in their ability to provide an in-depth view of the condition of the monitored components and usually alert on the occurrence of an anomaly when component failure has already occurred, which is too late in some cases. From an AI perspective, there are several vendors providing off-the-shelf AI capabilities which then require customization per market, use case, and/or data source. We believe that our more holistic approach and reliance on image-based solutions creates richer and more informative data, leveraged by AI and machine learning algorithms, enabling our customers to more effectively deploy predictive maintenance programs.

We believe that our ability to compete successfully depends primarily on the following factors:

●	continuing to advance our vision-based sensor solution;

●	leveraging our data and AI capabilities;

●	maintaining and attracting customers;

●	developing and launching new products and transformative brands;

●	responding to changing customer demands in a timely manner;

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●	maintaining the value and reputation of our brand;

●	attracting and retaining a team committed to innovation;

●	effectiveness of our products;

●	accessible pricing;

●	customer service; and

●	effectiveness of our marketing strategies.

Additional competitors may enter the market, and we are likely to encounter increased competition in the future. Any business combinations or mergers among our competitors that result in larger competitors with greater resources or distribution networks, or the acquisition of a competitor by a major technology corporation seeking to enter this business could further result in increased competition. Other companies, academic and research institutions or others, may develop new technologies for products that are more effective than our vision-based sensor technology. Our technologies could be rendered obsolete by such developments.

Intellectual Property

Intellectual property is an important aspect of our business and we seek protection for our intellectual property rights as we deem appropriate. To establish and protect our proprietary rights, we rely on a combination of patent, copyright, trade secret and trademark laws, know-how and continuing innovation, and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements. We strive to protect the proprietary technologies that we believe are important to our business, including seeking and maintaining patent protection intended to cover our products.

As of December 5, 2024, our patent portfolio included 16 issued patents, six of which are in the U.S., and 37 pending patent applications, 12 of which are in the U.S (including provisional patent applications). The issued U.S. patents are expected to expire between 2031 and 2042, in each case taking into account awarded patent term adjustments and extensions and assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees. We have a total of 19 patent families, 12 of which are in the predictive maintenance field and seven are related to imaging technology.

We initially submit applications to the USPTO as provisional patent applications. We sometimes continue by filing non-provisional patent applications under the Patent Cooperation Treaty, or the PCT, which is an international patent law treaty that provides a unified procedure for filing a single initial patent application to later seek patent protection for an invention in any number of the member states of the PCT. Although a PCT application does not itself issue as a patent, it acts as a placeholder allowing the applicant to seek protection in any of the member states through national-phase applications. In other cases, we file national applications under the Paris                Convention claiming priority from the provisional patent applications.

We have trademark rights in our name and other brand elements, including trademark registrations in certain jurisdictions around the world, including the U.S., Europe, Israel, Australia, Brazil, Canada, Japan and Korea.

We pursue the registration of domain names for websites that we use and that we consider material to the marketing of our products, including the odysight.ai domain.

We generally seek to enter into confidentiality agreements and proprietary rights agreements with our employees and consultants and to control access to, and distribution of, our proprietary information. However, we cannot guarantee that all applicable parties have executed such agreements. Such agreements can also be breached, and we may not have adequate remedies for any such breach.

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Intellectual property laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated. Furthermore, the laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use our technology to develop products and services with the same functionality as our products. Policing unauthorized use of our technology is difficult. Our competitors could also independently develop technologies like ours, and our intellectual property rights may not be broad enough for us to prevent competitors from selling products and services incorporating those technologies. For more information regarding the risks relating to intellectual property, see “Risk Factors — Risks Related to our Intellectual Property.”

Government Regulation

We are subject to a variety of laws, regulations and licensing requirements of U.S. federal, state and local authorities, including Israel. We are also required to obtain various licenses and permits from state, local and Israeli authorities in connection with the operation of our business.

Given that we do not manufacture or distribute end-user products and instead service businesses pursuant to a business-to-business model, we are subject to fewer regulatory standards commonly associated with manufacturers or distributors.

We manufacture and sell the Odysight TruVision solution that contains electronic components, and such components may contain materials that are subject to government regulation in both the locations where we develop, manufacture and assemble our products, as well as the locations where we sell our products. Among other things, certain applicable laws and regulations require or may in the future require the submission of annual reports to certain governmental agencies certifying that such products comply with applicable performance standards, the maintenance of manufacturing, testing and distribution records, and the reporting of certain product defects to such regulatory agency or consumers. If our products fail to comply with applicable regulations, we and/or our products could be subjected to a variety of enforcement actions or sanctions, such as product recalls, repairs or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures or civil penalties. The occurrence of any of the foregoing could harm our business, results of operations and financial condition.

Since we plan to operate on a global basis, we will be required to continually monitor applicable laws and regulations and engage in an ongoing compliance process to ensure that we and our suppliers are in compliance with existing laws and regulations, even as they change over time. If there is an unanticipated or onerous new law or regulation that significantly impacts our use of various components or requires more expensive components, such law or regulation could materially adversely affect our business, results of operations and financial condition.

In addition, some of our customers may require that we comply with unique requirements specific to their operations. For example, there exist U.S. Federal Aviation Administration and International Civil Aviation Organization requirements for certain airplane models to be subject to CE certification, a regulatory standard that verifies certain products are safe for sale and use in much of Europe. These and other requirements are applicable for the Odysight TruVision solution in various jurisdictions across the globe.

In our engagements with customers operating in the biomedical sector, we comply with the medical device standards in the corresponding territory, such as the FDA or ISO, among others. Compliance with these regulations is achieved through our QA department and the support we receive from highly experienced quality assurance and regulatory affairs consultants. In addition, we are audited annually by MEDCERT GmbH, a German Notified Body.

We are subject to a number of laws and regulations that involve matters central to our business. These laws and regulations involve privacy, data protection, intellectual property, competition and other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because global laws and regulations have continued to develop and evolve rapidly, it is possible that we may not be, or may not have been, compliant with each such applicable law or regulation.

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As we expand our operations internationally, we expect to be subject to other laws and regulations governing our international operations, including regulations administered by the governments of Israel, the U.S. and the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as trade control laws. Failure to comply with anti-corruption laws and trade control laws could subject us to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses.

Grants from the Israel Innovation Authority

On May 21, 2023, we were awarded a grant by the IIA. The purpose of this grant is to support and our production capabilities. Subject to our successfully achieving all predetermined milestones, the maximum grant amount that can be received is NIS 1 million (approximately $US 277,777).

As of September 30, 2024, we received IIA royalty-bearing grants totaling approximately NIS 515,000 (approximately US$130,000).

We are committed to paying royalties to the IIA at a rate of approximately 1.0% to 3.5% on sales proceeds from our products (and related know-how and services) that were developed, in whole or in part, in connection with the IIA royalty-bearing grants we received under IIA programs, up to the total amount of royalty-bearing grants received, linked to the U.S. dollar and bearing annual interest at rates prescribed by the IIA’s rules and guidelines.

We may in the future apply to receive additional grants from the IIA. However, we cannot predict whether we will receive any future grants, or the amounts or the terms and conditions of any such grants.

In addition, as a result of certain agreements between Xylo Technologies Ltd. and Odysight.ai Ltd., the IIA approved a transfer of IIA know-how developed by Xylo Technologies Ltd.in the framework of the Bio Medical Photonic Consortium, or the Xylo Technologies Consortium. Accordingly, all rights and obligations with regard to the IIA under the Innovation Law, in connection with such know-how, now apply to us. The rights and obligations within the framework of our activity in the Xylo Technologies Consortium continue to apply to us notwithstanding the termination of the Xylo Technologies Consortium and include, among other things, the following:

(i)	The property rights to information which has been developed belongs to the Xylo Technologies Consortium member that developed it. However, the developing entity is obligated to provide the other members in the Xylo Technologies Consortium a license for the use of the new information, without consideration, provided that the other members do not transfer such information to any entity which is not a member of the Xylo Technologies Consortium. The provision of a license or of the right to use the new information to a third-party is subject to approval by the administration of the MAGNET Program at the IIA;

(ii)	The Xylo Technologies Consortium member is entitled to register a patent for the new information which has been developed by it within the framework of its activity in the Xylo Technologies Consortium. The foregoing registration does not require approval from the administration of the MAGNET Program at the IIA; and

(iii)	The know-how and technology developed under the program is subject to the restrictions set forth under the Innovation Law, including restrictions on the transfer of such know-how and any manufacturing rights with respect thereto, without first obtaining the approval of the IIA. Such approval may entail additional payments to the IIA, as determined under the Innovation Law and regulations.

In general, with regard to any IIA-funding, the Innovation Law requires, among other things, that the products developed as part of the programs under which the grants were given be manufactured in Israel, and restricts the ability to transfer know-how directly or indirectly funded by the IIA outside of Israel. A transfer for the purpose of the Innovation Law is generally interpreted very broadly and includes, among other things, any sale of the IIA-funded know-how, any license to develop the IIA-funded know-how or the products resulting from such IIA-funded know-how, grant of access to such knowhow, or any other transaction, which, in essence, involves a transfer of IIA-funded know-how. The transfer of IIA-funded know-how outside of Israel requires prior approval and may be subject to payment of a redemption fee to the IIA, calculated in accordance with a formula provided under the Innovation Law (which is subject to a cap of six times the total amount of the IIA grants received, plus interest). These restrictions may impair our ability to sell, license or otherwise transfer IIA-funded know-how outside of Israel.

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In general, manufacturing of products developed with IIA-funded know-how outside of Israel also requires prior approval from the IIA. Even if we do receive approval to manufacture products developed with IIA-funded know-how outside of Israel, such transfer of manufacturing capacity outside of Israel may be subject to an increase in the amount of royalties payable, depending on the manufacturing volume that is performed outside of Israel, and to an increase in the rate of royalties. This restriction may impair our ability to outsource manufacturing or engage in our own manufacturing operations for those products or technologies.

The restrictions under the Innovation Law (including with respect to the restriction of the transfer of IIA-funded know-how and manufacturing outside of Israel) continue to apply even after payment of the full amount of royalties payable to the IIA in respect of grants. However, upon payment of the redemption fee on a transfer of IIA-funded know-how outside Israel, the obligations towards the IIA (including the obligation to pay royalties) and restrictions under the Innovation Law cease to apply.

We cannot be certain that any approval of the IIA will be obtained on terms that are acceptable to us, or at all. We may not receive the required approvals should we wish to transfer IIA-funded know-how and/or manufacture products developed with IIA-funded know-how outside of Israel in the future. Furthermore, in the event that we undertake a transaction involving the transfer to a non-Israeli entity of IIA-funded know-how pursuant to a merger or similar transaction, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the IIA. If we fail to satisfy the conditions of the Innovation Law, we may be required to refund the amounts of the grants previously received, together with interest and penalties, and may become subject to criminal charges.

Subject to prior approval of the IIA, we may transfer the IIA-funded know-how to another Israeli company. If the IIA-funded know-how is transferred to another Israeli entity, the transfer would still require IIA approval but will not be subject to the payment of the redemption fee (however, there may be an obligation to pay royalties to the IIA from the income of such sale transaction as part of the royalty payment obligation). In such case, the acquiring company would have to assume all of the applicable restrictions and obligations towards the IIA (including the restrictions on the transfer of know-how and manufacturing outside of Israel) as a condition to the IIA’s approval.

Investment by a foreign entity in an IIA-funded company, following which the non-Israeli entity becomes an “interested party” in the company (e.g., holds, directly or indirectly, at least 5% of the shares of the funded company or has a right to appoint a director), including an acquisition of 100% of the shares of an IIA-funded company, requires notification to the IIA of the transaction and an undertaking signed by the non-Israeli investor to comply with the Innovation Law.

Human Capital Resources

Our key human capital management objectives are to attract, retain and develop the highest quality talent throughout our company. To support these objectives, we strive to provide our employees good working conditions and competitive pay, as well as a wide range of benefits programs to eligible employees. We regularly evaluate our benefits programs and policies to meet present and future employee needs and desires. Programs and policies applicable to our employees generally include, but are not limited to, benefits programs, equity compensation plans, flexible work schedules, diversity and inclusion initiatives, professional development opportunities, paid time-off policies and recognition and rewards programs.

As of the date of this prospectus, we have                    senior management positions, which includes our Chief Executive Officer, and those who report to our Chief Executive Officer, which consists of                    reporting managers to the CEO, all of whom are engaged on a full-time basis. As of the date of this prospectus, we had                    employees in full- or part-time capacities. Our employees are all located in Israel.

None of our employees are represented by labor unions or covered by collective bargaining agreements. We believe that we maintain good relations with all our employees.

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All of our employment agreements include customary provisions with respect to non-competition, assignment to us of intellectual property rights developed in the course of employment and confidentiality. Our consulting agreements with our agents and partners include provisions with respect to assignment to us of intellectual property rights developed in the course of their engagement as well as confidentiality. The enforceability of such provisions may be limited under applicable law.

Properties

Our corporate headquarters is located in Omer, which includes approximately 800 square meters of office, manufacturing and laboratory space. The lease agreement for this facility is set to expire in December 2028; however, we retain the right to terminate the lease after three years (in December 2026). We also lease approximately 1,000 square meters in Ramat Gan. The office space in Ramat Gan is leased pursuant to a lease that expires in June 2027. with an option to extend for an additional two years. Our office space in Ramat Gan contains engineering, research and development and administrative functions of the company. We believe that our Omer and Ramat Gan leases are adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Legal Proceedings

Other than as described below, we are currently not a party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. As our growth continues, we may become party to an increasing number of litigations and claims. The outcome of litigations and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows or financial position.

As a result of oppositional proceedings initiated by a third-party in 2018, the Opposition Division of the EU Patent Office decided in 2019 to revoke two of the three European patents (EP 2.478.693 and EP 2.621.159) and in 2021 to maintain the third patent (EP 2.621.158). Following appeal hearings held in early 2024, the Board of Appeals revoked all three patents, with formal written decisions issued in July 2024. We have filed a petition for review of the decision regarding two of the three European patents (EP 2.478.693 and EP 2.621.159) and are not appealing the decision regarding the third European patent (EP 2.621.158). The revocations are not expected to have a material impact on our current business operations.

Organizational History

We were incorporated under the laws of the State of Nevada on March 22, 2013 under the name Intellisense Solutions Inc., or Intellisense. We were initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the internet. However, we were unable to execute our original business plan, develop significant operations or achieve commercial sales.

On January 10, 2019, we formed Canna Patch Ltd., or Canna Patch, an Israeli corporation, of which 90% was initially owned by our Company, and the remaining 10% owned by Rafael Ezra, Canna Patch’s Chief Technology Officer. Canna Patch did not have any operations and, on December 4, 2019, we sold 100% of our holdings in Canna Patch.

On September 16, 2019, Intellisense and Medigus entered into an exchange agreement pursuant to which, on December 30, 2019, we acquired from Medigus all of the issued and outstanding share capital of ScoutCam Ltd. On December 31, 2019, we changed our name to ScoutCam Inc. Following this acquisition, we integrated and fully adopted the acquired miniaturized imaging business into the company as our primary business activity.

On December 1, 2019, Medigus and Odysight.ai Ltd. consummated a certain Amended and Restated Asset Transfer Agreement, which transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business. On May 18, 2020, we and Medigus entered into a certain Side Letter Agreement, whereby the parties agreed to amend certain terms of the Amended and Restated Asset Transfer Agreement and related documents.

On April 20, 2020, Odysight.ai Ltd. entered into an Amended and Restated Intercompany Services Agreement with Medigus, which effectively amended and restated an intercompany services agreement dated May 30, 2019.

On June 5, 2023, we changed our name to Odysight.ai Inc. In addition, our trading symbol on the OTCQB was changed from “SCTC” to “ODYS”, effective as of February 13, 2024.

On February 28, 2024, we formed D. VIEW Ltd., a private company organized under the laws of the State of Israel and a wholly owned subsidiary of Odysight.ai Inc., to act as a local agent for the defense market in Israel.

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MANAGEMENT

Current Management

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the names and ages of our directors and executive officers:

Name	Age	Position
Executive Officers
Yehu Ofer	59	Chief Executive Officer
Einav Brenner	43	Chief Financial Officer
Eli Israeli	54	Chief Technology Officer
Jacob Avinu	42	Senior VP of Product Portfolio

Directors
Prof. Benad Goldwasser (4)	74	Chairman of the Board
Jackson Schneider (4)	60	Director
Ronit Rubin (1)(4)	60	Director
Moshe (Mori) Arkin	72	Director
Inbal Kreiss (1)(2) (4)	58	Director
Zeev Vurembrand (1)(2)(4)	73	Director
Nir Nimrodi (2)(4)	55	Director
Dr. Carlo Pappa	53	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee to be established prior to the closing of this offering
(4)	Independent director under the rules of Nasdaq

Executive Officers

Yehu Ofer has served as our Chief Executive Officer since October 2022. Mr. Ofer served as a colonel (now retired) in the Israeli Air Force, or the “IAF”, commanding two operational squadrons before commanding “Wing 15”, the optic and electronic intelligence wing of the IAF. In his last position, Mr. Ofer served as Israel Defense Attaché to Italy, Greece, Serbia, and Croatia, where he oversaw the largest ever government-to-government transaction between Israel and Italy. Upon his retirement from the Israel Defense Forces in 2013, Mr. Ofer joined Elbit Systems Ltd. in its electro-optics unit as a technology development and program manager in airborne optic and laser solutions. Mr. Ofer also managed Elbit System’s aerospace division as VP of large-scale development programs and VP of the Brazil business unit. Before leaving Elbit Systems, in October 2022, to become our CEO, Mr. Ofer served as VP of Global Business Development, Marketing and Sales for Elbit Systems, a position he held since 2020. Mr. Ofer holds an MBA degree from the University of Haifa, a Bachelor of Economics and Logistics degree (cum laude) from Bar Ilan University in Tel Aviv, and a degree from the National Security College in Tel Aviv. Mr. Ofer has served as a member of the board of directors of Aerospace Industrial Scan Ltd. since August 2024, Robotican Ltd since September 2024 and of the International Board of the Weizmann Institute since November 2023.

Einav Brenner has served as our Chief Financial Officer since May 2024. From May 2022 until becoming our CFO, Ms. Brenner served as the VP Finance of Solato Ltd., a food tech company. In this capacity, Ms. Brenner supported the establishment of global company activities, including strategic decision making and significant commercial agreements, building financial and operational teams and infrastructure, and handling fund raising and investor relations. From July 2017 to May 2022, Ms. Brenner served as Executive Director of Finance at RedHill Biopharma Ltd. (NASDAQ: RDHL), where she facilitated fund raising activities, managed complex transactions and legal aspects, and was responsible for Securities and Exchange Commission filings and financial reporting. Prior to this, Ms. Brenner served in various financial positions at Vizrt Inc., Viola Ventures and PricewaterhouseCoopers. Ms. Brenner is a CPA (Israel), holds a Bachelor of Accounting, Economics and Business Administration, and an MBA in Financial Management, both from Tel Aviv University.

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Eli Israeli has served as our Chief Technology Officer since October 2023. Before joining us, Mr. Israeli served from January 2022 to September 2023 as CTO at Gadfin, where he spearheaded the development and execution of Gadfin’s technology strategy. From December 2019 to February 2022, Mr. Israeli served as the Senior Vice President of System Engineering, Program Management, and Customer Success at IAI headquarters. His career includes a variety of other roles, including Chairman of the consortium of AI Academy–- Artificial Intelligence Training; Director of Program Management, Ground-Based & Missiles Defense Systems at IAI; Director of System Engineer and Product Management, Civil Aircraft Protection Systems at the Israel Ministry of Defense – DDR&D; Senior Systems Engineer, Unmanned Aerial Vehicle at the Israeli Air Force; and Director of R&D and Program Management, MALE Unmanned Aerial System at the Israeli Ministry of Defense - DDR&D. Mr. Israeli holds an MSc in System Engineering and Program Management from the Technion – Israel Institute of Technology in Haifa, Israel, and a BSc in electrical engineering and Bachelor of Education from Tel Aviv University.

Jacob Avinu has served as our Senior VP of Product Portfolio since November 2022. Mr. Avinu has more than 15 years of experience in development, operations, and leadership in a variety of industries, including aviation and aerospace. He joined Odysight.ai from Elbit Systems, where since 2018 he led the advanced capabilities R&D group in helmet-mounted displays and sensors, a key segment within the company’s aerospace division. Before joining Elbit Systems, Mr. Avinu served for six years in the IAF as a computer vision system engineer and commander of the electronic systems development group. Mr. Avinu holds a Master of Science degree from Ben-Gurion University of the Negev in Beer-Sheva, Israel with a focus on electro-optical engineering, and a Bachelor of Science degree in electrical engineering from Ort Braude College of Engineering in Karmiel Israel. Mr. Avinu also studied practical engineering and electronics at the Israeli Air Force Academy.

Directors

Prof. Benad Goldwasser has served as chairman of our board of directors since December 2019, and has served as chairman of Odysight.ai Ltd.’s board of directors since its inception. Prof. Goldwasser is a serial entrepreneur and retired urology medical doctor. In 2016, Prof. Goldwasser helped launch a venture capital fund together with SAIL, a Shanghai Government investment company. Prof. Goldwasser has served as a member of the board of directors of Innoventric Ltd. since 2017 and Inspira Technologies Ltd. since January 2021. From 2013-2016 Prof. Goldwasser served as an external director of BioCanCell Ltd. (TASE: BICL). Prof. Goldwasser was the co-founder of Vidamed Inc., Medinol Ltd., Rita Medical Inc., Optonol Ltd. and GI View Ltd. Prof. Goldwasser served as managing director of Biomedical Investments Ltd., an Israeli Venture Capital firm. During his medical career, he served as Chairman of Urology at the Chaim Sheba Medical Center and Professor of Surgery at Tel-Aviv University. Prof. Goldwasser holds MD and MBA degrees from Tel-Aviv University. We believe Prof. Goldwasser is qualified to serve on our board of directors because of his extensive experience as a serial entrepreneur, venture capitalist and retired medical doctor, along with his leadership in various innovative companies.

Jackson Schneider has served on our board of directors since December 2023. Mr. Schneider is currently an Adjunct Professor Senior at Columbia University in New York. From January 2014 to November 2022, Mr. Schneider served as President and CEO of Embraer Defense & Security, a leading Latin American aerospace and defense company and, from August 2020 to August 2022, he served as a visiting senior research fellow (non-resident) in the Department of War Studies at King’s College in London. Before this, Mr. Schneider served in other capacities for Embraer and in a series of senior management positions for Mercedes-Benz Do Brasil LTDA, Daimler-Chrysler (Mercedes-Benz), and Unilever do Brasil. Mr. Schneider also served on the board of directors of Tempest S.A., Visiona Tecnologia Aerospacial S.A., and OGMA, the Portugal Aerospace Industry, each affiliated with Embraer, until April 2023. He currently serves on the advisory board or board of directors of Sonda Tecnologias (Brazil), Abra Aviation Group (London), CBMM (Brazil) and Mercedes-Benz Do Brasil. In addition, Mr. Schneider has served in leadership roles in various industry associations and is currently the President of the Superior Council for Trade and Commerce in the Federation of Industries of the State of Sao Paulo. He holds a law degree from 1982 to 1986 from UFRGS/UNB and an MBA from the Business School Sao Paulo in Brazil in partnership with the Rotman School in Toronto, Canada. We believe that Mr. Schneider is qualified to serve on our board of directors because of his extensive leadership experience including as President and CEO of a leading aerospace and defense company, his academic roles and his significant contributions to various industry boards and associations.

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Ronit Rubin has served on our board of directors since December 2023. Ms. Rubin is currently EMEA President for AllCloud, a professional services company providing organizations with the tools for cloud enablement and transformation, a position she has held since 2016. Prior to this, Ms. Rubin served as VP, Business Division and VP, Information Technology at Partner Communications Ltd. and as VP, Information Technology at Cal-Israel Credit Cards Ltd. From 1984-2006, Ms. Rubin served in various roles for the navy of the Israeli Defense Forces, including as Commander, Computers Unit and Head of Information Systems Department. She currently serves as a board member of CardCom Technology. Ms. Rubin holds a BA in Economics & Logistics from Bar-Ilan University in Ramat Gan, Israel, and an MA in Business Management from Ben-Gurion University of the Negev in Be’er Sheva, Israel. We believe that Ms. Rubin is qualified to serve on our board of directors because of her extensive leadership experience as EMEA President for AllCloud, her significant roles in IT and business divisions at major companies and her distinguished service in the Israeli Defense Forces.

Moshe (Mori) Arkin has served on our board of directors since February 2021. Mr. Arkin is a leading life science and pharmaceutical entrepreneur and serves as the chairman of Arkin Capital, which he founded in 2009. Mr. Arkin has served as chairman of the board of directors of Sol Gel Technologies Ltd. (NASDAQ: SLGL) since 2014 and sits on the board of directors of several private pharmaceutical and medical device companies, including Digma Medical, a company developing systems to treat insulin resistance present in type 2 diabetes and other metabolic syndrome diseases, and Valcare Medical, a company developing heart valve devices. From 2005 to 2008, Mr. Arkin served as the head of generics at Perrigo Company, and from 2005 until 2011, as a member of its board of directors. Prior to joining Sol Gel Technologies Ltd., Mr. Arkin served as a director of cCAM Biotherapeutics Ltd., a company focused on the discovery and development of novel immunotherapies to treat cancer from 2012 until its acquisition in 2015 by Merck & Co., Inc. Mr. Arkin served as chairman of Agis Industries Ltd. from 1972 until its acquisition by Perrigo Company in 2005. Mr. Arkin holds a B.A. degree in psychology from the Tel Aviv University, Israel. We believe that Mr. Arkin is qualified to serve on our board of directors because of his extensive experience as a life science and pharmaceutical entrepreneur, his leadership roles in various innovative companies and his significant contributions to industry through his work with Arkin Holdings and other organizations.

Inbal Kreiss has served on our board of directors since April 2021. Ms. Kreiss is currently the Chief of Innovation at the Systems, Missiles and Space Division of the IAI, a position she has held since April 2020, and Chairwoman of RAKIA, Scientific and Technological Mission to the International Space Station, a position she has held since April 2021. Since 2013, Ms. Kreiss has served as Deputy Director of the Space Division at IAI, leading the development, construction, launch and operation of observation and communication satellites for both Israeli and foreign users. Prior to that, Ms. Kreiss held various leadership positions within IAI, including chief engineer of Israel’s Arrow 2 anti-ballistic missile defense system from 2000 to 2006, and project manager of the Arrow 3 exo-atmospheric interceptor from 2007 to 2013. Ms. Kreiss holds a B.Sc degree in chemical engineering from the Technion, Israeli Institute of Technology, an Executive Masters in Business Administration degree from Tel Aviv University, and completed a visiting research fellowship at the Aeronautics & Astronautics Department of the Massachusetts Institute of Technology. We believe that Ms. Kreiss is qualified to serve on our board of directors because of her extensive leadership experience in aerospace innovation, her significant contributions to missile defense and satellite development and her academic achievements in engineering and business.

Zeev Vurembrand has served on our board of directors since May 2021. Mr. Vurembrand is currently the Chief Executive Officer and Owner of Vurembrand Management & Innovation Ltd., a position he has held since March 2019, and has been a member of the board of Bezeq the Israeli Telecommunication Corp. Ltd. (TASE: BEZQ) since 2017. Mr. Vurembrand also served as chairman of the board of Lageen Ltd. from 2019 until December 2023. From 2013 until 2019, Mr. Vurembrand was the Chief Executive Officer of Kupat Holim Meuhedet, Israel’s third largest health care organization. From 2008 until 2013, he was the Chief Executive Officer of Alon Holding Blue Square – Israel Ltd., and prior to that, from 2007 until 2008, he was the Chief Executive Officer of Phoenix Investments and Finance Ltd. Earlier in his career, from 2002 until 2007, Mr. Vurembrand was the Chief Executive Officer of Clalit Health Services Group, Israel’s largest health care organization. Mr. Vurembrand has served on numerous boards of directors, including Africa Israel Residences LTD. (TASE: AFRE) from 2014 until 2016, Discount Bank (TASE:DSCT) 2006 until 2007, U-Bank from 2005 until 2006, Blue Square Israel (TASE: BSI) from 2001 until 2006, and Dikla Medical Insurance Ltd. from 1995 until 2002. Mr. Vurembrand has also served on the board of trustees of Bar Ilan University since 2019. Mr. Vurembrand holds a B.Sc degree in industrial engineering and management from the Technion, Israeli Institute of Technology. We believe that Mr. Vurembrand is qualified to serve on our board of directors because of his extensive leadership experience as CEO of multiple organizations, his significant contributions to the healthcare and telecommunications sectors and his service on numerous influential boards.

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Nir Nimrodi has served on our board of directors since August 2023. Mr. Nimrodi has over 25 years’ experience working in start-ups and large global businesses in the life sciences, pharmaceutical, and biotechnology industries. From May 2019 to November 2024, Mr. Nimrodi was the chairman and chief executive officer of Accellix Inc., a life sciences company. From 2014 to April 2019, Mr. Nimrodi was the chief business officer of Intrexon (currently Precigen, Inc.). Prior to this, he held several executive roles at Life Technologies Inc. (now part of Thermo Fisher), and was chief executive officer at Proneuron Biotechnologies Inc. and Mindsense Biosystems Ltd. In addition, Mr. Nimrodi currently serves as a member of the board of Evogene Ltd. (NASDAQ: EVGN) and at the private companies Genesee Scientific and Scopio Labs. Mr. Nimrodi holds a B.A. in Economics and an MBA from Tel-Aviv University. We believe that Mr. Nimrodi is qualified to serve on our board of directors because of his extensive leadership experience in the life sciences, pharmaceutical and biotechnology industries, his roles as CEO and executive officer in various innovative companies and his significant contributions to both start-ups and global businesses.

Dr. Carlo Papa has served on our board of directors since September 2024. Dr. Papa has served as Senior Fellow at the Columbia Center on Sustainable Investment at Columbia University since August 2024 and as a member of the Impact Advisory Board of SACE, Italy’s export credit agency, since June 2023. From April 2015 to June 2024, Dr. Papa served as Managing Director of the Enel Foundation, an Italian think-tank, and as Global Head of Relationships with academic and research institutions for Enel Group. Dr. Papa previously served as Chief Innovation Officer at Enel Green Power and has held several positions with the Enel Group, including Chief of Staff of the Chairman’s Office, Head of Business Development for Russia and Ukraine (Power Generation Division) and co-founder of and Investment Manager for Enel Capital Corporate Venture Fund. Dr. Papa currently serves on the board, advisory board or executive committee of Italy’s National PhD in Sustainable Development and Climate Change, the UN’s Council Engineers for Energy Transition and Harambee Africa. Dr. Papa received a BSc in Economics - MSc in Management and Finance from Palermo University in Italy, an EMBA Trium Global Executive from London School of Economics, Stern NYU, HEC Paris and a PhD in Management Engineering from Tor Vergata University in Rome. We believe that Dr. Papa is qualified to serve on our board of directors because of his extensive leadership experience in sustainable investment and innovation, his significant roles in both academic and industry advisory boards and his impressive academic achievements in economics, management and finance.

Staggered Board

Our board of directors is divided into three classes. Zeev Vurembrand and Nir Nimrodi are our Class I directors, with their terms of office to expire at our 2025 annual meeting of stockholders. Jackson Schneider, Ronit Rubin and Inbal Kreiss are our Class II directors, with their terms of office to expire at our 2026 annual meeting of stockholders. Professor Benad Goldwasser and Moshe (Mori) Arkin are our Class III directors, with their terms of office to expire at our 2027 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Our board of directors may consider a broad range of factors relating to the qualifications and background of nominees to serve as director, which may include various diversity factors. We have no formal policy regarding board diversity.

Our officers hold office until the earlier of their death, resignation or removal by our board of directors or until their successors have been selected. They serve at the pleasure of our board of directors.

Family Relationships

There are no family relationships between or among any of our directors or executive officers.

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Involvement in Legal Proceedings

To our knowledge, there have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability of our director or executive officers.

Corporate Governance Overview

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). We have made the code of business conduct and ethics available on our website at www.odysight.ai. We will disclose promptly by posting such disclosure on our website any amendment to or waiver from the code of business conduct and ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as required by law or SEC regulations. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

Director Independence

We have applied to list our common stock on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year following the listing date of the company’s securities, and a director will only qualify as an “independent director” if that that company’s board of directors affirmatively determines that such person does not have a relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that Professor Benad Goldwasser, Mr. Jackson Schneider, Ms. Inbal Kreiss, Ms. Ronit Rubin, Mr. Zeev Vurembrand and Mr. Nir Nimrodi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent”.

Board Leadership Structure and Role in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors has a fiduciary duty to monitor and assess strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, overseeing cybersecurity risks and assisting the board of directors in its oversight over enterprise risk management. The audit committee also approves or disapproves any related person transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Following listing on Nasdaq, our nominating and governance committee will monitor the effectiveness of our corporate governance guidelines and manage risks associated with the independence of the board of directors.

Board Committees

Our board of directors has established an audit committee and a compensation committee and adopted written characters for each of these committees, which are available on our website at www.odysight.ai. As of the closing of the offering, we will have established a nominating and corporate governance committee, or nominating committee, and adopt a written charter for this committee, which will be available on our website at www.odysight.ai. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

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Audit Committee

The members of the audit committee are Ms. Kreiss, Ms. Rubin, and Mr. Vurembrand, with Mr. Vurembrand as its designated chairperson, all of whom meet the independence criteria established by the Nasdaq listing requirements. The board of directors has determined that Mr. Vurembrand qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Exchange Act. The Nasdaq listing requirements require that audit committees have at least three directors and that all directors be independent, as defined in the Nasdaq listing requirements and Rule 10A-3 under the Exchange Act.

The audit committee assists the board of directors in its oversight of financial reporting practices and the quality and integrity of our financial reports including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal control function. The audit committee is responsible for the appointment of our independent auditors. The audit committee oversees our internal controls and risk assessment and management policies and meets with our independent auditor and management regarding our internal controls and other matters. The audit committee is responsible for periodically reviewing our code of business conduct and ethics and has established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The audit committee is also responsible for approving or ratifying related person transactions pursuant to our related person transaction approval policy contained in the audit committee charter.

Compensation Committee

The members of the compensation committee are Ms. Kreiss, Mr. Nimrodi, and Mr. Vurembrand, with Ms. Kreiss as its designated chairperson, all of whom meet the independence criteria established by the Nasdaq listing requirements. The compensation committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, reviewing and discussing with management the compensation discussion and analysis required in proxy statements (if and when applicable), preparing a report on executive compensation required by SEC rules to be included in proxy statements (if and when applicable), and making other recommendations to the board of directors.

Nominating and Governance Committee

The members of the nominating and governance committee will be                ,                , and                , with as its designated chairperson, all of whom meet the independence criteria established by the Nasdaq listing requirements. The purpose of the nominating committee is to assist the board of directors in identifying qualified individuals to become directors, help to develop and implement corporate governance guidelines and monitor board effectiveness.

Committee Charters

Our audit committee charter, compensation committee charter and other corporate governance information are available under the Corporate Governance section of the Investors page of our website located at www.odysight.ai, or by writing to our Secretary at our offices at Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. Once adopted, the charter of the nominating and governance committee will be available in the same place.

Compensation committee interlocks and insider participation

None of the members of our compensation committee is a current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, including any entity whose executive officers served as a director or member of our compensation committee.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following sets forth information about the compensation paid to or accrued by the company’s named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, as of December 31, 2023.

Name and Principal Position	Year	Base Salary (7)	Bonus		Stock Awards (8)	Option Awards (8) (9)	All Other Compensation	Total
	$ in thousands

Yehu Ofer,	2023	$349	$-		$-	$355	$40	$744
Chief Executive Officer (1)	2022	$68	$21	[6]	$-	$774	$8	$871

Jacob Avinu,	2023	$278	$33		$-	$47	$28	$386
Senior VP Product (2)	2022	$38	$14	[6]	$-	$258	$1	$311

Tanya Yosef,	2023	$137	$-		$-	$47	$-	$184
Former Chief Financial Officer (3)	2022	$148	$-		$-	$-	$-	$148

Arik Priel,	2023	$257	$-		$-	$47	$23	$327
Chief Software Architect (4)	2022	$265	$-		$-	$-	$27	$292

Ido Molad,	2023	$152	$20	[6]	$75	$72	$-	$319
Former VP Research and Development (5)

(1)	Consists of Mr. Ofer’s compensation earned in his capacity as the Chief Executive Officer of our wholly-owned subsidiary, Odysight.ai Ltd. Mr. Ofer did not earn any compensation in his capacity as the Chief Executive Officer of Odysight.ai Inc. Mr. Ofer’s employment commenced on October 18, 2022.

(2)	Consists of Mr. Avinu’s compensation earned in his capacity as the Senior VP Product of our wholly-owned subsidiary, Odysight.ai Ltd. Mr. Avinu’s employment commenced on November 15, 2022.

(3)	Consists of Ms. Yosef’s compensation earned in her capacity as then Chief Financial Officer of our wholly-owned subsidiary, Odysight.ai Ltd. Ms. Yosef did not earn any compensation in her capacity as the Chief Financial Officer of Odysight.ai Inc. Ms. Yosef’s employment commenced on January 15, 2021. Effective May 5, 2024, Ms. Yosef has served as our VP Finance and Ms. Einav Brenner as our Chief Financial Officer.

(4)	Consists of Mr. Priel’s compensation earned in his capacity as the Chief Software Architect of our wholly-owned subsidiary, Odysight.ai Ltd. Mr. Priel’s employment commenced on November 1, 2021.

(5)	Consists of Mr. Molad’s compensation earned in his capacity as then VP Research and Development of our wholly-owned subsidiary, Odysight.ai Ltd. Mr. Molad’s employment commenced on June 4, 2023. Since November 21, 2024, Mr. Molad serves in a different capacity.

(6)	Represents a signing bonus.

(7)	Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability. Base salary amounts include management insurance (which includes pension, disability insurance and severance pay) and payments towards such employee’s education fund, and Israeli social security. Each named executive officer also receives gross-up payments for the taxes on these benefits. The amounts included here are the U.S. dollar equivalent from NIS. The conversion rate used was the average of the 2022 and 2023 rates between the U.S. dollar and NIS, as published by the Bank of Israel.

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(8)	The amount shown in the “Option Awards” and “Stock Awards” columns represents the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the Named Executive Officer during 2023 and 2022. The ASC 718 fair value amount as of the grant date for stock options generally is spread over the number of months of service required for the grant to vest.

(9)	The fair value of each stock option award is estimated as of the date of grant using the Black-Scholes valuation model.

On September 16, 2024, our board of directors, upon recommendation of our compensation committee, approved (i) a cash compensation bonus of NIS 375,000 to Yehu Ofer, our Chief Executive Officer, and an award to him of 120,000 options to purchase shares of our common stock, (ii) a cash compensation bonus of NIS 60,000 to Einav Brenner, our Chief Financial Officer, and an award to her of 30,000 options to purchase shares of our common stock of, (iii) a cash compensation bonus of NIS 120,000 to Jacob Avinu, our Senior VP of Product Portfolio, and an award to him of 40,000 options to purchase shares of common stock, (iv) an award to Ido Molad, our VP of Research and Development, of 8,000 options to purchase shares of our common stock and (v) an award to Tanya Yosef, our VP of Finance, of 5,000 options to purchase shares of our common stock. The foregoing options were awarded pursuant to our 2024 Plan and have an exercise price of $4.80 per share. So long as the executive continues as a service provider with us, the options will vest with respect to one-third of the shares of common stock on the first anniversary of the grant date and, with respect to the balance of the shares of common stock, will vest over two years in eight equal quarterly installments following the first anniversary of the grant date. The options are subject to acceleration of vesting in the event of a change of control.

Employment Agreements

We, or through our wholly-owned subsidiary, Odysight.ai Ltd., have entered into written employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information, and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them to the fullest extent permitted by law to the extent that these liabilities are not covered by directors and officers’ liability insurance.

In connection with the appointment of Mr. Ofer as our Chief Executive Officer, we entered into an employment agreement with Mr. Ofer. The agreement provides for a monthly base salary of NIS 70,000, subject to adjustments for inflation as announced from time to time in accordance with Israeli law. The agreement also provides that Mr. Ofer is entitled to receive an equity grant of options to purchase a total of 300,000 shares of our common stock, par value $0.001 per share, at an exercise price of $4.50 per share, which shall vest and become exercisable as follows: 33.33% of the shares covered by Mr. Ofer’s options on the first anniversary of his service as CEO, and 8.33% of the shares covered by Mr. Ofer’s options at the end of each subsequent three-month period thereafter over the course of the subsequent two years. Furthermore, Mr. Ofer’s options will immediately vest upon the occurrence of the following (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than 50% of our common stock in a non-public sale, (iii) the dissolution or liquidation of the Company or (iv) any merger, share exchange, consolidation or other reorganization or business combination if immediately after such transaction either (A) the persons who were our directors immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity or (B) the persons who hold a majority of the voting capital stock of the surviving entity are not the persons who held a majority of the voting capital stock of the Company immediately prior to such transaction. Additionally, we agreed to pay Mr. Ofer both (i) a signing bonus in the aggregate amount of NIS 70,000 and (ii) an annual bonus pursuant to certain pre-determined measurable objectives agreed to with Mr. Ofer and approved by the board of directors by January 31 with respect to each calendar year, with the Company agreeing to recommend to the board of directors a grant of restricted stock in lieu of Mr. Ofer’s bonus through such time we are profitable and subject to meeting applicable objectives. In accordance with the terms of Mr. Ofer’s employment agreement, he will also receive additional benefits customary for an executive officer of his experience and for companies of similar stature and standing to that of us. In February 2024, the Board of Directors approved a salary increase for Mr. Yehu Ofer in the amount of NIS 10,000 per month, retroactive to January 1, 2024.

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In connection with the appointment of Mr. Avinu as our Senior VP Product, we entered into an employment agreement with Mr. Avinu. The agreement provides for a monthly salary of NIS 60,000. The agreement also provides that Mr. Avinu is entitled to receive an equity grant of options to purchase a total of 100,000 shares of our common stock, par value $0.001 per share, at an exercise price of $4.50 per share, which shall vest and become exercisable as follows: 33.33% of the shares covered by Mr. Avinu’s options on the first anniversary of his service as SVP Product, and 8.33% of the shares covered by Mr. Avinu’s options at the end of each subsequent three-month period thereafter over the course of the subsequent two years. Additionally, the agreement provides to Mr. Avinu: (i) a signing bonus in the aggregate amount of NIS 50,000 (ii) a performance bonus in the aggregate amount of NIS 120,000 pursuant to certain objectives and (iii) we will consider, at our sole discretion, after the first and second years following his employment, granting Mr. Avinu additional options / RSUs pursuant to certain objectives, subject to the approval of such grant by the CEO and our board of directors. In accordance with the terms of Mr. Avinu’s employment agreement, he will also receive additional benefits customary for an executive officer of his experience and for companies of similar stature and standing to that of the Company. In October 2024, the Board of Directors approved a salary increase for Mr. Avinu in the amount of NIS 3,000 per month.

In connection with the appointment of Ms. Yosef as our Chief Financial Officer, we entered into an employment agreement with Ms. Yosef that provides for a monthly base salary of NIS 29,500 and monthly travel pay of NIS 2,500. In accordance with the terms of Ms. Yosef’s employment agreement, she will also receive additional benefits customary for an executive officer of her experience and for companies of similar stature and standing to that of the Company.

In connection with the appointment of Mr. Priel as our Chief Software Architect, we entered into an employment agreement with Mr. Priel that provides for a monthly base salary of NIS 60,000. In accordance with the terms of Mr. Priel’s employment agreement, he will also receive additional benefits customary for an executive officer of his experience and for companies of similar stature and standing to that of the Company.

In connection with the appointment of Mr. Molad as our former VP Research and Development, we entered into an employment agreement with Mr. Molad that provides for a monthly base salary of NIS 56,000 and monthly travel pay of NIS 6,500. The agreement also provides that Mr. Molad is entitled to receive an equity grant of options to purchase a total of 30,000 shares of our common stock, par value $0.001 per share, and 25,000 RSUs, the terms and conditions of which shall be subject to the sole discretion of the board of directors. Additionally, the agreement provides to Mr. Molad: (i) a signing bonus in the aggregate amount of NIS 75,000 and (ii) a performance bonus pursuant to certain objectives, which will be paid in cash and/or options/RSUs at our sole discretion. In accordance with the terms of Mr. Molad’s employment agreement, he will also receive additional benefits customary for an employee of his experience and for companies of similar stature and standing to that of the Company.

In connection with the appointment of Einav Brenner as our Chief Financial Officer in February 2024, we entered into an employment agreement with Ms. Brenner that provides for the terms and conditions of her employment. The employment agreement provides for a monthly base salary of NIS 60,000. The employment agreement also provides that Ms. Brenner is entitled to receive an equity grant of options to purchase a total of 70,000 shares of our common stock which shall vest and become exercisable as follows: 33.33% of the shares covered by the options on the first anniversary of her service, and 8.33% of the shares covered by the options at the end of each subsequent three-month period thereafter over the course of the subsequent two years. Additionally, we agreed to pay Ms. Brenner a signing bonus in the aggregate amount of NIS 60,000 pursuant to certain objectives. In accordance with the terms of Ms. Brenner’s employment agreement, she will also receive additional benefits customary for an executive officer of her experience and for companies of similar stature and standing to that of the Company.

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Outstanding Equity Awards

The following table provides information regarding equity awards for each of our named executive officers as of December 31, 2023.

	Options Award							Restricted Stock Awards
Name and Position	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Vesting Schedule		Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(1)

Yehu Ofer,	-	150,000	3.00		(2)	July 9, 2030	-	-
Chief Executive Officer	99,990	200,010	4.50		(2)	November 14, 2029

Jacob Avinu,	-	20,000	3.00		(2)	July 9, 2030	-	-
Senior VP Product Portfolio	33,330	66,670	4.50		(2)	November 14, 2029

Tanya Yosef	-	20,000	3.00		(2)	July 9, 2030	-	-
Former Chief Financial Officer	14,814	2,964	4.50		(2)	May 13, 2028
	29,609	-	2.61		(3)	February 12, 2027

Arik Priel	-	20,000	3.00		(2)	July 9, 2030	-	-
Chief Software Architect	26,666	13,334	4.50		(2)	November 15, 2028

Ido Molad	-	30,000	3.00		(2)	September 19, 2030	25,000	76,250
Former VP Research and Development

(1)	Based on the fair market value of our common stock on December 31, 2023 ($3.05 per share).

(2)	33.33% of the options granted will vest on the first anniversary date of the option grant, and 8.33% of the options will vest at the end of each subsequent three-month period thereafter over the course of the following two years. Pursuant to an acceleration mechanism, any outstanding and unvested options shall immediately accelerate and vest upon the occurrence of certain events, including, inter alia, a merger or sale of all assets of the Company.

(3)	25% of the options granted will vest on the first anniversary date of the option grant, and 6.25% of the options will vest at the end of each subsequent three-month period thereafter over the course of the following three years. Pursuant to an acceleration mechanism, any outstanding and unvested options shall immediately accelerate and vest upon the occurrence of certain events, including, inter alia, a merger or sale of all assets of the Company.

Retirement or Similar Benefit Plans

We do not have any arrangements or plans that provide for the payment of retirement or similar benefits to our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement or other termination of our directors or executive officers, or a change in control of our Company or a change in our directors’ or executive officers’ responsibilities following a change in control.

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Director Compensation

The following table sets out the compensation paid to directors for services rendered during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash	Stock Awards (*)	Option Awards (*)	All Other Compensation	Total
	$ in thousands
Prof. Benad Goldwasser	$120	$-	$355	$-	$475
Shmuel Donnerstein(1)	$15	$-	$71	$-	$86
Ronen Rosenbloom(2)	$6	$-	$-	$-	$6
Lior Amit(1)	$29	$-	$71	$-	$100
Moshe (Mori) Arkin	$16	$-	$71	$-	$87
Inbal Kreiss	$32	$-	$71	$-	$103
Zeev Vurembrand	$32	$-	$71	$-	$103
Ronit Rubin(3)	$2	$-	$72	$-	$74
Jackson Schneider(3)	$7	$-	$120	$-	$127
Nir Nimrodi(4)	$9	$-	$72	$-	$81

(1)	Served as director of Odysight.ai Inc. until December 6, 2023.

(2)	Served as director of Odysight.ai Inc. until June 1, 2023.

(3)	Served as a director of Odysight.ai Inc. since December 6, 2023.

(4)	Served as a director of Odysight.ai Inc. since August 13, 2023.

(*)	The amount shown in the “Stock Awards” and “Option Awards” columns represents the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the directors during fiscal 2023. The fair value of each stock option award is estimated as of the date of grant using the Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 9b-c to the Consolidated Financial Statements appearing elsewhere in this prospectus.

On March 15, 2020, our board of directors approved a quarterly fee of $4,000 payable to each of our currently serving directors, excluding Prof. Goldwasser. On each of April, 9, 2021 and August 12, 2021, our board of directors approved the same terms for directors appointed subsequent to March 15, 2020. On May 15, 2022, the board of directors approved a quarterly fee in the amount of $2,000 payable to a director for each committee on which such director serves, if any, with such fee in addition to any other fees to which such director is entitled as a member of the board of directors or any other committee.

On July 31, 2019, we entered into a consulting agreement with Prof. Goldwasser, whereby Prof. Goldwasser agreed to serve as chairman of our board of directors. Effective retroactively to March 1, 2019, services as chairman under the agreement were provided in consideration for a monthly fee of $10,000 and a grant of options to purchase our common stock representing 5% of the fully diluted share capital of the Company post issuance of the then-next financing round, subject to certain limitations. The options, which will have a six-year term, will vest in eight equal semi-annual installments over a period of four years with an exercise price per share calculated based on a 25% discount on the sale price of the common stock in the then-next fund raising of the Company and accelerated vesting upon closing of a material transaction resulting in change of control of the Company and/or in case Prof. Goldwasser is dismissed not for cause, with other terms and limitations as provided in the consulting agreement.

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On November 22, 2023, our board of directors approved a separate compensation arrangement with Mr. Jackson Schneider, subject to his election as a director, which took place on December 6, 2023. In light of the special role and contributions that Mr. Schneider is expected to make to the operation of the Company, the board of directors approved compensation that includes an annual fee of $80,000, which will be paid on a monthly basis in equal installments, and a recommendation to the board of directors to grant Mr. Schneider options to purchase a total of 50,000 shares of common stock at an exercise price per share equal to $3.00 per share, vesting over a period of three years and such other terms as provided in a Director Service Agreement signed between Mr. Schneider and the Company.

On October 22, 2024, our board of directors, upon recommendation of our compensation committee, approved the following compensation for Dr. Carlo Papa, who was appointed as a member of the board in September 2024: (i) €30,000 for his annual service as a member of the board; (ii) €120,000 for his annual service as chairman of a European subsidiary that we intend to form in the near future to pursue business opportunities in Europe, subject to the incorporation of the entity and the board’s final approval of the entity’s business plan and budget; and (iii) an incentive/performance-based bonus, based on parameters of which will be determined by the board at a future date. In addition, the board, upon recommendation of the compensation committee, approved an award to Dr. Papa of options to purchase 30,000 shares of our common stock. The options were awarded pursuant to the 2024 Plan and have an exercise price of $4.80 per share. So long as Dr. Papa continues as a service provider with the Company, the options will vest with respect to one-third of the shares of common stock on the first anniversary of the grant date and the remaining amount will vest over two years in eight equal quarterly installments following the first anniversary of the grant date. The options are subject to acceleration of vesting in the event of a change of control of the Company.

Equity Compensation Plan Information

2020 Share Incentive Plan

We have adopted the 2020 Plan, under which we may grant equity-based incentive awards to attract, motivate, and retain the talent for which we compete. With adoption of the 2024 Share Incentive Plan, described below, we will make future awards under that plan and have ceased making new awards under the 2020 Plan.

Authorized Shares. The maximum number of shares of common stock available for issuance under the 2020 Plan is equal to the sum of 2,824,717 shares, or such number as our board of directors may determine from time to time.

Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer the 2020 Plan. Under the 2020 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2020 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of a share of common stock, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2020 Plan, and take all other actions and make all other determinations necessary for the administration of the 2020 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2020 Plan or terminate the 2020 Plan at any time before the date of expiration of its ten-year term.

Eligibility. The 2020 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Internal Revenue Code (the “Code”) and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling stockholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling stockholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

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Grant. All awards granted pursuant to the 2020 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures), and the exercise price, if applicable. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Each award will expire seven years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards. The 2020 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), shares of common stock, restricted shares, restricted share units, and other share-based awards.

Options granted under the 2020 Plan to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders).

Exercise. An award under the 2020 Plan may be exercised by providing the company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2020 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism, or direct a securities broker to sell shares and deliver all or a part of the proceeds to us or the trustee.

Transferability. Other than by will, the laws of descent and distribution, or as otherwise provided under the 2020 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. For grantees who terminated their employment with us or any of its affiliates prior to July 5, 2022, all vested and exercisable awards held by such grantees as of the date of termination may be exercised within three months, unless otherwise determined by the administrator. For grantees who terminated their employment with us or any of our affiliates after July 5, 2022, all vested and exercisable awards held by such grantees as of the date of termination may be exercised within three years, unless otherwise determined by the administrator. After such three month or three-year period, as applicable, all such unexercised awards will terminate, and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

In the event of termination of a grantee’s employment or service with the company or any of its affiliates due to such grantee’s death, permanent disability, or retirement, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve-month period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “cause” (as defined in the 2020 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination, or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the company (but not including the conversion of any convertible securities of the company), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2020 Plan, to the class and kind of shares subject to the 2020 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability, and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset, or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all stockholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

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In the event of a merger or consolidation of our Company, or a sale of all, or substantially all, of our shares or assets, or other transaction having a similar effect on us, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of the company, the acquirer, or other corporation which is a party to such transaction, or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify, or terminate the terms of any award as it shall deem, in good faith, appropriate.

2024 Share Incentive Plan

We have adopted the 2024 Plan, under which we may grant equity-based incentive awards to attract, motivate, and retain the talent for which we compete.

Authorized Shares. The maximum number of shares of common stock available for issuance under the 2024 Plan is equal to the sum of 234,484 shares, or such number as our board of directors may determine from time to time. Awards granted under either the 2020 Plan or the 2024 Plan that have expired or was cancelled or become un-exercisable for any reason without having been exercised in full, the shares that were subject thereto shall become available for future grant under the 2024.

Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer the 2024 Plan. Under the 2024 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2024 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of a share of common stock, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2024 Plan, and take all other actions and make all other determinations necessary for the administration of the 2024 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2024 Plan or terminate the 2024 Plan at any time before the date of expiration of its ten-year Eligibility. The 2024 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Internal Revenue Code (the “Code”) and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling stockholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling stockholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Grant. All awards granted pursuant to the 2024 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures), and the exercise price, if applicable. Certain awards under the 2024 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

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Each award will expire seven years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards. The 2024 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), shares of common stock, restricted shares, restricted share units, and other share-based awards.

Options granted under the 2024 Plan to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders).

Exercise. An award under the 2024 Plan may be exercised by providing the company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2024 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism, or direct a securities broker to sell shares and deliver all or a part of the proceeds to us or the trustee.

Transferability. Other than by will, the laws of descent and distribution, or as otherwise provided under the 2024 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with the company or any of its affiliates (other than by reason of death, disability, or retirement), all vested and exercisable awards held by such grantees as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate, and the shares covered by such awards shall again be available for issuance under the 2024 Plan.

In the event of termination of a grantee’s employment or service with the company or any of its affiliates due to such grantee’s death, permanent disability, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve-month period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2024 Plan.

In the event of termination of a grantee’s employment or service with the company or any of its affiliates due to such grantee’s retirement, all vested and exercisable awards held by such grantee at the time of such retirement may be exercised by the grantee within three months after the date of such retirement, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the three months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2024 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “Cause” (as defined in the 2024 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2024 Plan.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination, or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the company (but not including the conversion of any convertible securities of the company), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2024 Plan, to the class and kind of shares subject to the 2024 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability, and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset, or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all stockholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by us, subject to applicable law.

In the event of a merger or consolidation of our Company, or a sale of all, or substantially all, of our shares or assets, or other transaction having a similar effect on the Company, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of the company, the acquirer, or other corporation which is a party to such transaction, or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify, or terminate the terms of any award as it shall deem, in good faith, appropriate.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, and indemnification arrangements, discussed, when required, in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction for the prior two year period and each currently proposed transaction in which:

●	we have been or are to be a participant;
●	the amount involved exceeded or exceeds $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

On March 16, 2023, we entered into and consummated securities purchase agreements with (i) Phoenix Insurance Company Ltd. (for Mr. Arkin, who currently serves as a director on our board of directors, through his individual retirement account) and (ii) Phoenix Insurance and Phoenix Amitim, in connection with the sale and issuance of an aggregate of 3,294,117 units, at a purchase price of $4.25 per unit, and for an aggregate purchase price of $14,000,000. Each unit consists of: (i) one share of common stock and (ii) one warrant to purchase one share of common stock with an exercise price of $5.50 (the “Warrants”). The Warrants are immediately exercisable and will expire three years from the date of issuance and will be subject to customary adjustments. In connection with the private placement, we undertook to file a Registration Statement on Form S-1 with the SEC covering the resale of the shares of common stock issued pursuant to the private placement, the shares of common stock underlying the Warrants issued pursuant to the private placement, and any other shares of common stock and shares of common stock underlying warrants to the extent previously issued to Mr. Arkin, Phoenix Insurance or Phoenix Amitim. We further undertook that the Registration Statement on Form S-1 would not include any shares of common stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. As with Mr. Arkin, Phoenix Insurance and Phoenix Amitim are our existing stockholders. The shares of common stock and warrants were issued pursuant to Regulation S of the Securities Act.

During 2023 we received development services in the amount of $29,000 from Smartec R&D Ltd., a company owned by our former CTO, Amir Govrin.

On July 16, 2024, we issued 2,144,583 shares of our common stock in consideration for a purchase price of $4.80 per share to new and existing investors, including Mr. Arkin, who currently serves as a director on our board of directors, and The Phoenix Holdings, through Phoenix Insurance and Phoenix Amitim. We raised approximately $10 million in the private placement. The shares of common stock were issued pursuant to Regulation S of the Securities Act.

Policies and Procedures for Related Party Transactions

The audit committee is responsible for approving or ratifying related person transactions pursuant to our related person transaction approval policy contained in the audit committee charter. In reviewing and approving any such related person transactions, the audit committee shall consider all relevant facts and circumstances, including whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. The audit committee shall have the authority to establish guidelines for related person transactions and intercompany arrangements where it deems it to be appropriate.

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PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficially owned holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. Applicable percentage ownership before the offering is based on 12,612,517 shares of common stock outstanding as of December 10, 2024. Applicable percentage ownership after the offering is based on the sale of            shares of common stock and no exercise of the underwriters’ over-allotment option to purchase            shares of common stock. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise indicated below, the address for each beneficial owner listed in the table below is c/o Odysight.ai Inc., Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500.

Name and Address of Owner	Shares of Common Stock Owned Beneficially	Percent of Class Before the Offering		Percent of Class After the Offering
Prof. Benad Goldwasser(2)	711,727	5.42%		[●]	%
Inbal Kreiss(3)	31,024	*	%	[●]	%
Moshe (Mori) Arkin(4)	7,923,828	52.05%		[●]	%
Zeev Vurembrand(5)	46,024	*	%	[●]	%
Yehu Ofer(6)	319,325	2.47%		[●]	%
Tanya Yosef(7)	57,386	*	%	[●]	%
Eli Israeli(8)	14,582	*	%	[●]	%
Einav Brenner	-	-%		[●]	%
Jacob Avinu(9)	76,664	*	%	[●]	%
Nir Nimrodi(10)	12,499	*	%	[●]	%
Jackson Schneider(11)	16,655	*	%	[●]	%
Ronit Rubin(12)	9,999	*	%	[●]	%
Carlo Pappa	-	-
Directors and officers as a group (13 individuals)	9,219,713	56.59%		[●]	%
The More Group (13)	970,760	7.44%		[●]	%
The Phoenix Holdings (14)	3,777,878	26.54%		[●]	%
The Meitav Dash Group (15)	1,425,108	10.90%		[●]	%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners named in the table have, to our knowledge, direct ownership of and sole voting and investment power with respect to the shares of common stock beneficially owned by them.

(2)	Includes options to purchase 517,786 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(3)	Includes options to purchase 31,024 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(4)	Securities included herein are held directly by Mr. Moshe Arkin, Mr. Arkin through his individual retirement account at Phoenix Insurance Company Ltd., or by M. Arkin (1999) Ltd, a company wholly-owned by Mr. Arkin. These securities include warrants to purchase 2,575,164 shares of common stock and options to purchase 36,580 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

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(5)	Consists of options to purchase 31,024 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(6)	Consists of options to purchase 299,992 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(7)	Consists of options to purchase 57,386 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(8)	Consists of options to purchase 14,582 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(9)	Includes options to purchase 76,664 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(10)	Includes options to purchase 12,499 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(11)	Includes options to purchase 16,655 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(12)	Includes options to purchase 9,999 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

(13)	Based on information provided to or available to us, includes of warrants to purchase 432,099 shares of common stock Consists of options to purchase 432,099 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024. The business address of the More Group is BSR Tower 1, 2 Ben Gurion Street, Ramat Gan, Israel.

(14)	Based in part on information provided to or available to us and on the Schedule 13G/A filed by The Phoenix Holdings with the SEC on November 14, 2024, securities included herein are held directly by Phoenix Insurance and Phoenix Amitim, majority or wholly-owned subsidiaries of the Phoenix Holdings Ltd. In general, subsidiaries of the Phoenix Holdings Ltd. manage their own funds and/or the funds of others, including for holders of exchange-traded notes or various insurance policies, members of pension or provident funds, unit holders of mutual funds, and portfolio management clients. Each subsidiary operates under independent management and makes its own independent voting and investment decisions. These securities include 1,620,189 warrants to purchase shares of common stock, which are currently exercisable or will become exercisable within 60 days of December 10, 2024. Not included as beneficially owned by The Phoenix Holdings are shares of common stock held by Mr. Arkin through his individual retirement account at Phoenix Insurance Company Ltd.; rather, as indicated in footnote 4 above, these shares of common stock are beneficially owned by Mr. Arkin. The business address of the Phoenix Holdings Ltd. is Derech Hashalom 53, Givataim 53454, Israel.

(15)	Based on information provided to or available to us, includes warrants to purchase 458,054 shares of common stock which are currently exercisable or will become exercisable within 60 days of December 10, 2024.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of our common stock, par value $0.001, based on our Amended and Restated Articles of Incorporation, or the Articles of Incorporation, and our Amended and Restated Bylaws, or the Bylaws. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Incorporation, our Bylaws as well as the Nevada Revised Statutes, or NRS, and any other documents referenced in the summary and from which the summary is derived.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ODYS”. We will not proceed with this offering in the event our common stock is not approved for listing on Nasdaq.

Registration

Odysight.ai was incorporated on March 22, 2013 in the State of Nevada under the name Intellisense Solutions Inc.

Common Stock

We are authorized to issue up to a total of 300,000,000 shares of common stock. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

As of December 10, 2024, there were 12,612,517 shares of common stock outstanding, and there were 48 holders of record of our common stock.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and the holders of common stock possess all voting power of our stockholders. Holders of common stock do not have cumulative voting rights.

Liquidation Rights

If any, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of shares of common stock are entitled to share equally and ratably in the assets of the Company to be distributed among the holders of outstanding shares of common stock.

Dividends

In general, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available therefor at such times and in such amounts as our board of directors may from time to time determine. As a Nevada corporation, we are subject to the limitations of Nevada law, which allows us to pay dividends unless, after such dividend, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amount that would be needed if we were to be dissolved at the time of the dividend payment to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the dividend.

Changing our Articles of Incorporation and Bylaws

Our Articles of Incorporation may be amended or repealed in the manner prescribed by the NRS, and all rights conferred upon stockholders are granted subject to this reservation. Additionally, the affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all the then outstanding shares of Capital Stock entitled to be voted at the meeting, present in person or represented by proxy, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles IV through XIII of our Articles of Incorporation, and in addition to the affirmative vote of the holders of any class or series of the shares of capital stock required by law.

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Our bylaws may be adopted, amended or repealed, and new bylaws made, by the board of directors, but our stockholders may make additional bylaws and may alter and repeal any bylaws, whether adopted by them or otherwise, by affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all of the then outstanding shares of Capital Stock entitled to be voted at the meeting, present in person or represented by proxy.

Board of Directors

Directors shall be divided into three classes. The initial first, second, and third class directors shall serve terms of office expiring at the first, second and third annual meeting of stockholders following the initial classification of directors, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The board of directors is authorized to assign directors already in office to such classes as it may determine at the time the classification becomes effective.

In any election of directors, the persons (i) in contested elections receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected or (ii) in uncontested elections receiving a majority of the votes shall be deemed elected. The stockholders are expressly prohibited from cumulating their votes in any election of our directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

General. Certain provisions of our Articles of Incorporation and our Bylaws, and certain provisions of the NRS could make our acquisition by a third-party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws and the applicable provisions of the NRS.

Advance Notice Requirements. Stockholders wishing to nominate or re-nominate persons for election to our board of directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements set forth in our Bylaws. Likewise, if our board of directors has determined that directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate or re-nominate persons for election to our board of directors at such special meeting must comply with certain advance notice and other requirements set forth in our Bylaws.

Special Meetings. Our Bylaws provide that special meetings of stockholders may only be called by the board of directors acting pursuant to a resolution approved by the affirmative vote by a majority of the directors then in office.

Board Vacancies. Any vacancy on our board of directors, howsoever resulting, may be filled by a majority vote of the directors then in office even if less than a quorum is present. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders, at which their successors are elected or appointed and the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal.

Removal of Directors. Our Bylaws provide that any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class. NRS 78.335 generally requires the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote in order to remove an incumbent director.

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Nevada Anti-Takeover Statutes. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation include a provision electing that we be governed by these laws. These laws may have a chilling effect on certain transactions by for example discouraging companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such transactions may be in the interest of our stockholders, unless our Articles of Incorporation or Bylaws are amended to provide that these provisions generally do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares. However, at this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares at this time and will not until such time as these requirements have been met.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. Our Articles of Incorporation include a provision electing that we not be governed by these laws.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent and registrar’s address is 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093. The transfer agent’s telephone number is (469) 633-0101.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, shares of our common stock were quoted on the OTCQB under the symbol “ODYS.” Future sales of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering we estimate that we will have            outstanding shares of our common stock, calculated as of           , 2024, assuming no sale of shares reserved for the underwriters for over-allotment allocation, if any.

Sale of Restricted Securities

The shares of our common stock sold pursuant to this offering will be registered under the Securities Act, and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our common stock unless such shares are separately registered under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

●	Pursuant to Rule 144 of the Securities Act, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

●	Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: 1% of total shares outstanding and the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a 144 notice with respect to such sale (which average volume criteria only applies if the company’s securities become listed on Nasdaq or an exchange).

These provisions are, in each case, dependent on us being subject to the Exchange Act periodic reporting requirements for at least three months before the sale. However, since our shares are quoted on the OTCQB, which is not an “automated quotation system”, our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on Nasdaq, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(i)(1) also prohibits reliance on the rule for sales of restricted stock and any stock held by affiliates of the issuing company into the public market if the issuing company is now or at any time previously has been a “shell company”, unless the requirements of Rule 144(i)(2) are satisfied. Our Company had been a shell company prior to December 30, 2019, and we satisfied the requirements of Rule 144(i)(2).

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

Lock-Up Agreements

As of the effective date of the registration statement of which this prospectus is a part, we and our executive officers, directors and certain shareholders beneficially owning more than 5% of our common stock prior to the offering have entered into lock-up agreements with respect to the disposition of their shares. See “Underwriting — Lock-Up Agreements” for additional information.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership, and disposition of our common stock, but does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating thereto. In addition, this discussion does not describe any state, local, or non-U.S. income, estate, gift, or other tax consequences of acquiring, holding, and disposing of our common stock. This discussion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Tax Code, applicable U.S. Treasury regulations promulgated thereunder, or the Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, all as of the date hereof. These authorities may change or be subject to differing interpretations, possibly on a retroactive basis. Any such changes could alter the tax consequences to non-U.S. holders described below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences to a non-U.S. holder of the purchase, ownership, and disposition of our common stock.

This discussion is limited to non-U.S. holders who purchase our common stock offered by this prospectus and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Tax Code (generally, property held for investment). This discussion does not address all of the potential U.S. federal income tax consequences applicable to a non-U.S. holder’s particular circumstances, including the impact of the 3.8% Medicare contribution tax on net investment income or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special rules, including:

●	U.S. expatriates, former citizens, or former long-term residents of the United States;

●	banks, insurance companies, or other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers, dealers, or traders in securities, commodities, or currencies;

●	persons who have elected to use a mark-to-market method of accounting for their securities holdings;

●	partnerships or other entities or arrangements treated as partnerships, pass-throughs, or disregarded entities for U.S. federal income tax purposes (or investors in such entities), S corporations or other pass-through entities (including hybrids);

●	tax-exempt organizations, governmental organizations, or tax-qualified retirement plans;

●	persons deemed to sell our common stock under the constructive sale provisions of the Tax Code;

●	persons who acquired our common stock pursuant to the exercise of any employee stock option or otherwise as compensation or through a qualified retirement plan;

●	persons who acquired our common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Tax Code and entities all of the interests of which are held by qualified foreign pension funds; and

●	persons that own, or have owned, actually or constructively, more than 5% of our common stock.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the acquisition, ownership, and disposition of our common stock.

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THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, OR UNDER ANY U.S. FEDERAL NON-INCOME TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

As used in this discussion, the term “non-U.S. holder” means any beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a “U.S. person” nor a partnership (nor any other entity that is treated as a partnership for U.S. federal income tax purposes). A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Tax Code) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions on Our Common Stock

As described in the section of this prospectus entitled “Dividend Policy,” we have not paid and we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital that reduces a non-U.S. holder’s adjusted basis in such holder’s common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Sale, Exchange, or Other Disposition of Our Common Stock,” below.

Subject to the discussions below regarding effectively connected income, backup withholding, and FATCA (as hereinafter defined), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, if any. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or the applicable withholding agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced withholding rate. This certification must be provided to us or the applicable withholding agent before the payment of dividends and must be updated periodically. If a non-U.S. holder holds the stock through a financial institution or other intermediary, the non-U.S. holder will be required to provide appropriate documentation to the intermediary, which will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required documentation, but qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty and the specific manner of claiming the benefits of such treaty.

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If a non-U.S. holder holds our common stock in connection with the non-U.S. holder’s conduct of a trade or business within the United States, and dividends paid on our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable treaty, the non-U.S. holder maintains a permanent establishment within the United States to which such dividends are attributable), such non-U.S. holder generally will be exempt from the U.S. federal withholding tax described above, and instead will be subject to U.S. federal income tax at ordinary U.S. federal income tax rates (which tax is imposed on a net income basis). To claim the exemption from withholding, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. In the case of a non-U.S. holder that is a foreign corporation, such non-U.S. holder may also be subject to a 30% “branch profits tax” on such effectively connected dividend income unless such corporate non-U.S. holder qualifies for a lower rate under an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Sale, Exchange, or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other disposition, which we collectively refer to as a disposition, of our common stock, unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, and if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States;

●	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest, or USRPI, as defined in the Tax Code, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period for the relevant shares of our common stock. Generally, a corporation is a USRPHC only if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

If the gain is described in the first bullet point above, the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis at regular rates with respect to such gain in the same manner as if such non-U.S. holder were a U.S. person. In addition, if the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a 30% branch profits tax (or such lower rate specified by an applicable treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax with respect to such gain at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the non-U.S. holder during the taxable year of disposition (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and we do not anticipate that we will become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, there can be no assurance that we will not become a USRPHC in the future. Even if we were to become a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a disposition of our common stock by reason of our status as a USRPHC so long as (i) shares of our common stock are “regularly traded” on an “established securities market” (as defined by applicable Treasury Regulations) during the calendar year in which such disposition occurs and (ii) such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the shorter of the five-year period ending on the date of the disposition of our common stock by the non-U.S. holder or the non-U.S. holder’s holding period for our common stock.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

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Backup Withholding and Information Reporting

Backup withholding, currently at a rate of 24%, generally will not apply to dividends paid to a non-U.S. holder on, or to the gross proceeds paid to a non-U.S. holder from a disposition of, our common stock, provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

We are required to report annually to the IRS the amount of any dividends paid to a non-U.S. holder, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an income tax treaty or other agreement between the United States and the tax authorities in such country. In addition, proceeds from the disposition by a non-U.S. holder of our common stock that is transacted within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. The U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Tax Code (such sections are commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid to a non-U.S. holder on, or subject to the proposed Treasury Regulations discussed below, gross proceeds from the disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would also have applied to payments of gross proceeds from the disposition of stock on or after January 1, 2019, proposed Treasury Regulations released on December 13, 2018 provide for the elimination of FATCA withholding on payments of gross proceeds entirely. In its preamble to such proposed Treasury Regulations, the U.S. Treasury Department stated that taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to an investment in our common stock.

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UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with The Benchmark Company, LLC, as representative for the underwriters in this offering. Each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of our common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
The Benchmark Company, LLC

Total

The underwriters are committed to purchase all of the common shares offered by us other than those covered by the option to purchase additional securities described below, if they purchase any such securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option

We have granted the underwriters an option to cover over-allotments, if any, which is exercisable for up to 30 days after the closing date of the offering, that permits the underwriters to purchase up to an additional            shares of common stock on the same terms as the other shares being purchased by the underwriters from us. If the underwriters exercise this option in whole or in part, then the underwriters will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional offered securities in proportion to each of their commitments set forth in the prior table.

Discount

We have agreed to sell the shares of common stock to the underwriters at the initial offering price of U$         per share, which represents the initial public offering price of the shares set forth on the cover page of this prospectus less a 7.0% underwriting discount.

The following table shows the public offering price, total underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Offering price	$	$	$
Underwriting discount (7.0%)	$	$	$
Proceeds, before expense, to us	$	$	$

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The underwriters propose to offer the common shares offered by us to the public at the public offering price per common share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the common shares to other securities dealers at such price less a concession of $         per share. If all of the common shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We will pay the out-of-pocket accountable expenses of the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to pay the underwriters’ non-accountable expenses allowance equal to 1.0% of the aggregate gross proceeds of this offering. We have also agreed to pay for a certain amount of the underwriters’ accountable expenses including actual accountable road show expenses for the offering; prospectus tracking and compliance software for the offering; the reasonable and documented fees and disbursements of the underwriter’s counsel; and the costs associated with receiving commemorative mementos and lucite tombstones; provided that these actual accountable expenses of the underwriters shall not exceed $150,000 in the aggregate, including the fees and disbursements of the underwriters’ counsel. In addition to the foregoing, we shall be responsible for the costs and expenses of background checks on its senior management and directors in an amount not to exceed $7,500.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts, commissions and expenses, will be approximately $            .

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

In connection with this offering, our directors, executive officers and certain holders of more than 5% of our outstanding common stock as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six months from the date of this offering. We have agreed with the underwriters that, for a period of six months from the closing of this offering, we will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital stock or any securities convertible into or exercisable or exchangeable for our capital stock, except that such prohibition shall not apply to options or other equity grants made pursuant to any employee stock option plan of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital stock or any securities convertible into or exercisable or exchangeable for our capital stock, except that such prohibition shall not apply to any Form S-8 filing by the Company.

Right of First Refusal

We have granted Benchmark, as representative of the underwriters, a right of first refusal, for a period of 15 months from the closing of this offering, to (i) act as lead or joint underwriter, for each and every future public underwritten offering, including all equity linked financings, carried out in the U.S with U.S. based investors (but, for the avoidance of doubt, excluding any PIPEs, private placements or similar financings consummated, placed or arranged by us with pre-existing contacts or by non-US persons), and (ii) to act as advisor for each M&A or other similar transaction initiated by Benchmark (it is being contemplated that we and Benchmark would consider in good faith to collaborate with respect to other M&A opportunities as well, if any), in each case for us, or any successor to or any subsidiary of ours, on customary market terms for a period of 15 months following the successful consummation of the Offering.

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Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the common shares include the history and prospects of us, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. An active trading market for our common stock may not develop. It is also possible that after the offering, our common stock will not trade in the public market at or above the public offering price.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the option. If the underwriters sell more securities than could be covered by exercise of the option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of its securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the our common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

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Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters for any further services.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus and legal matters relating to certain other matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel. The underwriters are being represented by Sheppard Mullin Richter & Hampton LLP, New York, New York.

EXPERTS

The financial statements of Odysight.ai Inc. (formerly known as ScoutCam Inc.) dated as of December 31, 2023 and December 31, 2022 and for the years then ended, as included in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm and given the firm’s authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information in respect of our Company and the securities offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at http://www.sec.gov.

You may also obtain information about us by visiting our website at https://www.odysight.ai/. Information contained in our website is not part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

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                    Shares of common stock

Odysight.ai Inc.

______________________

PROSPECTUS

______________________

The Benchmark Company

             , 2024

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the registrant in connection with the sale of the shares of common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee and FINRA filing fee.

Offering Expenses
SEC registration fee		$765.50
FINRA filing fee		$511.48
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous fees and expenses	$
Total	$

Item 14. Indemnification of Directors and Officers.

Nevada law and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities, which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

The Registrant has issued the following securities in recent offerings not registered under the Securities Act in the last three years:

On March 16, 2023, we entered into and consummated securities purchase agreements with (i) Phoenix Insurance Company Ltd. (for Mr. Arkin, who currently serves as a director on our board of directors, through his individual retirement account) and (ii) Phoenix Insurance and Phoenix Amitim, in connection with the sale and issuance of an aggregate of 3,294,117 units, at a purchase price of $4.25 per unit, and for an aggregate purchase price of $14,000,000. Each unit consists of: (i) one share of common stock and (ii) one warrant to purchase one share of common stock with an exercise price of $5.50 (the “Warrants”). The Warrants are immediately exercisable and will expire three (3) years from the date of issuance and will be subject to customary adjustments. In connection with the private placement, we undertook to file this Registration Statement on Form S-1 with the Securities and Exchange Commission covering the resale of the shares of common stock issued pursuant to the private placement, the shares of common stock underlying the Warrants issued pursuant to the private placement, and any other shares of common stock and shares of common stock underlying warrants to the extent previously issued to Mr. Arkin, Phoenix Insurance or Phoenix Amitim. We further undertook that this Registration Statement on Form S-1 would not include any shares of common stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. As with Mr. Arkin, Phoenix Insurance and Phoenix Amitim are existing stockholders of ours.

On July 16, 2024, we issued 2,144,583 shares of our common stock in a private placement in consideration for a purchase price of $4.80 per share, raising approximately $10 million. Phoenix Underwriting Ltd. and Apex Capital Markets Ltd. acted as placement agents in Israel in the offering and GCM Capital Ltd., a UK limited company, acted as an advisor to us by assisting in the preparation of materials and coordination of the process. Investors in the private placement consisted of accredited and qualified investors under the Israeli Securities law, including existing stockholders Mr. Arkin, through a wholly-owned company, M. Arkin (1999) Ltd., and The Phoenix Holdings, through Phoenix Insurance and Phoenix Amitim.

None of the foregoing transactions involved any underwriters, underwriting discounts or underwriting commissions, or any public offering. The shares of common stock and/or warrants in the transactions described above were issued pursuant to Regulation S of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
3.1.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1.1 to our Registration Statement on Form S-1 filed with the SEC on July 17, 2023)
3.2.1	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on June 8, 2023)
4.1	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed with the SEC on March 26, 2024)
5.1*	Opinion of Greenberg Traurig, P.A.
10.1	Amended and Restated Asset Transfer Agreement, by and between Odysight.ai Ltd. and Medigus Ltd., dated December 1, 2019 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.2+	Consulting Agreement by and between Odysight.ai Ltd. and Prof. Benad Goldwasser, dated July 31, 2019 (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.3	2020 Share Incentive Plan (incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.4	2024 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed with the SEC on June 24, 2024)
10.5	Form of Notice of Option Grant and Option Agreement (incorporated by reference to Exhibit 10.4 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.6	Form of Notice of RSU Grant and RSU Agreement (incorporated by reference to Exhibit 10.5 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)

94

10.7+	Employment Agreement of Eli Israeli, dated September 19, 2023 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1/A filed with the SEC on December 20, 2023)
10.8+	Employment Agreement of Tanya Yosef, dated January 14, 2021 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K filed with the SEC on March 31, 2021)
10.9***	Addendum No. 1 to the Amended and Restated Asset Transfer Agreement, dated July 27, 2020, by and between Odysight.ai Ltd. and Medigus Ltd. (incorporated by reference to Exhibit 10.30 to our Registration Statement on Form S-1/A filed with the SEC on October 19, 2021)
10.10+	Employment Agreement of Yehu Ofer, dated July 13, 2022 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 18, 2022)
10.11+	Employment Agreement of Jacob Avinu, dated September 20, 2022 (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1 filed with the SEC on July 17, 2023)
10.12+	Employment agreement of Ido Molad, dated May 21,2023 (incorporated by reference to Exhibit 10.14 to our Form S-1 filed with the SEC on February 20, 2024)
10.13	Form of Warrant to Purchase Shares of common stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.14	Stock Purchase Agreement, dated March 16, 2023, by and between Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.15	Stock Purchase Agreement, dated March 16, 2023, by and between Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.16	Registration Rights Agreement, dated March 16, 2023, among Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.17	Registration Rights Agreement, dated March 16, 2023, among Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.18+	Director Appointment and Service Agreement of Jackson Schneider, dated December 6, 2023 (incorporated by reference to Exhibit 10.18 to our Registration Statement on Form S-1/A filed with the SEC on December 20, 2023)
10.19	Securities Exchange Agreement, dated September 16, 2019, by and among Medigus Ltd. and Intellisense Solutions Inc. (incorporated by reference to Exhibit 99.2 to the report on Form 6-K filed by Medigus Ltd. on September 17, 2019)
10.20+	Employment Agreement of Einav Brenner, dated February 21, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 6, 2024)
10.21	Form of Subscription Order (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 15, 2024)
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed with the SEC on March 26, 2024)
23.1**	Consent Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm
23.2*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)
24.1**	Power of Attorney

101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
107**	Filing Fee Table

* **	To be filed by amendment Filed herewith
***	Certain confidential information contained in this exhibit, marked by brackets, was omitted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. “[***]” indicates where the information has been omitted from this exhibit
+	Management contract or compensatory plan or arrangement

(b)	Financial Statement Schedules. Schedules have been omitted because the information required to be set out therein is not applicable or is shown in the financial statements or notes thereto.

95

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

96

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Omer, State of Israel, on December 12, 2024.

ODYSIGHT.AI INC.

By:	/s/ Yehu Ofer
Name:	Yehu Ofer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Yehu Ofer and Einav Brenner as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yehu Ofer	Chief Executive Officer	December 12, 2024
Yehu Ofer	(Principal Executive Officer)

/s/ Einav Brenner	Chief Financial Officer	December 12, 2024
Einav Brenner	(Principal Financial Officer)

/s/ Benad Goldwasser	Chairman of the Board	December 12, 2024
Benad Goldwasser

/s/ Zeev Vurembrand	Director	December 12, 2024
Zeev Vurembrand

/s/ Moshe (Mori) Arkin	Director	December 12, 2024
Moshe (Mori) Arkin

/s/ Inbal Kreiss	Director	December 12, 2024
Inbal Kreiss

/s/ Nir Nimrodi	Director	December 12, 2024
Nir Nimrodi

/s/ Jackson Schneider	Director	December 12, 2024
Jackson Schneider

/s/ Ronit Rubin	Director	December 12, 2024
Ronit Rubin

/s/ Carlo Pappa	Director	December 12, 2024
Carlo Pappa

97

ODYSIGHT.AI INC.

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2024

CONSOLIDATED ODYSIGHT.AI INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Odysight.ai Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Odysight.ai Inc. and its Subsidiary (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in shareholders’ equity and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Stock-Based Compensation to Employees, Directors and Service Providers – Stock Options — Refer to Notes 2i and 9b to the consolidated financial statements.

Critical Audit Matter Description

During the year ended December 31, 2023, the Company recorded stock options related compensation expense of $1,664 thousand. The Company estimated the fair value of these stock options granted using the Black-Scholes option pricing model. The Black-Scholes option-pricing model required management to make a number of assumptions, of which the most significant are the stock price volatility and the expected option term.

Auditing the Company’s accounting of stock-based options required auditor judgment due to the subjectivity of assumptions used to estimate the fair value of stock-based options granted.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the stock-based compensation included the following, among others:

●	We assessed the accuracy and completeness of the awards granted during the year by reading the relevant Board of Directors minutes and grant documents.

●	We evaluated the appropriateness of the valuation method used for the stock option grants and whether the method used for determining fair value was applied appropriately.

●	We evaluated the significant assumptions used by management to calculate the fair value of stock options granted. Such evaluation included independent calculation of the expected volatility.

●	We developed an independent estimate of the fair value for all the grants during the year and compared our estimate of fair value to the fair value used by management.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

March 26, 2024

We have served as the Company’s auditor since 2020.

F-2

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED BALANCE SHEETS

		December 31,
	Note	2023	2022
		USD in thousands

Assets

CURRENT ASSETS:
Cash and cash equivalents		8,945	10,099
Short terms deposits	3	8,096	3,047
Accounts receivable		1,372	60
Inventory	4	504	630
Other current assets		432	281
Total current assets		19,349	14,117

NON-CURRENT ASSETS:
Contract fulfillment assets	10	1,256	1,495
Property and equipment, net	5	477	648
Operating lease right-of-use assets	11	1,380	307
Severance pay asset		271	328
Other non-current assets		96	-
Total non-current assets		3,480	2,778

TOTAL ASSETS		22,829	16,895

Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Accounts payable		287	297
Contract liabilities - short term	10	527	1,426
Operating lease liabilities - short term	11	470	199
Accrued compensation expenses		546	365
Related parties	8	41	58
Other current liabilities	6	211	214
Total current liabilities		2,082	2,559

NON-CURRENT LIABILITIES:
Contract liabilities - long term	10	1,795	2,218
Operating lease liabilities - long term	11	856	64
Liability for severance pay		261	268
Other non-current liabilities		28	-
Total non-current liabilities		2,940	2,550

TOTAL LIABILITIES		5,022	5,109

SHAREHOLDERS’ EQUITY:	9
Common stock, $0.001 par value; 300,000,000 shares authorized as of December 31, 2023 and December 31, 2022, 10,443,768 and 7,121,737 shares issued and outstanding as of December 31, 2023 and December 31, 2022		10	7
Additional paid-in capital		52,004	36,541
Accumulated deficit		(34,207)	(24,762)
TOTAL SHAREHOLDERS’ EQUITY		17,807	11,786

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		22,829	16,895

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

		Year ended December 31,
	Note	2023	2022
		USD in thousands (except per share data)

REVENUES	10	3,033	665
COST OF REVENUES		2,524	1,631
GROSS PROFIT (LOSS)		509	(966)
RESEARCH AND DEVELOPMENT EXPENSES	12	5,602	4,197
SALES AND MARKETING EXPENSES	13	1,109	699
GENERAL AND ADMINISTRATIVE EXPENSES	14	4,431	3,577
OPERATING LOSS		(10,633)	(9,439)
OTHER INCOME		200	30
FINANCING INCOME (EXPENSES), NET		988	(59)
LOSS BEFORE TAXES ON INCOME		(9,445)	(9,468)
TAXES ON INCOME		-	-
NET LOSS		(9,445)	(9,468)
Net loss per share (basic and diluted, in USD)		(0.98)	(1.33)
Weighted average common shares (basic and diluted, in thousands)		9,668	7,122

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common stock		Additional paid-in capital	Accumulated deficit	Total Shareholders’ equity
	Number in thousands	Amount	USD in thousands

Balance at January 1, 2023	7,122	$7	$36,541	$(24,762)	$11,786
Stock based compensation (see note 9)	-	-	1,664	-	1,664
Issuance of shares upon RSU vesting (see note 9)	28	*	*	-	-
Issuance of shares and warrants(see note 9)	3,294	3	13,799	-	13,802
Net loss	-	-	-	(9,445)	(9,445)
Balance at December 31, 2023	10,444	$10	$52,004	$(34,207)	$17,807

	Common stock		Additional paid-in capital	Accumulated deficit	Total Shareholders’ equity
	Number in thousands	Amount	USD in thousands

Balance at January 1, 2022	7,122	$7	$34,903	$(15,294)	$19,616
Stock based compensation (see note 9)	-	-	1,638	-	1,638
Net loss	-	-	-	(9,468)	(9,468)
Balance at December 31, 2022	7,122	$7	$36,541	$(24,762)	$11,786

*	Represents an amount less than $1 thousand.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2023	2022
	USD in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(9,445)	(9,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	284	251
Stock based compensation	1,664	1,638
Profit (loss) from exchange differences on cash and cash equivalents	(159)	269
Interest and exchange differences from operating lease liability	-	(49)
Severance pay asset and liability	50	(8)
Interest income in respect of deposits	(49)	(34)

CHANGES IN OPERATING ASSET AND LIABILITY:
Increase in accounts receivable	(1,312)	(52)
Decrease (increase) in inventory	126	(463)
Increase in operating lease liability	(391)	(233)
Increase in ROU asset	381	261
Decrease (increase) in current and non-current other assets	(247)	162
Increase (decrease) in account payable	(10)	194
Decrease in contract fulfillment assets	239	180
Increase (decrease) in current and non-current contract liabilities	(1,322)	1,224
Increase in accrued compensation expenses	181	10
Increase (decrease) in related parties	(17)	19
Increase (decrease) in current and non-current other liabilities	18	4
Net cash flows used in operating activities	(10,009)	(6,095)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(113)	(118)
Withdrawal of short terms deposits	21,500	14,500
Investment in short terms deposits	(26,500)	(6,500)
Net cash flows provided by (used in) investing activities	(5,113)	7,882

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants	13,809	-
Net cash flows provided by financing activities	13,809	-

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,313)	1,787
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	10,099	8,581
PROFITS FROM EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	159	(269)
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR	8,945	10,099

F-6

Non cash activities -

	Year ended December 31,
	2023	2022
	USD in thousands
SUPPLEMENTAL INFORMATION FOR CASH FLOW:

Right-of-use assets obtained in exchange for operating lease liabilities	1,506	155
Termination of right-of-use assets in exchange for cancellation of operating lease obligations	(52)	-

F-7

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 1 – GENERAL:

a.

Odysight.ai Inc (the “Company”), formerly known as ScoutCam Inc., was incorporated under the laws of the State of Nevada on March 22, 2013. Prior to the closing of the Exchange Agreement (as defined below), the Company was a non-operating “shell company”.

On June 5, 2023, the Company filed with the Nevada Secretary of State a Certificate of Amendment to the Registrant’s Articles of Incorporation to change its name from “ScoutCam Inc.” to “Odysight.ai Inc.”, effective June 5, 2023.

The Company’s wholly owned subsidiary, Odysight.ai Ltd (“Odysight.ai”), formerly known as ScoutCam Ltd., was formed in the State of Israel on January 3, 2019, as a wholly-owned subsidiary of Medigus Ltd. (“Medigus”), an Israeli company traded on the Nasdaq Capital Market, and commenced operations on March 1, 2019.

In December 2019, Medigus and Odysight.ai consummated an asset transfer agreement, under which Medigus transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business to Odysight.ai.

On December 30, 2019, the Company and Medigus consummated a securities exchange agreement (the “Exchange Agreement”), pursuant to which Medigus delivered 100% of its holdings in Odysight.ai to the Company in exchange for shares of the Company’s common stock representing 60% of the issued and outstanding share capital of the Company immediately upon the consummation of the Exchange Agreement.

During 2020-2023 Medigus decreased its holdings in the Company such that as of March 31, 2023, Medigus owned 18.45% of the Company’s outstanding common stock. On June 1, 2023, Medigus sold all of its holdings in the Company to existing shareholders and to Chairman of the Board and CEO of the Company.

On February 28, 2024, D. VIEW Ltd. was formed in the State of Israel, wholly owned by Odysight.ai Inc., to act as a local agent for the defense market in Israel.

The Company, through Odysight.ai, provides image-based platforms. Through the use of its proprietary visualization technology, Odysight.ai offers solutions across predictive maintenance and condition-based monitoring markets, in sectors such as energy, automotive and aviation. Odysight.ai’s solutions are based on small and highly resilient cameras, specialized AI analysis and supplementary technologies. Some of the Company’s products utilize micro visualization technology in medical devices for minimally invasive medical procedures.

b.	Since incorporation of Odysight.ai and through December 31, 2023, the Company accumulated a deficit of approximately $34.2 million and its activities have been funded mainly by its shareholders. The Company’s management believes the Company’ cash and cash resources will allow the Company to fund its operating plan through at least the next 12 months from the filing date of these Consolidated Financial Statements. However, the Company expects to continue to incur significant research and development and other costs related to its ongoing operations, requiring the Company to obtain additional funding in order to continue its future operations until becoming profitable.

c.	On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets, which led Israel to formally declare war on Hamas the next day. The war is ongoing as of the issuance date of these financial statements. At this stage, the Company does not expect substantial impact of the above-described events on its operations.

F-8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES:

  a. Basis of preparation:

The consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) applied on a consistent basis.

  b. Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company evaluates its assumptions on an ongoing basis, including those related to contingencies and inventory impairment, as well as estimates used in applying its revenue recognition policy. Actual results may differ from these estimates.

  c. Functional currency

A majority of Odysight.ai’s revenues are generated in U.S. dollars. The substantial majority of Odysight.ai costs are incurred in U.S. dollars and New Israeli Shekels (“NIS”). Odysight.ai management believes that the U.S. dollar is the currency of the primary economic environment in which Odysight.ai operates. Thus, the functional currency of Odysight.ai is the U.S. dollar.

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Balances in non-U.S. dollar currencies are translated into U.S. dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-U.S. dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions exchange rates at transaction dates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

  d. Cash and Cash Equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash.

  e. Short-term bank deposits

Bank deposits with maturities of more than three months but less than one year are included in short-term bank deposits. Such short-term bank deposits are stated at cost which approximates fair market value.

F-9

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  f. Accounts receivable

Accounts receivable are presented in the Company’s consolidated balance sheets net of allowance for doubtful accounts. The Company estimates the collectability of its accounts receivable balances and adjusts its allowance for doubtful accounts accordingly.

When revenue recognition criteria are not met for a sale transaction that has been billed, the Company does not recognize deferred revenues or the related account receivable.

As of December 31, 2023 and 2022, no allowance for doubtful accounts was recorded.

  g. Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives.

The annual depreciation rates are as follows:

%
Machinery and laboratory equipment	10%-15%
Office furniture and equipment	10%
Computers and computer software	33%
Leasehold improvements	Over the shorter of the lease term (including options if any) or useful life

  h. Severance pay

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. Pursuant to Section 14 of the Severance Compensation Act, 1963 (“Section 14”), all of the Odysight.ai’s employees in Israel are entitled to a monthly contribution, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Contributions under Section 14 relieve Odysight.ai from any future severance payment obligation with respect to those employees. The aforementioned contributions are not recorded as an asset on the Company’s balance sheet and there is no liability recorded, as the Company does not have a future obligation to make any additional payments.

The asset and the liability for severance pay presented in the balance sheets reflects employees that began employment prior to automatic application of Section 14.

The severance pay liability of Odysight.ai to its employees that began employment prior to automatic application of Section 14 is based upon the number of years of service and the latest monthly salary of such employees and is partly covered by regular deposits with recognized pension funds and deposits with severance pay funds. Under labor laws, these deposits are in the employees’ names and, subject to certain limitations, are the property of the employees. Odysight.ai records the obligation as if it were payable at each balance sheet date on an undiscounted basis.

F-10

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  i. Stock-Based Compensation

The Company applies the fair value recognition provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, for stock-based awards granted to employees, directors, and other providers for their services.

The Company measures and recognizes compensation expense for its equity classified stock-based awards granted under its plan based on estimated fair values on the grant dates. The Company calculates the estimated fair value of option awards on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires a number of assumptions, of which the most significant are the stock price volatility and the expected option term. The Company’s expected dividend rate is zero since the Company does not currently pay cash dividends on its stocks and does not anticipate doing so in the foreseeable future. Volatility is derived from the historical volatility of publicly traded set of peer companies. The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. The weighted average expected life of options was estimated individually in respect of each grant. Each of the above factors requires the Company to use judgment and make estimates in determining the percentages and time periods used for the calculation. If the Company were to use different percentages or time periods, the estimated fair value of option awards could be materially different. The Company recognizes stock-based compensation cost for option awards on an accelerated basis over the employee’s requisite service period, forfeitures are accounted for as they occur.

  j. Inventories

Inventories include raw materials, inventory in process and finished products and are valued at the lower of cost or net realizable value.

Inventories are stated at a lower of cost, determined by the first-in, first-out method, or market based on net realizable value. Costs of purchased raw materials and inventory in process include costs of design, raw materials, direct labor, other direct costs and fixed production overheads.

The inventories are adjusted for estimated excess and obsolescence and written down to net realizable value based upon estimates of future demand, technology developments and market conditions.

  k. Revenue recognition

a)	Revenue measurement

The Company’s revenues are measured according to the ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are measured according to the amount of consideration that the Company expects to be entitled to receive in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties. Revenues are presented net of VAT.

b)	Revenue recognition

The Company recognizes revenue when a customer obtains control over promised goods or services. For each performance obligation, the Company determines at contract inception whether it satisfies the performance obligation over time or satisfies the performance obligation at a point in time.

Performance obligations are satisfied over time if one of the following criteria is met:

F-11

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

(a) the customer simultaneously receives and consumes the benefits provided by the Company’s performance; (b) the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (c) the Company’s performance does not create an asset with an alternative use for the Company and the Company has an enforceable right to payment for performance completed to date.

If a performance obligation is not satisfied over time, a Company satisfies the performance obligation at a point in time.

The transaction price is allocated to each distinct performance obligations on a relative standalone selling price (“SSP”) basis and revenue is recognized for each performance obligation when control has passed. In most cases, the Company is able to establish SSP based on the observable prices of services sold separately in comparable circumstances to similar customers and for products based on the Company’s best estimates of the price at which the Company would have sold the product regularly on a stand-alone basis. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.

Product Revenue

Revenues from product sales are recognized at a point in time when the customer obtains control of the Company’s product, typically upon shipment to the customer. Indirect taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

Service Revenue

The Company also generates revenues from development services. Revenue from development services is recognized over the period of the applicable service contract. To the extent development services are not distinct from the performance obligation relating to the subsequent mass production phase of the prototype under development, revenue from these services is deferred until commencement of the production phase of the project and are then recognized over the expected term production.

F-12

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  l. Cost of revenues

Cost of revenue consists of products purchased from sub-contractors, raw materials for in-house assembly line, shipping and handling costs to customers, salary, employee-related expenses, depreciation and overhead expenses.

Cost of revenues are expensed commensurate with the recognition of the respective revenues. Costs deferred in respect of deferral of revenues are recorded as contract fulfilment assets on the Company’s balance sheet and are written down to the extent the contract is expected to incur losses. IIA grants are offset against cost revenues.

  m. Research and development costs

Research and development costs are expensed as incurred and includes salaries and employee-related expenses, overhead expenses, material, and third-party contractors’ charges.

  n. Income taxes

Income taxes are accounted for using the asset and liability approach under ASC-740, “Income Taxes”. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Uncertain tax positions are accounted for in accordance with the provisions of ASC 740-10, under which a company may recognize the tax benefit from an uncertain tax position claimed or expected to be claimed on a tax return only if it is more likely than not that the tax position will be sustained on examination by the taxation authorities, based on the technical merits of the position, at the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Interest and penalties, if any, related to unrecognized tax benefits are recognized in tax expense. The Company and Odysight.ai provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

  o. Legal contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. From time to time, the Company and its subsidiary become involved in legal proceedings or are subject to claims arising in their ordinary course of business. Such matters are generally subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues for contingencies when the loss is probable and can reasonably estimate the amount of any such loss.

F-13

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued):

  p. Basic and diluted net loss per share of common stock:

Basic net loss per share of common stock is computed by dividing net loss, as adjusted, to include the weighted average number of shares of common stock outstanding during the year.

Diluted net loss per share of common stock is computed by dividing net loss, as adjusted, by the weighted average number of shares of common stock outstanding during the year, plus the number of shares of common stock that would have been outstanding if all potentially dilutive shares of common stock had been issued, using the treasury stock method, in accordance with ASC 260-10 “Earnings per Share”.

All outstanding stock options and warrants have been excluded from the calculation of the diluted loss per share for the years ended December 31, 2023 and December 31, 2022, since all such securities have an anti-dilutive effect.

  q. Leases

In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease based on the facts and circumstances present at inception of an arrangement. An arrangement is or contains a lease if the arrangement conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Arrangements that are determined to be leases at inception are recognized as long-term right-of-use (“ROU”) assets and short and long-term lease liabilities in the consolidated balance sheet at lease commencement. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future fixed lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company applies its incremental borrowing rate based on the economic environment at commencement date in determining the present value of future payments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating leases or payments are recognized on a straight-line basis over the lease term.

The Company has elected not to recognize on the balance sheet leases with terms of 12 months or less.

r. New accounting pronouncements

Recently issued accounting pronouncements, not yet adopted

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This guidance is intended to enhance the transparency and decision-usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to disclosure regarding rate reconciliation and income taxes paid both in the U.S. and in foreign jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis. Early adoption is permitted, with the option to apply the standard retrospectively. The Company does not expect any significant impact from the adoption of this standard.

F-14

NOTE 3 - SHORT-TERM DEPOSITS:

Short term deposits as of December 31, 2023 bearing annual interest rates of 7.2% and 6.3%, with maturities of up to 12 months.

NOTE 4 - INVENTORY:

	December 31,
	2023	2022
	USD in thousands
Raw materials and supplies	445	438
Work in progress	34	148
Finished goods	25	44
	504	630

During the years 2023 and 2022, no impairment occurred.

NOTE 5 - PROPERTY AND EQUIPMENT, NET:

Property, plant and equipment, net consisted of the following:

	December 31,
	2023	2022
	USD in thousands
Cost:
Machinery and laboratory equipment	626	619
Leasehold improvements, office furniture and equipment	171	351
Computers and computer software	237	182
	1,034	1,152
Less: accumulated deprecation	(557)	(504)
Total property and equipment, net	477	648

Depreciation expenses were $284 thousand and $251 thousand for the years ended December 31, 2023 and 2022, respectively.

F-15

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – OTHER CURRENT LIABILITIES:

	December 31,
	2023	2022
	USD in thousands
Government authorities	52	-
Accrued expenses	132	214
Other payables	27	-
	211	214

NOTE 7 - INCOME TAXES:

a.	Basis of taxation

1.	Tax rates applicable to the income of the Israeli subsidiary:

Odysight.ai is taxed according to Israeli tax laws.

The Israeli corporate tax rate from the year 2018 and onwards is 23%.

2.	Tax rates applicable to the income of the U.S. company:

The Company is taxed according to U.S. tax laws.

The U.S. corporate tax rate from the year 2018 and onwards is 21%.

b.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2023	2022
	USD in thousands
Operating loss carryforward	25,006	19,239

Net deferred tax asset before valuation allowance	5,786	4,564
Valuation allowance	(5,786)	(4,564)
Net deferred tax	-	-

As of December 31, 2023, the Company has provided a full valuation allowance of $5,786 thousand in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences. Management currently believes that because the Company has a history of losses, it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

c.	Available carryforward tax losses:

As of December 31, 2023, the Company has an accumulated tax loss carryforward of approximately $25,006 thousand. Carryforward tax losses in Israel are of unlimited duration. Under the Tax Cut and Jobs Act of 2017, or the Tax Act (subject to modifications under the Coronavirus Aid, Relief, and Economic Security Act), federal net operating losses (NOL) incurred in taxable years ending after December 31, 2017 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. Such limitations may result in the expiration of net operating losses before utilization.

d.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

e.	As of December 31, 2021, Odysight.ai owed NIS 740 thousand, (approximately $229 thousand) in additional taxes to the Israel Tax Authority following a VAT audit in Israel for 2019-2021.

On November 18, 2021, Odysight.ai filed an appeal to the Israeli Tax Authority on the finding of the VAT audit.

Due to the uncertainty regarding the outcome of the appeal, the financial statements as of December 31, 2021 included a provision related to the additional taxes of $229 thousand, which was included in general and administrative expenses in the statement of operation report.

In July 2022, Odysight.ai reached an agreement with the Israeli Tax Authority, according to which the amount due in additional taxes was reduced to NIS 340 thousand (approximately $100 thousand).

F-16

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – RELATED PARTIES:

a.	Related Parties Balances:

	December 31,
	2023	2022
	USD in thousands
Directors (directors’ accrued compensation)	31	48
Smartec R&D Ltd. (see note 8b)	10	10
	41	58

b.	During 2022 and 2023 the Company received development services from Smartec R&D Ltd., a company owned by the Company’s former CTO.

Total compensation for the fiscal years ended December 31, 2022 and December 31, 2023 was $117 thousands and $29 thousands, respectively.

F-17

NOTE 9 - EQUITY:

Increase of the authorized share capital

On January 20, 2021, the Company’s Board of Directors approved an increase of the authorized share capital of the Company by an additional 225,000,000 shares of common stock par value $0.001 per share, such that the authorized share capital of the Company following such increase shall be consisting of 300,000,000 shares of common stock.

a.	Private placement:

1.	On March 29, 2021, the Company issued to certain investors, including Arkin, a major stockholder of the Company, of which Mori Arkin, a director of the company, is the owner, 2,469,156 units in exchange for an aggregate purchase price of $20 million. Each such unit consists of (i) one share of common stock and (ii) one warrant to purchase one share of common stock with an exercise price of $10.35 per share. Each such warrant is exercisable until the close of business on March 31, 2026. Pursuant to the terms of the foregoing warrants, following April 1, 2024, if the closing price of Company common stock equal or exceeds 135% of the aforementioned exercise price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the warrants) for any thirty (30) consecutive trading days, the Company may force the exercise of the warrants, in whole or in part, by delivering to these investors a notice of forced exercise.

2.	On March 16, 2023, the Company consummated a Stock Purchase Agreements for a private placement with (i) Moshe Arkin and (ii) The Phoenix Insurance Company Ltd. and Shotfut Menayot Israel – Phoenix Amitim, in connection with the sale and issuance of an aggregated amount of 3,294,117 units (collectively, the “Units”), at a purchase price of $4.25 per Unit, and for an aggregated purchase price of $14,000,000. Each Unit consists of: (i) one share of the Company’s common stock with par value of $0.001 per share (the “Common Stock”) and (ii) one warrant to purchase one share of Common Stock with an exercise price of $5.50 (the “Warrants”). The Warrants are immediately exercisable and will expire three years from the date of issuance and will be subject to customary adjustments.

F-18

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EQUITY (continued):

Warrants:

As of December 31, 2023, the Company had the following outstanding warrants to purchase common stock:

				Number of
				Shares of
			Exercise Price	common stock
	Issuance	Expiration	Per Share	Underlying
Warrant	Date	Date	($)	Warrants

March 2021 Warrant	March 29, 2021	March 31, 2026	10.35	2,469,156
March 2023 Warrant	March 27, 2023	March 26, 2026	5.50	3,294,117
				5,763,273

b.	Stock-based compensation to employees, directors and service providers:

In February 2020, the Company’s Board of Directors approved the 2020 Share Incentive Plan (the “Plan”).

The Plan initially included a pool of 580,890 shares of common stock for grant to Company employees, consultants, directors and other service providers. On March 15, 2020, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 64,099 shares of common stock. On June 22, 2020, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 401,950 shares of common stock. During the second quarter of 2021, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 777,778 shares of common stock. During the first quarter of 2023, the Company’s Board of Directors approved an increase to the option pool pursuant to the Plan by an additional 1,000,000 shares of common stock.

The Plan is designed to enable the Company to grant options to purchase shares of common stock and RSUs under various and different tax regimes including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Tax Ordinance or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder and to designate them as either grants made through a trustee or not through a trustee; and (ii) pursuant and subject to Section 3 (i) of the Israeli Tax Ordinance.

During 2022, the Company granted 479,000 options pursuant to the Plan.

During 2023, the Company granted 986,000 options pursuant to the Plan

Options granted generally have a contractual term of seven years and vest over a period of three to four years.

F-19

NOTE 9 – EQUITY (continued):

Stock Option Activity

The following summarizes stock option activity:

	Amount of options	Weighted average exercise price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
		$		$ in thousands
Outstanding - January 1, 2022	1,253,554	3.31	5.65	5,884
Granted	479,000	4.50	-	-
Forfeited	(172,514)	3.57	-	-
Outstanding - December 31, 2022	1,560,040	3.64	5.17	2,116

Granted	986,000	3.15	-	-
Forfeited	(90,971)	3.28	-	-
Outstanding - December 31, 2023	2,455,069	3.46	5.04	312

Options Exercisable - December 31, 2023	1,163,201	3.39	3.57	268

As of December 31, 2023, the aggregate intrinsic value of options granted is calculated as the difference between the exercise price and the closing price on the same date.

The Company estimates the fair value of stock option awards on the grant date using the Black-Scholes option pricing model. The weighted-average grant date fair value per option granted during the year ended December 31, 2023 was $2.37. The fair value of each award is estimated using Black-Scholes option-pricing model based on the following assumptions: based on underlying value of shares of $3, exercise price of $3-$4.5, expected volatility of 88%-90%, term of the options – 7 years and risk-free interest rate 3.93%-4.47%.

Volatility is derived from the historical volatility of publicly traded set of peer companies. The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. The Company has not paid dividends and does not anticipate paying dividends in the foreseeable future. Accordingly, no dividend yield was assumed for purposes of estimating the fair value of the Company’s stock-based compensation. The weighted average expected life of options was estimated individually in respect of each grant.

The unrecognized compensation expense calculated under the fair-value method for stock options expected to vest as of December 31, 2023 is approximately $1.93 million and is expected to be recognized over a weighted-average period of 1.38 years.

During 2023 and 2022 the Company’s Board of Directors authorized the grant of options to purchase 150,000 shares of common stock of the Company and 45,000 shares of common stock of the Company, respectively, to Prof. Goldwasser, the Chairman of the Board.

During 2023 the Company’s Board of Directors authorized the grant of options to purchase 260,000 shares of common stock of the Company to directors of the Company.

During 2023 and 2022 the Company’s Board of Directors authorized the grant of options to purchase 225,000 shares of common stock of the Company and 400,000 shares of common stock of the Company, respectively, to certain officers of the Company.

Compensation expense recorded by the Company in respect of its stock-based employees, directors and service providers compensation awards in accordance with ASC 718-10 for the year ended December 31, 2023 and 2022 amounted to $1,664 thousands and $1,638 thousands, respectively.

F-20

c.	Restricted stock unit (“RSU”) to employees and service providers:

During the year ended December 31, 2023, the Company granted 25,000 RSUs pursuant to the Plan.

Each RSU will vest based on continued service which is generally over three years. The grant date fair value of the award will be recognized as stock-based compensation expense over the requisite service period. The fair value of restricted stock units was estimated on the date of grant based on the fair value of the Company’s common stock.

The cost of the benefit embodied in the RSU granted during 2023, based on their fair value as at the grant date, is estimated to be approximately $75 thousand. These amounts will be recognized in the statements of operations over the vesting period.

The following table summarizes RSU activity for December 31, 2023:

	Amount of RSUs	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Term (years)
		$
Outstanding - December 31, 2022	50,000	6.32	6.44
Granted	25,000	3	-
Forfeited	(7,501)	7.2
Vested	(27,914)	6.28	-
Unvested and Outstanding - December 31, 2023	39,585	4.08	6.30

The unrecognized compensation expense calculated under the fair-value method for RSUs expected to vest as of December 31, 2023 is approximately $70 thousand and is expected to be recognized over a weighted-average period of 1.15 years.

The following table sets forth the total stock-based payment expenses resulting from options and RSU granted, included in the statements of operation and comprehensive income:

	Year ended on December 31,
	2023	2022
	USD in thousands
Cost of revenues	22	29
Research and development	522	576
Sales and marketing expenses	126	130
General and administrative	994	903
Total expenses	1,664	1,638

F-21

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – REVENUES AND ENTITY WIDE DISCLOSURES:

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments. The Company manages its business based on one operating segment, as described in Note 1.

a.	Disaggregation of revenue

	Year ended on December 31,
	2023	2022
	USD in thousands
Development Services (customer A) (*)	422	317
Products	2,611	348
Revenue	3,033	665

(*)

During the second quarter of 2022, the Company completed the development of to a customer-specific project for a Fortune 500 multinational healthcare corporation (“Customer A”) and moved from the development phase of the project to its production phase. As a result, during the year ended December 31, 2023, the Company recognized development services revenues and related development costs that had been previously deferred, in the amounts of $422 thousand and $239 thousand, respectively. The amounts were recognized based on the expected manufacturing term of the product, which the Company estimates at 7 years.

In addition, following the commencement of the production phase, the Company recognized product revenues of $2,514 thousands during the year ended December 31, 2023 from the sale of units of the product developed in the context of these development services.

b.	Revenues by geographical area (based on the location of customers)

The following is a summary of revenues within geographic areas:

	Year ended on December 31,
	2023	2022
	USD in thousands
United States	2,983	553
United Kingdom	4	65
Israel	27	-
Other	19	47
	3,033	665

c.	Major customers

Set forth below is a breakdown of Company’s revenue by major customers (major customer –revenues from these customers constituted at least 10% of total revenues in a certain year):

	Year ended on
	December 31,
	2023	2022
	USD in thousands
Customer A	2,977	538

Customer B	-	65

F-22

d.	Contract fulfillment assets and Contract liabilities:

	December 31,
	2023	2022
	USD in thousands
Contract fulfillment assets	1,256	1,495
Contract liabilities	2,322	3,644

Contract liabilities include deferred service and advance payments.

The change in contract fulfillment assets:

	December 31,
	2023	2022
	USD in thousands

Balance at beginning of year	1,495	1,675
Contract costs recognized during the period	(239)	(180)
Balance at end of year	1,256	1,495

The change in contract liabilities:

	December 31,
	2023	2022
	USD in thousands

Balance at beginning of year	3,644	2,420
Deferred revenue relating to new sales	-	1,613
Revenue recognized during the year	(1,322)	(389)
Balance at end of year	2,322	3,644

Remaining Performance Obligations

Remaining Performance Obligations (“RPO”) represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be recognized as revenue in future periods. As of December 31, 2023, the total RPO amounted to $2.3 million, which the Company expects to recognize over the expected manufacturing term of the product under development.

F-23

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - LEASES

a.	Omer office space

In December 2020, Odysight.ai entered into a lease agreement for office space in Omer, Israel (“original space”), with the 36-month term for such agreement beginning on January 1, 2021. In March 2021, Odysight.ai entered into a lease agreement for additional office space in Omer, Israel (“additional space”), with the term for such agreement is ending December 31, 2023.

On June 25, 2023, Odysight.ai entered into an amendment to these agreements, pursuant to which the lease for the additional space will be shortened and end on June 30, 2023 and the lease for the original space will be extended for an additional five years until December 31, 2028. It was also agreed that Odysight.ai has an option to terminate the agreement for the original space after three years. Odysight.ai expect that the lease period will be three years.

Monthly lease payments under the agreement for the original space are approximately $7 thousand.

b.	Ramat Gan office space

In December 2022, Odysight.ai entered into a lease agreement for office space in Ramat Gan, Israel. The agreement is for 12 months beginning on December 14, 2022 and the Company has an option to extend the lease period for an additional one year. Monthly lease payments under the agreement are $3 thousand. The Company terminate the agreement after 12 months.

In May 2023, Odysight.ai entered into an additional lease agreement for office space in Ramat Gan, Israel. The agreement is for 48 months beginning on July 1, 2023 and the Company has an option to extend the lease period for an additional two years. The Company does not currently expect to extend the lease period. Monthly lease payments under the agreement are in the amount of approximately $25 thousand.

Odysight.ai subleases part of the additional office space in Ramat Gan to an unrelated third party for approximately $7 thousand per month.

In addition, the Company leases vehicles under various operating lease agreements.

 On December 31, 2023, the Group’s ROU assets and lease liabilities for operating leases totaled $1,380 thousand and $1,326 thousand, respectively.

 On December 31, 2022, the Group’s ROU assets and lease liabilities for operating leases totaled $307 thousand and $263 thousand, respectively.

Operating lease expenses were $403 thousand and $264 thousand for the years ended December 31, 2023 and 2022, respectively.

Supplemental cash flow information related to operating leases during the period presented was as follows:

	Year ended December 31,
	2023	2022
	USD in thousands
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	479	261

Lease term and discount rate related to operating leases as of the period presented were as follows:

	December 31,
	2023	2022
	USD in thousands
Weighted-average remaining lease term (in years)	0.89	0.84
Weighted-average discount rate- leases vehicles	6%	6%
Weighted-average discount rate- leases offices	12.8%	6%

F-24

The maturities of lease liabilities under operating leases as of December 31, 2023 are as follows:

USD in thousands
Remainder of fiscal year
2024	572
2025	528
2026	403
2027	156
Total undiscounted lease payments	1,659
Less: Imputed interest	(333)
Total lease liabilities	1,326

NOTE 12 – RESEARCH AND DEVELOPMENT EXPENSES:

	Year ended December 31,
	2023	2022
	USD in thousands
Salaries and related expense	3,561	2,034
Stock-based compensation	521	576
Materials and subcontractors	767	1,030
Depreciation	164	163
Travel expenses	41	73
Vehicle expenses	110	75
Rent and maintenance and other expenses	438	246
	5,602	4,197

NOTE 13 – SALES AND MARKETING EXPENSES:

	Year ended December 31,
	2023	2022
	USD in thousands
Salaries and related expense	142	213
Stock-based compensation	126	132
Business development and marketing	667	323
Exhibitions	152	-
Vehicle expenses	15	22
Other expenses	7	9
	1,109	699

NOTE 14 – GENERAL AND ADMINISTRATIVE EXPENSES:

	Year ended December 31,
	2023	2022
	USD in thousands
Salaries and related expense	1,132	1,027
Stock-based compensation	994	903
Professional services	1,037	859
Patents	486	292
Depreciation	56	34
Insurance	182	337
Vehicle expenses	100	73
Rent and maintenance and other expenses	444	181
VAT provision (note 7e)	-	(129)
	4,431	3,577

NOTE 15 - COMMITMENTS AND CONTINGENCIES

On April 2023, the Company received approval from the Israel Innovation Authority (previously the Office of the Chief Scientist), (the “IIA”) to support and enhance the Company’s production line and capabilities in the next 24 months until April 2025. Pursuant to the agreement with the IIA relating to the program, the Company has to pay royalties of 3% to the IIA up to the amount IIA funding received and the accrued interest repayment of the grant is contingent upon the Company successfully completing its enhancement plans and generating sales from the enhancements preformed. The Company has no obligation to repay these grants if its enhancement plans are not completed or aborted or if it generates no sales.

During the year ended December 31, 2023 grants of $60 thousand recorded as cost of revenues in the consolidated statements.

NOTE 16 - SUBSEQUENT EVENTS:

On February 28, 2024, D. VIEW Ltd. was formed in the State of Israel, wholly owned by Odysight.ai Inc., to act as a local agent for the defense market in Israel.

F-25

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	Unaudited	Audited
	USD in thousands
Assets

CURRENT ASSETS:
Cash and cash equivalents	20,906	8,945
Restricted cash	318	-
Short terms deposits	-	8,096
Accounts receivable	912	1,372
Inventory	328	504
Other current assets	634	432
Total current assets	23,098	19,349

NON-CURRENT ASSETS:
Contract fulfillment assets	1,123	1,256
Property and equipment, net	423	477
Operating lease right-of-use assets	1,154	1,380
Severance pay asset	279	271
Other non-current assets	96	96
Total non-current assets	3,075	3,480

TOTAL ASSETS	26,173	22,829

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-26

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

	September 30, 2024	December 31, 2023
	Unaudited	Audited
	USD in thousands
Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Accounts payable	301	287
Contract liabilities - short term	615	527
Operating lease liabilities - short term	468	470
Accrued compensation expenses	1,152	546
Related parties	51	41
Other current liabilities	337	211
Total current liabilities	2,924	2,082

NON-CURRENT LIABILITIES:
Contract liabilities - long term	1,479	1,795
Operating lease liabilities - long term	601	856
Liability for severance pay	255	261
Other non-current liabilities	-	28
Total non-current liabilities	2,335	2,940

TOTAL LIABILITIES	5,259	5,022

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized as of September 30, 2024, and December 31, 2023, 12,607,516 and 10,443,768 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	13	10
Additional paid-in capital	63,319	52,004
Accumulated deficit	(42,418)	(34,207)
TOTAL SHAREHOLDERS’ EQUITY	20,914	17,807

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	26,173	22,829

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-27

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Nine months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023
	Unaudited
	USD in thousands

REVENUES	2,660	1,087	1,292	110
COST OF REVENUES	1,964	1,648	887	321
GROSS PROFIT (LOSS)	696	(561)	405	(211)
RESEARCH AND DEVELOPMENT EXPENSES	4,705	4,107	1,730	1,354
SALES AND MARKETING EXPENSES	806	877	347	208
GENERAL AND ADMINISTRATIVE EXPENSES	3,929	3,225	1,344	1,099
OPERATING LOSS	(8,744)	(8,770)	(3,016)	(2,872)
OTHER INCOME	-	10	-	-
FINANCING INCOME, NET	533	656	149	330
NET LOSS	(8,211)	(8,104)	(2,867)	(2,542)
Net loss per ordinary share (basic and diluted, USD)	(0.74)	(0.86)	(0.23)	(0.24)
Weighted average ordinary shares (basic and diluted, in thousands)	11,054	9,395	12,255	10,439

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-28

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Nine Months Ended September 30, 2024 (Unaudited)

	Common Stock		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	capital	deficit	equity
	In thousands	USD in thousands
Balance as of January 1, 2024	10,444	$10	$52,004	$(34,207)	$17,807
Stock based compensation	-	-	1,500	-	1,500
Issuance of shares upon RSU vesting	19	*	(*)	-	-
Issuance of shares	2,145	3	9,815	-	9,818
Net loss	-	-	-	(8,211)	(8,211)
Balance as of September 30, 2024	12,608	$13	$63,319	$(42,418)	$20,914

Three Months Ended September 30, 2024 (Unaudited)

	Common Stock		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	capital	deficit	equity
	In thousands	USD in thousands
Balance as of July 1, 2024	10,458	$10	$52,967	$(39,551)	$13,426
Stock based compensation	-	-	537	-	537
Issuance of shares upon RSU vesting	5	*	(*)	-	-
Issuance of shares	2,145	3	9,815	-	9,818
Net loss	-	-	-	(2,867)	(2,867)
Balance as of September 30, 2024	12,608	$13	$63,319	$(42,418)	$20,914

*	Represents an amount less than $1 thousand

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-29

Nine Months Ended September 30, 2023 (Unaudited)

			Additional		Total
	Common Stock		paid-in	Accumulated	Shareholders’
	Number	Amount	capital	deficit	equity
	In thousands	USD in thousands

Balance as January 1, 2023	7,122	$7	$36,541	$(24,762)	$11,786
Stock based compensation	-	-	1,056	-	1,056
Issuance of shares upon RSU vesting	25	*	*	-	-
Issuance of shares and warrants	3,294	3	13,818	-	13,821
Net loss	-	-	-	(8,104)	(8,104)
Balance as September 30, 2023	10,441	$10	$51,415	$(32,866)	$18,559

Three Months Ended September 30, 2023 (Unaudited)

			Additional		Total
	Ordinary shares		paid-in	Accumulated	Shareholders’
	Number	Amount	capital	deficit	Equity
	In thousands	USD in thousands
Balance as July 1, 2023	10,437	$10	$51,110	$(30,324)	$20,796
Stock based compensation	-	-	371	-	371
Issuance of shares upon RSU vesting	4	*	*	-	-
Issuance expenses	-	-	(66)	-	(66)
Net loss	-	-	-	(2,542)	(2,542)
Balance as September 30, 2023	10,441	$10	$51,415	$(32,866)	$18,559

*	Represents an amount less than $1 thousand

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-30

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023
	Unaudited
	USD in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(8,211)	(8,104)	(2,867)	(2,542)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	92	239	28	47
Stock based compensation	1,500	1,056	537	371
Severance pay asset and liability	(14)	53	(1)	(1)
Interest and exchange differences from operating lease liability	(29)	(78)	13	(56)
Loss (Profit) from exchange differences on cash and cash equivalents	11	64	(29)	11
Interest income in respect of deposits	96	(22)	-	167

Changes in operating assets and liability items:
Decrease (increase) in accounts receivable	460	60	(154)	158
Decrease (increase) in inventory	176	(152)	111	(58)
Decrease in operating lease liability	(340)	(225)	(114)	(115)
Decrease in right-of-use asset	338	211	111	117
Decrease (increase)in other current and non-current assets	(202)	(292)	23	95
Increase (decrease) in accounts payable	14	(4)	9	(481)
Increase (decrease) in related parties	10	(6)	9	5
Decrease in contract fulfillment assets	133	179	13	60
Decrease in current and non-current contract liabilities	(228)	(793)	(101)	(110)
Increase in accrued compensation expenses	606	396	187	307
Increase (decrease) in other current and non-current liabilities	66	80	26	(230)
Net cash flows used in operating activities	(5,522)	(7,338)	(2,199)	(2,255)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment	(38)	(94)	(8)	(37)
Withdrawal of short terms deposits	8,000	18,000	-	15,000
Investment in short term deposits	-	(18,500)	-	-
Net cash flows provided by (used in) investing activities	7,962	(594)	(8)	14,963

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants	9,850	13,835	9,850	(78)
Net cash flows provided by (used in) financing activities	9,850	13,835	9,850	(78)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	12,290	5,903	7,643	12,630
BALANCE OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	8,945	10,099	13,552	3,319
LOSS (PROFIT) FROM EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(11)	(64)	29	(11)
BALANCE OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT THE END OF THE PERIOD	21,224	15,938	21,224	15,938

F-31

Non-cash activities -

	Nine months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023
	Unaudited
	USD in thousands

Right-of-use assets obtained in exchange for operating lease liabilities	167	1,577	47	1,112
Termination of right-of-use assets in exchange for cancellation of operating lease obligations	(55)	(52)	-	(27)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-32

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL:

a.

Odysight.ai Inc (the “Company”), formerly known as ScoutCam Inc., was incorporated under the laws of the State of Nevada on March 22, 2013.

The Company’s wholly owned subsidiary, Odysight.ai Ltd (“Odysight.ai”), formerly known as ScoutCam Ltd., was incorporated in the State of Israel on January 3, 2019, and was merged into the Company on December 31, 2019, in a share exchange transaction, following which the surviving operations of the merged entity were the operations of Odysight.ai.

On February 28, 2024, D. VIEW Ltd., a wholly owned subsidiary of the Company, was incorporated in the State of Israel to act as a local representative for the defense market in Israel.

The Company, through its subsidiaries, provides image-based platform solutions for the Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with its visualization and AI platform. The Company’s video sensor-based platform provides solutions for critical systems in the aviation, transportation, and energy industries. Its video-based sensors, embedded software, and AI algorithms are deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases and allow maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring. Some of the Company’s products utilize micro visualization technology in medical devices for minimally invasive medical procedures.

F-33

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (continued):

b.	Since the incorporation of Odysight.ai and through September 30, 2024, the Company accumulated a deficit of approximately $42.4 million and its activities have been funded mainly by its shareholders. The Company’s management believes the Company’ cash and cash resources as of September 30, 2024 will allow the Company to fund its operating plan through at least the next 12 months from the filing date of these consolidated financial statements. However, the Company expects to continue to incur significant research and development and other costs related to its ongoing operations, requiring the Company to obtain additional funding in order to continue its future operations until becoming profitable.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a. Unaudited Interim Financial Statements

The accompanying unaudited interim condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included (consisting only of normal recurring adjustments except as otherwise discussed). For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

b. Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, deferred taxes, inventory impairment and stock-based compensation, as well as in estimates used in applying the revenue recognition policy. Actual results may differ from those estimates.

F-34

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (continued):

d. Significant Accounting Policies

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the latest annual financial statements. With the commencement of development and customization contracts during the nine-month period ended September 30, 2024, in which the performance obligation is satisfied over time, the Company measures the progress of the activities using the input method, based on the effort expended relative to the estimated total effort to satisfy the performance obligation.

e. Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Group’s condensed consolidated financial statements.

NOTE 3 – LEASES:

a.	Omer office space

In December 2020, Odysight.ai entered into a lease agreement for office space in Omer, Israel (the “Original Space”), with the 36-month term for such agreement beginning on January 1, 2021. In March 2021, Odysight.ai entered into a lease agreement for additional office space in Omer, Israel (the “Additional Space”), with the term for such agreement ending December 31, 2023.

On June 25, 2023, Odysight.ai entered into an amendment to these agreements, pursuant to which the lease for the Additional Space will be shortened and end on June 30, 2023, and the lease for the original space will be extended for an additional five years until December 31, 2028. It was also agreed that Odysight.ai has an option to terminate the agreement for the Original Space after three years. Odysight.ai expects that the lease period for the Original Space will be three years.

Monthly lease payments under the agreement for the Original Space are approximately $7 thousand.

b.	Ramat Gan office space

In May 2023, Odysight.ai entered into a lease agreement for office space in Ramat Gan, Israel. The agreement is for 48 months beginning on July 1, 2023, and the Company has an option to extend the lease period for an additional two years. The Company does not currently expect to extend the lease period. Monthly lease payments under the agreement are approximately $25 thousand.

Odysight.ai subleases part of the office space in Ramat Gan to a third party for approximately $7 thousand per month.

c.	The Company leases vehicles under various operating lease agreements.

Supplemental cash flow information related to operating leases was as follows:

	Nine months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023
	Unaudited
	USD in thousands

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	443	262	146	143

As of September 30, 2024, the Company’s operating leases had a weighted average remaining lease term of 0.78 years and a weighted average discount rate of 6% for vehicles and 12.8% for offices.

The maturities of lease liabilities under operating leases as of September 30, 2024, are as follows:

Operating leases
USD in thousands
Remainder of 2024	147
2025	552
2026	447
2027	157
Total future lease payments	1,303
Less imputed interest	(234)
Total lease liability balance	1,069

F-35

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – OTHER CURRENT LIABILITIES:

Other current liabilities consisted of the following:

	September 30,	December 31,
	2024	2023
	USD in thousands
Accrued expenses	209	132
Other current liabilities	128	79
	337	211

NOTE 5 – EQUITY:

a.	Private Placement

1.

On March 29, 2021, the Company issued to certain investors, including Moshe (Mori) Arkin, a major stockholder and director of the Company, an aggregate of 2,469,156 units in exchange for an aggregate purchase price of $20 million. Each such unit consisted of (i) one share of the Company’s common stock and (ii) one warrant to purchase one share of the Company’s common stock with an exercise price of $10.35 per share. Each such warrant is exercisable until March 31, 2026 and subject to customary adjustments. Pursuant to the terms of the foregoing warrants, following April 1, 2024, if the closing price of Company common stock equal or exceeds 135% of the aforementioned exercise price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the warrants) for any thirty (30) consecutive trading days, the Company may force the exercise of the warrants, in whole or in part, by delivering to these investors a notice of forced exercise.

2.	On March 16, 2023, the Company entered into stock purchase agreements for a private placement with (i) Moshe (Mori) Arkin and (ii) The Phoenix Insurance Company Ltd. (“Phoenix Insurance”) and Shotfut Menayot Israel – Phoenix Amitim (“Phoenix Amitim”), in connection with the sale and issuance of an aggregate of 3,294,117 units, at a purchase price of $4.25 per unit, and for an aggregate purchase price of $14 million. Each unit consisted of: (i) one share of the Company’s common stock and (ii) one warrant to purchase one share of the Company’s common stock with an exercise price of $5.50. The warrants are immediately exercisable, expire three years from the date of issuance and are subject to customary adjustments.

3.

On July 16, 2024, the Company issued 2,144,583 shares of its common stock in consideration for a purchase price of $4.80 per share to new and existing investors, including Moshe (Mori) Arkin and The Phoenix Holdings, through Phoenix Insurance and Phoenix Amitim (the “2024 Private Placement”). The Company raised approximately $10.3 million (gross) in the 2024 Private Placement.

Warrants:

As of September 30, 2024, the Company had the following outstanding warrants to purchase common stock:

			Exercise Price	Number of
	Issuance	Expiration	Per Share	Underlying
Warrant	Date	Date	($)	Common Stocks

March 2021 Warrants	March 29, 2021	March 31, 2026	10.35	2,469,156
March 2023 Warrants	March 27, 2023	March 26, 2026	5.50	3,294,117
				5,763,273

F-36

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – EQUITY (continued):

b.	Stock-based compensation to employees, directors and service providers:

In February 2020, the Company’s Board of Directors approved the 2020 Share Incentive Plan (the “2020 Plan”).

The 2020 Plan initially included a pool of 580,890 shares of common stock for grant to Company employees, consultants, directors and other service providers. On March 15, 2020, the Company’s Board of Directors approved an increase to the 2020 Plan’s option pool by an additional 64,099 shares of common stock. On June 22, 2020, the Company’s Board of Directors approved an increase to the 2020 Plan’s option pool by an additional 401,950 shares of common stock. During the second quarter of 2021, the Company’s Board of Directors approved an increase to the 2020 Plan’s option pool by an additional 777,778 shares of common stock. During the first quarter of 2023, the Company’s Board of Directors approved an increase to the 2020 Plan’s option pool by an additional 1,000,000 shares of common stock.

In June 2024, the Company’s Board of Directors approved the 2024 Share Incentive Plan (the “2024 Plan”).

The 2024 Plan initially included a pool of 234,484 shares of common stock, representing the number of shares remaining available for grant under the 2020 Plan. These shares are available for future grant to Company employees, consultants, directors and other service providers. Shares that were subject to awards granted under either the 2020 Plan or the 2024 Plan that have expired or were cancelled or become un-exercisable for any reason without having been exercised in full shall become available for future grant under the 2024 Plan.

In July, 2024, the Company’s Board of Directors approved an increase to the 2024 Plan’s option pool by an additional 850,000 shares of common stock.

The 2020 Plan and 2024 Plan each provide for the grant of stock options (including incentive stock options and nonqualified stock options), shares of common stock, restricted shares, restricted share units, and other share-based awards.

Stock option activity:

During nine months ended September 30, 2024, the Company granted 91,000 options pursuant to the 2020 Plan and 669,500 options pursuant to the 2024 Plan.

The fair value of each option was estimated as of the date of grant or reporting period using the Black-Scholes option-pricing model, using the following assumptions:

Nine months ended
September 30, 2024
Underlying value of ordinary shares ($)	5.55-5.70
Exercise price ($)	4.5-4.8
Expected volatility (%)	101%
Term of the options (years)	7
Risk-free interest rate	3.51%-4.23%

The cost of the benefit embodied in the options granted during the nine months ended September 30, 2024, based on their fair value as of the grant date, is estimated to be approximately $3,692 thousand. These amounts will be recognized in the statements of operations and comprehensive income over the vesting period.

The following table summarizes stock option activity for the nine months ended September 30, 2024:

	For the
	Nine months ended
	September 30, 2024
		Weighted
		average
	Number of	exercise
	Options	price
		$
Outstanding at beginning of period	2,455,069	3.46
Granted	760,500	4.76
Forfeited	(23,335)	3
Outstanding at end of period	3,192,234	3.77

Vested at end of period	1,573,336	3.47

F-37

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – EQUITY (continued):

Restricted stock unit (“RSU”) activity

The Company from time to time has granted RSUs to its employees and service provider pursuant to the 2020 Plan.

Each RSU will vest based on continued service which is generally over three years. The grant date fair value of the award will be recognized as stock-based compensation expense over the requisite service period. The fair value of restricted stock units was estimated on the date of grant based on the fair value of the Company’s common stock.

The following table summarizes RSU activity for the nine months ended September 30, 2024:

	For the
	Nine months ended
	September 30, 2024
		Weighted Average
	Number of	Grant Date Fair Value
	RSUs	per Share
		$
Outstanding at beginning of period	39,585	4.08
Granted	-	-
Forfeited	-	-
Vested	(19,165)	4.34
Unvested and Outstanding at end of period	20,420	3.84

The following table sets forth the total stock-based payment expenses resulting from options and RSUs granted, included in the statements of operation and comprehensive income:

	Nine months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023
	Unaudited
	USD in thousands

Cost of revenues	23	11	6	6
Research and development	402	323	177	58
Sales and marketing expenses	151	83	56	21
General and administrative	924	639	298	286
Total expenses	1,500	1,056	537	371

F-38

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – REVENUES:

Disaggregation of revenue

	Nine months ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023
	USD in thousands		USD in thousands
Development Services (*)	843	317	548	105
Products	1,817	770	744	5
Total Revenues	2,660	1,087	1,292	110

(*)

During the second quarter of 2022, the Company completed the development of a customer-specific project for a Fortune 500 multinational healthcare corporation and moved from the development phase of the project to its production phase. As a result, during the nine months ended September 30, 2024, the Company recognized development services revenues in the amount of $317 thousand and related development costs previously deferred in the amount of $180 thousand. The amounts were recognized based on the expected manufacturing term of the product, which the Company estimates at seven years.

In addition, the Company recognized product revenues of $1,731 thousand during the nine months ended September 2024 from the sale of units of the product developed in the context of these development services.

During the nine months ended September 30, 2024 the Company recognized development services revenues in the amount of $526 thousand from development and customization contracts in which the performance obligation is satisfied over time.

Contract fulfillment assets and Contract liabilities:

The Company’s contract fulfillment assets and contract liabilities as of September 30, 2024, and December 31, 2023, were as follows:

	September 30,	December 31,
	2024	2023
	USD in thousands
Contract fulfillment assets	1,123	1,256
Contract liabilities	2,094	2,322

Contract liabilities include deferred service and advance payments.

The change in contract fulfillment assets:

	September 30,	December 31,
	2024	2023
	USD in thousands
Balance at beginning of the period	1,256	1,495
Contract costs deferred during the period	47
Contract costs recognized during the period	(180)	(239)
Balance at end of the period	1,123	1,256

The change in contract liabilities:

	September 30,	December 31,
	2024	2023
	USD in thousands
Balance at beginning of the period	2,322	3,644
Revenue deferred during the period	161	-
Revenue recognized during the period	(389)	(1,322)
Balance at end of the period	2,094	2,322

Remaining Performance Obligations

Remaining Performance Obligations (“RPO”) represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that are expected to be invoiced and recognized as revenue in future periods. As of September 30, 2024, the total RPO amounted to approximately $16.0 million. The total RPO amount includes an amount exceeding $10 million related to a long-term purchase order agreement signed in Q3.2024 with a leading international defense contractor, in respect of which no deferred revenue was recorded and no fulfillment of performance obligations commenced as of September 30, 2024.

F-39

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INVENTORY:

Composed as follows:

	September 30,	December 31,
	2024	2023
	USD in thousands
Raw materials and supplies	290	445
Work in progress	37	34
Finished goods	1	25
	328	504

During the period ended September 30, 2024, no impairment occurred.

NOTE 8 – LOSS PER SHARE

Basic loss per share is computed by dividing the net loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares as described below.

In computing the Company’s diluted loss per share, the numerator used in the basic loss per share computation is adjusted for the dilutive effect, if any, of the Company’s potential shares of common stock. The denominator for diluted loss per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period.

NOTE 9 – RELATED PARTIES

a.	Balances with related parties:

	September 30, 2024	December 31, 2023
	USD in thousands
Directors (directors’ accrued compensation)	51	31
Smartec R&D Ltd. (see b below)	-	10
	51	41

b.	During nine months ended September 30, 2023, the Company received development services from Smartec R&D Ltd., a company owned by the Company’s former CTO.

Total compensation paid to Smartec R&E Ltd. during the nine months ended September 30, 2023, was approximately $29 thousand.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

On April 2023, the Company received approval from the Israel Innovation Authority (previously the Office of the Chief Scientist) (the “IIA”) to support and enhance the Company’s production line and capabilities in the next 24 months until April 2025. Pursuant to the agreement with an IIA relating to the program, the Company is required to pay royalties of 3% to the IIA up to the amount of IIA funding received and the accrued interest repayment of the grant. Such repayment is contingent upon the Company successfully completing its enhancement plans and generating sales from the enhancements preformed. The Company has no obligation to repay these grants if its enhancement plans are not completed or are aborted or if such enhancement plans generate no sales.

NOTE 11 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company identified no subsequent events as of the date that the financial statements were issued.

F-40